Form 10-K405, Exhibit 13
period 1996-12-31
SECOND NATIONAL FINANCIAL CORP
filed 1997-03-31
CIK 862077

Second National Financial Corporation
Financial Highlights
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                             Year Ended December 31,
(Dollars in thousands except per share data)    1996       1995        1994         1993       1992
-------------------------------------------------------------------------------------------------------
Statement of Income Data:

Total Interest Income
   and Fees on Loans                          $ 14,500    $ 13,215    $ 12,378    $ 12,464    $ 14,605
Total Interest Expense                           6,670       6,436       5,676       6,214       7,219
Net Interest Income                              7,830       6,779       6,702       6,250       7,386
Provision for Loan Losses                         --          --          --          --           300
Net Income                                       2,859       2,382       2,249       2,155       2,887

Selected Ratios:

Return on Average Assets                          1.41%       1.23%       1.16%       1.15%       1.56%
Return on Average Equity                         11.20%      10.17%      10.02%       9.76%      14.11%
Net Interest Margin                               4.24%       3.86%       3.84%       3.83%       4.21%

Per Share Data:

Net Income                                    $   1.91    $   1.59    $   1.50    $   1.43    $   1.92
Cash Dividends Declared                            .79         .70         .68         .66         .62
Book Value                                       17.78       16.78       14.75       15.09       14.32
Market Price Per Share                           20.00       19.00       19.00       19.25       17.50

Balance Sheet Data:

Assets                                        $207,474    $195,919    $193,554    $191,099    $186,868
Deposits                                       175,037     164,118     161,128     164,068     161,652
Loans                                          109,319      94,614      81,553      74,984      82,784
Stockholders' Equity                            26,575      25,217      22,154      22,670      21,507

                                    [GRAPH]

         Return on Assets                         Return on Equity

  1992   1993   1994   1995   1996         1992   1993   1994   1995   1996
  1.56%  1.15%  1.16%  1.23%  1.41%       14.11%  9.76% 10.02% 10.17% 11.20%

Second National Financial Corporation
Management's Discussion and Analysis of
Financial Condition and Results of Operations

-------------------------------------------------------------------------------

Overview

     In 1996, Second National experienced growth in its balance sheet and improvement in many aspects of it's operating performance. Earnings for the year ended December 31, 1996 were $2.86 million or $1.91 a share, an increase of approximately 20.2% compared to $2.38 million or $1.59 per share for 1995. Net income represents a 1.41% return on average assets and a 11.20% return on stockholder's equity versus 1.23% and 10.17% in 1995.

     While its primary markets of Culpeper, Madison and Orange counties were less impacted, the fairly robust national economy characterized by low inflation and unemployment contributed to strong loan and asset growth in 1996. Net loans receivable at December 31, 1996 amounted to $108.0 million, an increase of $14.8 million or 15.9% over 1995. Total assets at December 31, 1996 amounted to $207.5 million, an increase of $11.6 million or 5.9% over 1995. Growth in assets was funded by an increase in deposits of $10.9 million or 6.7% over 1995.

     This growth in loans resulted in growth in earning assets as well as improvement in the earning asset mix. In addition, an upward movement in the short term U.S. Treasury yield curve coupled with some diversification and extension strategy in the investment portfolio resulted in an improvement in average yield on our securities portfolio to 6.20% in 1996 from 5.79% in 1995 and 5.71% in 1994. These factors contributed greatly to an improvement in net interest income of $1.1 million or 15.5% for the year ended December 31, 1996 over the comparable period in 1995.

     Loan quality continues to be excellent, with the level of nonperforming loans decreasing to $582 thousand or .3% of assets at December 31, 1996, from $1.17 million or .6% of assets at December 31, 1995. The total allowance for loan losses amounted to 195% of nonperforming loans at December 31, 1996.

                                    [GRAPH]

                                     Assets

                                1992       $187
                                1993       $191
                                1994       $194
                                1995       $196
                                1996       $207

Net Interest Income

     The most significant component of the Corporation's profitability is net interest income. Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities) and (2) changes in volume (average balances of interest-earning assets and interest bearing liabilities).

     As previously mentioned, the Corporation improved its net interest income in 1996 as compared to 1995 and in 1995 as compared to 1994 by improving its earning asset volume and net interest spread, primarily through strong loan growth and investment portfolio performance. Net interest income, the Corporation's primary source of earnings, increased $1.1 million from $6.779 million in 1995 to $7.830 million in 1996. Net loans receivable as a percentage of deposits increased to 61.7% in 1996, compared with 56.8% in 1995 and 49.7% in 1994. Average earning assets increased to $192.5 million from $184.0 million in 1995 and from $182.8 million in 1994. The net interest margin improved to 4.24% in 1996 from 3.86% in 1995 and from 3.84% in 1994.

     The following table sets forth the average balances of interest-earning assets, interest bearing liabilities, the net interest margin and the interest rate spread at the end of and for the years indicated.

Second National Financial Corporation
Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Average Balance Sheets, Net Interest Income and Rates
---------------------------------------------------------------------------------------------------------------------------
                                           Year ended December 31                  Year ended December 31
                                                    1996                                    1995
                                                  Interest                                Interest
                                     Average       Income/     Average       Average       Income/     Average
(Dollars in thousands)               Balance       Expense      Rates        Balance       Expense      Rates
---------------------------------------------------------------------------------------------------------------------------
Assets
Loans (net of unearned)              $102,747      $ 9,344     9.09%        $ 89,251       $8,089       9.06%
Investment securities
     Taxable                           71,153        4,160     5.85           73,805        3,985       5.40
     Tax exempt                        12,033        1,000     8.31           11,611          962       8.29
---------------------------------------------------------------------------------------------------------------------------
Total Investments                      83,186        5,160     6.20           85,416        4,947       5.79
Interest - bearing deposits
   in other banks                       1,277           55     4.31            4,938          245       4.96
Federal funds sold                      5,272          282     5.35            4,406          260       5.90
---------------------------------------------------------------------------------------------------------------------------
Total Earning Assets                  192,482       14,841     7.71Tax Eql   184,011       13,541       7.36Tax Eql
Reserve for loan losses                (1,309)                                (1,340)
Cash and due from banks                 4,778                                  4,027
Bank premises and equipment             4,724                                  4,571
Other assets                            2,603                                  2,727
---------------------------------------------------------------------------------------------------------------------------
Total Assets                        $ 203,278                               $193,996
---------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders'
  Equity
Time and savings deposits
   Int-bearing transaction accts    $  27,237    $     610     2.24%        $ 25,735    $     612       2.38%
   Money market deposit accts          19,495          733     3.76           19,389          721       3.72
   Passbook savings accts              28,508          787     2.76           31,349          905       2.89
   Certificates of deposit
     greater than $100,000             13,843          775     5.60           10,601          814       7.68
   Other certificates of deposit       63,403        3,475     5.48           60,094        3,023       5.03
---------------------------------------------------------------------------------------------------------------------------
Total Time and Savings
   Deposits                           152,486        6,380     4.18          147,168        6,075       4.13
Federal funds purchased and
   securities under agreement
   to repurchase                        1,199           61     5.09            1,368           78       5.70
Note payable                            1,289          122     9.46            1,836          169       9.20
Other borrowings                          547           24     4.39              520           25       4.81
Master note                             2,412           85     3.52            2,136           89       4.17
---------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
   Liabilities                        157,933        6,672     4.22          153,028        6,436       4.21
Demand deposits                        18,693                                 16,503
Other liabilities                       1,117                                  1,050
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities                     177,743                                170,581
Stockholders' equity                   25,535                                 23,415
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Stockholders' equity             $ 203,278                               $193,996
---------------------------------------------------------------------------------------------------------------------------
Net interest income/yield                          $ 8,169                                 $7,105
---------------------------------------------------------------------------------------------------------------------------
    Average interest rate spread                               3.49%                                    3.15%
    Interest expense as percent of
     average earning assets                                    3.47%                                    3.50%
    Net interest margin                                        4.24%                                    3.86%
---------------------------------------------------------------------------------------------------------------------------

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Average Balance Sheets, Net Interest Income and Rates

-------------------------------------------------------------------------------
                                           Year ended December 31
                                                    1994
                                                  Interest
                                     Average       Income/        Average
(Dollars in thousands)               Balance       Expense         Rates
-------------------------------------------------------------------------------
Assets
Loans(net of unearned)           $   78,179        $ 6,854         8.77%
Investment securities
         Taxable                     81,022          4,321         5.33
         Tax exempt                  11,385            951         8.35
-------------------------------------------------------------------------------
Total Investments                    92,407          5,272         5.71
Interest-bearing deposits
  in other banks                     10,026            492         4.91
Federal funds sold                    2,191             84         3.83
-------------------------------------------------------------------------------
Total Earning Assets                182,803         12,702         6.95Tax Eql
Reserve for loan losses              (1,390)
Cash and due from banks               4,905
Bank premises and equipment           4,853
Other assets                          2,611
-------------------------------------------------------------------------------
Total Assets                       $193,782
-------------------------------------------------------------------------------
Liabilities and Shareholders'
  Equity
Time and savings deposits
   Int-bearing transaction accts   $ 26,364         $  629         2.39%
   Money market deposit accts        22,675            684         3.02
   Passbook savings accts            38,305          1,134         2.96
   Certificates of deposit
     greater than $100,000           11,385            427         3.75
   Other certificates of deposit     51,818          2,538         4.90
-------------------------------------------------------------------------------
Total Time and Savings
   Deposits                         150,547          5,412         3.59
Federal funds purchased and
   securities under agreement
   to repurchase                      1,827             86         4.71
Note payable                          2,136            160         7.49
Other borrowings                        533             18         3.38
Master note                              --             --          --
-------------------------------------------------------------------------------
Total Interest-Bearing
   Liabilities                      155,043          5,676         3.66
Demand deposits                      15,336
Other liabilities                       969
-------------------------------------------------------------------------------
Total Liabilities                   171,348
Stockholders' equity                 22,434
-------------------------------------------------------------------------------
Total Liabilities and
   Stockholders' equity            $193,782
-------------------------------------------------------------------------------
Net interest income/yield                          $ 7,026
-------------------------------------------------------------------------------
    Average interest rate spread                                   3.29%
    Interest expense as percent of
     average earning assets                                        3.10%
    Net interest margin                                            3.84%
-------------------------------------------------------------------------------

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------
     The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided regarding changes attributable to (1) changes in volume of balances outstanding (changes in volume multiplied by prior period interest rate) (2) changes in the interest earned or paid on the balances (changes in rate multiplied by prior period volume) and (3) a combination of changes in volume and rate allocated pro rata.

---------------------------------------------------------------------------------------------------------------------------
                                                                 Years ended December 31
                                                   1996 vs 1995                           1995 vs 1994
                                                Increase (Decrease)                    Increase (Decrease)
                                                 Due to changes in:                    Due to changes in:
(Dollars in thousands)                    Volume         Rate       Total       Volume       Rate          Total
---------------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Loans                                  $ 1,228      $   27     $ 1,255      $ 1,001      $ 234         $1,235
   Securities:
     Taxable                                 (133)        308         175         (385)        49           (336)
     Tax-exempt                                36           2          38           17         (6)            11
---------------------------------------------------------------------------------------------------------------------------
     Total securities                         (97)        310         213         (368)        43           (325)
   Interest-bearing deposits
     in other banks                          (161)        (29)       (190)        (252)         5           (247)
   Federal funds sold                          42         (20)         22          115         61            176
---------------------------------------------------------------------------------------------------------------------------
     Total earning assets                 $ 1,012      $  288     $ 1,300      $   496      $ 343         $  839
---------------------------------------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
   Time and savings deposits:
     Interest-bearing deposits            $    --      $   (2)    $    (2)     $   (14)     $  (3)        $  (17)
     Money market deposits                      4           8          12          (62)        99             37
     Savings deposits                         (67)        (39)       (106)        (201)       (24)          (225)
     Certificates of deposit:
       $100,000 or more                      (341)        302         (39)         (27)       414            387
       Less than $100,000                     172         280         452          414         69            483
---------------------------------------------------------------------------------------------------------------------------
     Total time and savings deposits         (232)        549         317          110        555            665
   Federal funds purchased & under
     agreements to repurchase                  (9)         (8)        (17)         (49)        41             (8)
   Notes payable                              (52)          5         (47)         (14)        23              9
   Other short term borrowings                 --          --          --           --          7              7
   Master note                                 19         (23)         (4)          89         --             89
---------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities   $  (274)     $  523     $   249      $   136      $ 626         $  762
---------------------------------------------------------------------------------------------------------------------------
   Change in net interest income          $ 1,286      $ (235)    $ 1,051      $   360      $(283)        $   77
---------------------------------------------------------------------------------------------------------------------------

* The combined effect of changes in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and the change due to rate.

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Asset/Liability Management

     Paramount to the earnings performance of the Corporation is the effective management of interest rate risk, commonly referred to as asset/liability management. Asset and liability strategies impact the interest sensitivity gap, which measures the difference between interest-earning assets and interest-bearing liabilities repricing within a specific time interval.

     The Corporation is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at a different time interval from that of its interest-bearing liabilities. While having assets that mature or reprice more frequently than liabilities ("positive interest rate gap") may be beneficial in times of rising interest rates, such a structure may have a negative earnings impact during periods of declining rates.

     The Corporation manages its interest rate risk by management of its interest sensitivity gap, and by using simulations to measure the impact on earnings of a significant rise or fall in interest rates. The following table presents the Corporation's interest sensitivity as of December 31, 1996.

---------------------------------------------------------------------------------------------------------------------------
   December 31, 1996
                                            1 Year               1 - 5              Over 5
(Dollars in thousands)                    or Less(1)             Years              Years               Total
---------------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Loans                                  $  43,405           $  60,837           $   6,290          $  110,532
   Investment Securities                        254               5,070               9,051              14,375
   Securities available for sale             20,168              39,078               8,185              67,431
   Federal funds sold                         4,368                  --                  --               4,368
   Other short-term investments                  --                   1                   2                   3
---------------------------------------------------------------------------------------------------------------------------
   Total earning assets                   $  68,195           $ 104,986           $  23,528          $  196,709

Interest-Bearing Liabilities:
   Interest checking                      $   6,769           $   2,308           $      --          $   27,077
   Regular savings                            6,726              20,177                  --              26,903
   Money market savings                       9,731               9,730                  --              19,461
   Certificates of deposit:
     $100,000 and over                        8,512               6,048                  --              14,560
     Under $100,000                          31,871              34,416                  --              66,287
   Short-term borrowings                      4,649                  --                  --               4,649
   Long-term borrowings                          --                  --                  --                  --
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities     $  68,258           $  90,679           $      --          $  158,937
---------------------------------------------------------------------------------------------------------------------------
   Period gap                             $     (63)          $  14,307           $  23,528
   Cumulative gap                         $     (63)          $  14,244           $  37,772          $   37,772
---------------------------------------------------------------------------------------------------------------------------
   Ratio of cumulative gap to
     Total earning assets                     -0.03%               7.24%              19.20%
---------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been adjusted to reflect expected price movement in relation to one year treasury bill.

     At December 31, 1996, the Company had $63,000 more liabilities than assets repricing within one year and was therefore in a slightly liability sensitive position. At December 31, 1995, the Corporation was asset sensitive in the amount of $23.5 million.

Noninterest Income

     Noninterest income consists of earnings generated primarily from service charges on deposit accounts, fiduciary income and other service charges, commissions and fees. The Corporation's noninterest income for 1996 totaled $1.14 million, an increase of 6.5% from $1.07 million in 1995. Noninterest income in 1995 increased 17.1% from $914 thousand in 1994. The increases were primarily attributable to increases in fiduciary income from expanding trust operations along with increases in service charges on deposit accounts.

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Noninterest Expense

     Noninterest expenses for 1996 were $5.08 million, compared to $4.57 million in 1995 and $4.57 million in 1994, respectively. The increase in 1996 compared to 1995 of 11% was attributable to several factors including compensation and benefits, occupancy and supplies associated with the opening of a new branch, as well as increased expenditures for professional services and other personnel related costs.

     Noninterest expenses were approximately unchanged in 1995 compared to 1994. Increases in employee salaries and benefits of $160,000 and supplies and equipment expenses of $61,000 were offset by a reduction in FDIC premiums of $184,000. The Corporation expects its FDIC insurance premium to approximate $40,000 in 1997.

Asset Quality

     The Corporation continued to experience high loan quality during 1996, as evidenced by net charge-offs of $72,000, compared to net charge-offs of $45,000 in 1995 and $33,000 in 1994. The allowance for loan losses as a percentage of net loans amounted to 1.16% at December 31, 1996 compared to 1.42% at December 31, 1995. This decrease was primarily attributable to a 15.6% increase in gross loans in 1996.

     The adequacy of the allowance for loan losses is reviewed quarterly by management based on an evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. While the Bank has not found it necessary to provide additional provisions for loan loss in 1996, 1995 and 1994, there can be no assurance that its loan loss experience and loan portfolio growth will allow this to occur in 1997.

     The following table provides an analysis of the allowance for loan losses for the past five years.

---------------------------------------------------------------------------------------------------------------------------
                                                                      December 31
 (Dollars in thousands)              1996              1995             1994             1993            1992
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses,
   January 1                       $  1,320          $ 1,365          $ 1,398         $  1,509         $  1,354
Loans charged off:
   Commercial                            25               68               48               47               14
   Real estate                           --               --               35               81              172
   Installment                           76               10                6               24              220
---------------------------------------------------------------------------------------------------------------------------
   Total loans charged off              101               78               89              152              406
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial                             8               12                2                7               19
   Real estate                           --               --               10                5              184
   Installment                           20               21               44               29               58
---------------------------------------------------------------------------------------------------------------------------
   Total recoveries                      28               33               56               41              261
---------------------------------------------------------------------------------------------------------------------------
     Net charge offs                     73               45               33              111              145
   Provision for loan losses             --               --               --               --              300
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses,
   December 31                     $  1,247          $ 1,320          $ 1,365         $  1,398         $  1,509
---------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan
   losses to total loans
   outstanding at end of year          1.14%            1.40%            1.67%            1.86%            1.82%
---------------------------------------------------------------------------------------------------------------------------
Ratio of net charge offs
   (recoveries) to average loans
   outstanding during year             0.07%            0.05%            0.04%            0.14%            0.17%
---------------------------------------------------------------------------------------------------------------------------

                                       10

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------

     The following table reflects the composition of nonperforming assets for the past five years.

-----------------------------------------------------------------------------------------------------------------
                                                                      December 31
(Dollars in thousands)               1996              1995             1994             1993            1992
-----------------------------------------------------------------------------------------------------------------
Non-accrual loans                $      582       $    1,177       $    1,235       $    3,100       $    2,961
Other property owned                     --               --               60              239              146
-----------------------------------------------------------------------------------------------------------------
Total non-performing assets             643            1,177            1,295            3,339            3,107
-----------------------------------------------------------------------------------------------------------------
Loans past due 90 days
   accruing interest                    561              457              257            1,213            1,195
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
   non-accrual loans                 214.26%          112.15%          110.53%           45.11%           50.96%
Non-performing assets to year-end
   loans and other properties          0.59%            1.24%            1.59%            4.45%            3.75%
Net charge offs (recoveries) to
   average loans                       0.07%            0.05%            0.04%            0.14%            0.17%

Securities

     Investment securities and securities available for sale totaled $82.39 million and comprised 39.7% of total assets at December 31, 1996, as compared with $84.04 million and 42.9% of assets at December 31, 1995. The lower levels in 1996 were attributable to strong loan demand, providing the Corporation with a higher yielding asset.

     The Corporation benefited from improved yield on its securities portfolio in 1996, with the portfolio yield at December 31, 1996 improving to 6.35% compared to 5.90% in 1995. The Corporation attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management objectives and hold a significant allocation of securities in states and political subdivisions that provide tax benefits.

     The following table includes information with respect to the Corporation's securities portfolio.

---------------------------------------------------------------------------------------------------------------------------
                                                         December 31, 1996 (1)
                                    1 Year            1 - 5           5 - 10           Over 10
(Dollars in thousands)              or Less           Years            Years            Years            Total
---------------------------------------------------------------------------------------------------------------------------
U. S. Agency Securities:
   Amortized cost                $   12,823       $   30,275         $ 5,602            $2,551          $51,251
   Fair value                    $   12,827       $   30,021         $ 5,612            $2,574          $51,034
   Weighted average yield              5.39%            6.24%           7.01%             6.77%            6.14%

U. S. Treasury Securities:
   Amortized cost                $    2,503       $   15,918              --                --          $18,421
   Fair value                    $    2,502       $   15,929              --                --          $18,431
   Weighted average yield              5.56%            5.91%             --                --             5.87%

Municipal Bonds:
   Amortized cost               $       425       $    3,073         $ 5,986            $3,065          $12,549
   Fair value                   $       427       $    3,190         $ 6,155            $3,107          $12,879
   Weighted average yield              9.35%            8.45%           7.74%             7.61%            7.90%

Total Securities:
   Amortized cost                $   15,751       $   49,266         $11,588            $5,616          $82,221
   Fair value                    $   15,756       $   49,140         $11,767            $5,681          $82,344
   Weighted average yield              5.53%            6.39%           7.53%             7.39%            6.35%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Deposits

     The Corporation encountered strong deposit growth in 1996. Deposits at December 31, 1996 amounted to $175.0 million, an increase of $10.9 million or 6.7% over 1995. Funds provided by the increase in deposits allowed the Corporation to fund its loan growth without additional higher cost borrowings. This growth also allowed the Corporation to better leverage its capital base in 1996. Noninterest bearing deposits increased by $2.7 million or 15% over 1995, which helped offset the higher cost associated with an increase of $7.46 million in certificates of deposit. The overall cost of deposit funds increased to 4.18% compared to 4.13% in 1995.

     The following table illustrates average outstanding deposits and rates paid.

----------------------------------------------------------------------------------------------------------------
                                       1996                        1995                           1994
(Dollars in thousands)         Amount         Rate          Amount         Rate           Amount         Rate
----------------------------------------------------------------------------------------------------------------
Noninterest-bearing
   demand accounts              $ 18,693                    $ 16,503                     $ 15,336
Interest-bearing accounts:
   Interest checking              27,237      2.24%           25,735       2.38%           26,364        2.39%
   Money market                   19,495      3.76            19,389       3.72            22,675        3.02
   Regular savings                28,508      2.76            31,349       2.89            38,305        2.96
   Time deposits:
     Less than $100,000           63,403      5.48            60,094       5.03            51,818        4.90
     $100,000 and over            13,843      5.60            10,601       7.68            11,385        3.75
----------------------------------------------------------------------------------------------------------------
Total interest-bearing           152,486      4.18%          147,168       4.13%          150,547        3.59%
----------------------------------------------------------------------------------------------------------------
Total deposits                  $171,179                    $163,671                     $165,883
----------------------------------------------------------------------------------------------------------------

     The following table illustrates maturities on deposits greater than $100,000.

----------------------------------------------------------------------------------------------------------------
                                                                                                       Percent
                             Within          3 - 6         6 - 12         Over 12                     of Total
(Dollars in thousands)      3 Months        Months         Months         Months         Total        Deposits
----------------------------------------------------------------------------------------------------------------
At December 31, 1996        $  2,126       $  2,035       $  5,297       $  5,102       $ 14,560        8.32%
At December 31, 1995        $  2,023       $  1,466       $  3,849       $  6,517       $ 13,855        8.44%
At December 31, 1994        $  2,534       $  2,251       $  2,962       $  4,240       $ 11,987        7.44%

General

Capital Adequacy

     Management seeks to maintain a capital structure that will maintain a level of capital that ensures the Corporation will meet regulatory requirements for a "well-capitalized" institution and absorb potential losses. In achieving this goal, management recognizes the need to obtain proper leveraging of its capital base to maximize stockholder value.

     Stockholders' equity as of December 31, 1996 of $26.58 million increased $1.36 million or approximately 5.4% from $25.22 million in 1995. The Corporation had a ratio of risk-weighted assets to total capital of 24.91% and 26.92% at December 31, 1996 and 1995, and a ratio of risk-weighted assets to Tier I capital of 23.80% and 25.67% at December 31, 1996 and 1995, respectively. Second National Financial Corporation far exceeds regulatory capital requirements.

Liquidity

     Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or at other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In
assessing   liquidity,   management  gives  consideration  to  relevant

Second National Financial Corporation
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and the Corporation's overall financial condition. The Corporation's primary sources of liquidity are cash, due from banks, fed funds sold and securities in our available for sale portfolio. In addition, the Bank has substantial lines of credit from its correspondent banks and access to the Federal Reserve discount window to support liquidity as conditions dictate.

     The Corporation has no brokered deposits. Certificates of deposit in denominations of $100 thousand or more represent 8.3% of total deposits primarily from established core depositors.

     In the judgment of management, the Company maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations.

New Accounting Pronouncements

     SFAS No. 122, "Accounting for Mortgage Servicing Rights", was issued in May, 1995. SFAS 122 was effective for the fiscal year beginning after December 31, 1995. This statement requires that the cost of mortgage loans originated or purchased, with a definitive plan to sell the loans and retain the servicing rights, be allocated between the loans and servicing rights based on their estimated values at the purchase or origination date. Upon the sales of the loans, additional income may be recognized resulting from a lower adjusted cost basis on the mortgage loan sold. The servicing rights asset is amortized over the life of the servicing revenue stream, and thus has the effect of reducing loan servicing income in future periods. The impact of this pronouncement is not material to the Corporation's financial statements.

     FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June, 1996 and establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement 125 also establishes new accounting requirements for pledged collateral. As issued, Statement 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 1996.

     FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASBStatement No. 125," defers for one year the effective date (a) of paragraph 15 of Statement 125 and (b) for repurchase agreement, dollar-roll, securities lending, or similar transactions, of paragraph 9-12 and 237(b) of Statement 125.

     The effects of these Statements on the Corporation's consolidated financial statements are not expected to be material.

SECOND NATIONAL FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                                   1996              1995
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Notes 2 and 16)                                       $  5,012,015      $  4,728,355
Interest-bearing deposits in other banks                                                 --         2,254,764
Securities (market value: 1996, $82,760,841; 1995, $84,617,248)
 (Notes 3 and 13)                                                                82,393,160        84,039,519
Federal funds sold                                                                4,368,178         4,281,353
Loans, net (Notes 4, 5 and 6)                                                   107,986,477        93,195,636
Bank premises and equipment, net (Note 7)                                         4,874,324         4,727,814
Interest receivable                                                               1,788,074         1,759,914
Other assets (Notes 11 and 12)                                                    1,051,498           929,559
--------------------------------------------------------------------------------------------------------------
       Total assets                                                            $207,473,726      $195,916,914
==============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                                       $ 20,752,831      $ 18,037,714
     Interest bearing                                                           154,284,132       146,080,456
--------------------------------------------------------------------------------------------------------------
     Total deposits (Note 8)                                                    175,036,963       164,118,170
  Federal funds purchased and securities sold under agreement to
     repurchase                                                                   1,200,000         1,200,000
  Short-term borrowings (Note 9)                                                  3,448,854         2,717,954
  Note payable (Note 10)                                                                 --         1,675,000
  Interest payable                                                                  705,273           622,530
  Other liabilities                                                                 507,377           366,171
  Commitments and contingent liabilities (Notes 13 and 16)                               --                --
--------------------------------------------------------------------------------------------------------------
       Total liabilities                                                        180,898,467       170,699,825
--------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, no par value, 1,000,000 shares authorized,
  no shares issued and outstanding                                                       --                --
Common stock, par value $2.50 per share; 3,000,000 shares authorized;
  1996, 1,494,855 shares issued and outstanding; 1995, 1,502,862 shares
  issued and outstanding                                                          3,737,137         3,757,156
Capital surplus                                                                   1,170,814         1,323,456
Retained earnings (Note 14)                                                      21,828,996        20,154,878
Unrealized gain (loss) on securities available for sale, net                       (161,688)          (18,401)
--------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                26,575,259        25,217,089
--------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity                           $207,473,726      $195,916,914
===============================================================================================================

See Notes to Consolidated Financial Statements.

SECOND NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

=============================================================================================================
                                                                     For the Years Ended December 31,
                                                                  1996             1995             1994
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                   $ 9,343,964      $ 8,089,163      $ 6,854,051
  Interest on investment securities:
     Taxable                                                       195,062          197,875           16,242
     Nontaxable                                                    659,983          635,088          627,413
  Interest and dividends on securities available for sale:
     Taxable                                                     3,941,135        3,774,116        4,295,532
     Dividends                                                      23,988           13,372            8,997
  Interest income on federal funds sold                            281,987          259,813           83,884
  Interest on deposits in banks                                     54,523          245,423          491,994
-------------------------------------------------------------------------------------------------------------
       Total interest income                                    14,500,642       13,214,850       12,378,113
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest on deposits                                           6,379,257        6,074,971        5,411,740
  Interest on federal funds purchased and securities
     sold under agreement to repurchase                             60,781           77,500           86,380
  Interest on short-term borrowings                                108,393          114,340           18,739
  Interest on note payable (Note 10)                               121,858          169,100          159,517
-------------------------------------------------------------------------------------------------------------
       Total interest expense                                    6,670,289        6,435,911        5,676,376
-------------------------------------------------------------------------------------------------------------
       Net interest income                                       7,830,353        6,778,939        6,701,737
Provision for loan losses (Note 5)                                      --               --               --
-------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses       7,830,353        6,778,939        6,701,737
-------------------------------------------------------------------------------------------------------------
OTHER INCOME
  Fiduciary income                                                 371,065          351,536          281,400
  Service charges on deposit accounts                              679,377          575,370          519,044
  Other operating income                                           121,918          143,625          114,428
  Gains (losses) on securities available for sale                  (32,375)             199             (741)
-------------------------------------------------------------------------------------------------------------
       Total other income                                        1,139,985        1,070,730          914,131
-------------------------------------------------------------------------------------------------------------
OTHER EXPENSES
  Salaries and employee benefits (Note 11)                       2,869,368        2,561,058        2,401,509
  Net occupancy expense of premises                                290,284          268,173          282,618
  Regulatory assessment                                              1,500          189,315          373,109
  Supplies and equipment expenses                                  713,483          671,722          611,134
  Capital stock tax                                                162,813          128,005          218,446
  Other operating expenses                                       1,039,061          754,999          687,395
-------------------------------------------------------------------------------------------------------------
       Total other expenses                                      5,076,509        4,573,272        4,574,211
-------------------------------------------------------------------------------------------------------------
       Income before income taxes                                3,893,829        3,276,397        3,041,657
Income tax expense (Note 12)                                     1,034,502          894,157          792,952
-------------------------------------------------------------------------------------------------------------
       Net income                                              $ 2,859,327      $ 2,382,240      $ 2,248,705
-------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                             $      1.91      $      1.59      $      1.50
=============================================================================================================

See Notes to Consolidated Financial Statements.

SECOND NATIONAL FINANCIAL CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------
                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                                                       on Securities
                                           Common        Capital        Retained       Available for
                                            Stock        Surplus        Earnings         Sale, Net          Total
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                $3,755,880    $1,317,292     $17,597,179      $        --      $22,670,351
  Net income - 1994                               --            --       2,248,705               --        2,248,705
  Cash dividends - 1994
     ($.68 per share)                             --            --      (1,021,599)              --       (1,021,599)
  Change in unrealized gain (loss) on
     securities available for sale,
     net of deferred income taxes
     of $898,288                                  --            --              --       (1,743,736)      (1,743,736)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 3,755,880     1,317,292      18,824,285       (1,743,736)      22,153,721
  Net income - 1995                               --            --       2,382,240               --        2,382,240
  Cash dividends - 1995
     ($.70 per share)                             --            --      (1,051,647)              --       (1,051,647)
  Issuance of common stock - dividend
     reinvestment plan                        13,776        86,164              --               --           99,940
  Acquisition of common stock                (12 500)      (80 000)             --               --          (92,500)
  Change in unrealized gain (loss) on
     securities available for sale,
     net of deferred income taxes
     of $888,809                                  --            --              --        1,725,335        1,725,335
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 3,757,156     1,323,456      20,154,878          (18,401)      25,217,089
  Net Income - 1996                               --            --       2,859,327               --        2,859,327
  CASH DIVIDENDS - 1996
     ($.79 PER SHARE)                             --            --      (1,185,209)              --       (1,185,209)
  ISSUANCE OF COMMON STOCK - DIVIDEND
     REINVESTMENT PLAN                        38,601       251,432              --               --          290,033
  ACQUISITION OF COMMON STOCK                (58,620      (404,074)             --               --         (462,694)
  CHANGE IN UNREALIZED GAIN (LOSS) ON
     SECURITIES AVAILABLE FOR SALE,
     NET OF DEFERRED INCOME TAXES
     OF $73,815                                   --            --              --         (143,287)        (143,287)
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                $3,737,137    $1,170,814     $21,828,996     $   (161,688)     $26,575,259
=======================================================================================================================

See Notes to Consolidated Financial Statements.

SECOND NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

=======================================================================================================================
                                                                              For the Years Ended December 31,
                                                                            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $  2,859,327    $  2,382,240    $  2,248,705
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                           463,952         438,794         437,286
      Deferred tax expense (benefit)                                          66,939          96,482          (3,544)
      Pension income                                                         (24,762)         (5,666)        (37,530)
      (Gain) loss on other real estate owned                                   4,015         (13,088)             --
      (Gain) on sale of equipment                                                 --          (4,190)         (2,475)
      (Gain) loss on securities available for sale                            32,375            (199)            741
      Amortization of security premiums and accretion of discounts,
         net                                                                 (78,453)        (32,949)        (17,539)
      Amortization of organization expenses                                       --           4,303           9,500
      Changes in assets and liabilities:
         (Increase) decrease in interest receivable                          (28,160)         85,726        (177,955)
         (Increase) decrease in other assets                                 (78,102)       (194,551)         58,068
         Increase (decrease) in interest payable                              82,743         121,777         (31,650)
         Increase (decrease) in other liabilities                            127,892         (35,146)        113,687
-----------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                       3,427,766       2,843,533       2,597,294
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in interest-bearing deposits in other banks                     2,254,764       4,255,653       8,529,628
  Proceeds from sale of securities available for sale                      5,966,508       1,748,069      14,322,145
  Proceeds from maturities and principal payments of investment
    securities                                                               500,000         507,000         575,000
  Proceeds from maturities and principal payments of securities
    available for sale                                                    34,071,985      32,673,717      23,341,665
  Purchase of investment securities                                       (1,036,309)             --      (5,365,510)
  Purchase of securities available for sale                              (38,026,849)    (24,536,133)    (44,014,888)
  Proceeds from sale of equipment                                                 --           6,516           3,701
  Purchase of premises and equipment                                        (610,462)       (578,453)       (127,857)
  Proceeds from sale of other real estate                                         --          72,938         328,269
  Net (increase) in loans                                                (14,793,741)    (13,090,319)     (6,751,397)
-----------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) investing activities           (11,674,104)      1,058,988      (9,159,244)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, money market and savings
    deposits                                                               3,348,645      (7,235,323)     (1,906,718)
  Net increase (decrease) in certificates of deposit                       7,570,148      10,225,739      (1,033,857)
  Net increase (decrease) in federal funds purchased and securities
    sold under agreement to repurchase                                            --      (5,750,000)      6,950,000
  Net increase (decrease) in short-term borrowings                           730,900       2,272,960        (718,443)
  Principal payments on note payable                                      (1,675,000)       (300,000)       (300,000)
  Issuance of common stock - dividend reinvestment plan                      290,033          99,940              --
  Acquisition of common stock                                               (462,694)        (92,500)             --
  Cash dividends paid                                                     (1,185,209)     (1,051,647)     (1,021,599)
-----------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities             8,616,823      (1,830,831)      1,969,383
-----------------------------------------------------------------------------------------------------------------------
           Increase (decrease) in cash and cash equivalents                  370,485       2,071,690      (4,592,567)
CASH AND CASH EQUIVALENTS
  Beginning                                                                9,009,708       6,938,018      11,530,585
-----------------------------------------------------------------------------------------------------------------------
  Ending                                                                $  9,380,193    $  9,009,708    $  6,938,018
=======================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                            $  6,587,546    $  6,314,134    $  5,708,026
=======================================================================================================================
    Income taxes                                                        $  1,013,000    $    938,142    $    782,492
=======================================================================================================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Other real estate acquired in settlement of loans                     $    112,353    $         --    $    149,316
=======================================================================================================================
  Unrealized gain (loss) on securities available for sale               $   (217,102)   $  2,614,144    $ (2,642,024)
=======================================================================================================================
  Other real estate disposed of through loan proceeds                   $    108,338    $         --    $         --
=======================================================================================================================

See Notes to Consolidated Financial Statements.

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

    Second National Financial Corporation and Subsidiaries (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.
    The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to accepted practice within the banking industry. The following is a description of the more significant of those policies and practices.

PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements of Second National Financial Corporation and its wholly-owned subsidiaries, Second Bank and Trust and Second Service Company, include the accounts of all three companies. All material intercompany balances and transactions have been eliminated.

SECURITIES
    Securities are classified in three categories and accounted for as follows:

    a. Securities Held to Maturity

       Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

     b. Securities Available for Sale

       Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

     c. Trading Securities

       Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1996 and 1995.

LOANS
    Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. Interest accrual is discontinued when, in the opinion of management, the likelihood of collection is doubtful. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.
    On January 1, 1995, the Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

BANK PREMISES AND EQUIPMENT
    Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the straight-line method.
    Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.

INCOME TAXES
    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

PENSION PLAN
    The Corporation has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

EARNINGS AND DIVIDENDS PAID PER SHARE
    Earnings and dividends paid per share of common stock are based on the weighted average number of shares outstanding during each year.

NONREFUNDABLE LOAN FEES AND COSTS
    Loan origination and commitment fees are being deferred and amortized as an adjustment of the related loan's yield.

CASH AND CASH EQUIVALENTS
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

ORGANIZATIONAL COSTS
    The Second National Financial Corporation was organized under the laws of the Commonwealth of Virginia as a bank holding company on July 2, 1990. Certain expenses incurred prior to this date were deferred and were amortized using the straight-line method over a 60-month period.

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TRUST DIVISION
    Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

OTHER REAL ESTATE
    Real estate acquired through foreclosure is carried at the lower of cost or fair market value less estimated selling costs.

USE OF ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. CASH AND DUE FROM BANKS

    The Corporation is required to maintain reserve balances with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $1,310,000 and $1,439,000, respectively.

NOTE 3. SECURITIES

    The amortized cost and fair value of securities being held to maturity as of December 31, 1996 and 1995, are as follows:

=============================================================================================================
                                                            Gross              Gross
                                       Amortized          Unrealized         Unrealized            Fair
                                         Cost               Gains             (Losses)             Value
-------------------------------------------------------------------------------------------------------------
1996
U.S. GOVERNMENT AGENCIES              $ 1,996,100          $ 37,960           $     --          $ 2,034,060
OBLIGATIONS OF STATES AND POLITICAL
  SUBDIVISIONS                         12,548,870           364,927            (35,206)          12,878,591
-------------------------------------------------------------------------------------------------------------
                                      $14,544,970          $402,887           $(35,206)         $14,912,651
=============================================================================================================
1995
U.S. Government agencies              $ 2,491,707          $102,663           $     --          $ 2,594,370
Obligations of states and political
  subdivisions                         11,506,969           494,183            (19,117)          11,982,035
-------------------------------------------------------------------------------------------------------------
                                      $13,998,676          $596,846           $(19,117)         $14,576,405
=============================================================================================================

    The amortized cost and market value of securities being held to maturity as of December 31, 1996, by contractual maturity are shown below.

----------------------------------------------------------------------------------------------------------------
                                                                                 Amortized             Fair
                                                                                   Cost                Value
----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                         $   424,383         $   427,009
Due after one year through five years                                             5,069,457           5,223,578
Due after five years through ten years                                            5,986,083           6,154,995
Due after ten years                                                               3,065,047           3,107,069
----------------------------------------------------------------------------------------------------------------
                                                                                $14,544,970         $14,912,651
----------------------------------------------------------------------------------------------------------------

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The amortized cost and fair value of securities available for sale as of December 31, 1996 and 1995, are as follows:

-----------------------------------------------------------------------------------------------------------
                                                            Gross              Gross
                                       Amortized          Unrealized         Unrealized           Fair
                                         Cost               Gains            (Losses)             Value
-----------------------------------------------------------------------------------------------------------
1996
U.S. TREASURY SECURITIES              $18,420,696          $ 36,757          $ (26,288)        $18,431,165
U.S. GOVERNMENT AGENCIES               49,255,247            88,562           (344,014)         48,999,795
OTHER                                     417,230                --                 --             417,230
-----------------------------------------------------------------------------------------------------------
                                      $68,093,173          $125,319          $(370,302)        $67,848,190
===========================================================================================================
1995
U.S. Treasury securities              $28,461,310          $ 57,127          $ (62,112)        $28,456,325
U.S. Government agencies               41,282,137           134,781           (157,676)         41,259,242
Other                                     325,276                --                 --             325,276
-----------------------------------------------------------------------------------------------------------
                                      $70,068,723          $191,908          $(219,788)        $70,040,843
===========================================================================================================

    The amortized cost and fair value of securities available for sale as of December 31, 1996, by contractual maturity are shown below.

=================================================================================================================
                                                                                 Amortized             Fair
                                                                                   Cost                Value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                         $15,325,250         $15,329,359
Due after one year through five years                                            44,197,182          43,916,601
Due after five years through ten years                                            5,602,052           5,611,172
Due after ten years                                                               2,551,459           2,573,828
Other                                                                               417,230             417,230
-----------------------------------------------------------------------------------------------------------------
                                                                                $68,093,173         $67,848,190
=================================================================================================================

    There were no sales of securities being held to maturity during 1996, 1995 and 1994.
    Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $5,966,508, $1,748,069 and $14,322,145. Gross realized gains of $-0-,
$1,058 and $26,137 and gross realized losses of $32,375, $859 and $26,878 were recognized on those sales.
    Securities with amortized cost of $16,224,083 and $18,222,024 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes. In addition, interest-bearing deposits in other banks with an amortized cost of $1,000,000 at December 31, 1995, were pledged for the above purposes.

NOTE 4. LOANS

    Major classifications of loans are as follows:

================================================================================================================
                                                                                             December 31,
(thousands)                                                                              1996            1995
----------------------------------------------------------------------------------------------------------------
Real estate loans:
  Construction and land development                                                    $  6,274         $ 3,834
  Secured by farm land                                                                      627           2,227
  Secured by 1-4 family residential                                                      51,927          45,087
  Other real estate loans                                                                27,819          24,938
Loans to farmers (except secured by real estate)                                            443             756
Commercial and industrial loans (except those secured by real estate)                     9,004           7,455
Loans to individuals for personal expenditures                                            9,872           6,875
All other loans                                                                           3,353           3,442
----------------------------------------------------------------------------------------------------------------
     Total loans                                                                        109,319          94,614
Less: Allowance for loan losses                                                           1,247           1,320
     Unearned loan fees                                                                      86              98
----------------------------------------------------------------------------------------------------------------
     Loans, net                                                                        $107,986         $93,196
================================================================================================================

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses were as follows:

================================================================================================================
                                                                                December 31,
                                                                 1996               1995               1994
----------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                  $1,319,887         $1,364,670         $1,397,764
Recoveries                                                        28,221             32,876             55,771
Provision for loan losses                                             --                 --                 --
Charge-offs                                                     (100,566)           (77,659)           (88,865)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                        $1,247,542         $1,319,887         $1,364,670
================================================================================================================

    Information about impaired loans as of and for the years ended December 31, 1996 and 1995 is as follows:

================================================================================================================
                                                                                      1996              1995
----------------------------------------------------------------------------------------------------------------
Impaired loans for which an allowance has been provided                             $ 69,054         $1,010,046
Impaired loans for which no allowance has been provided                              225,391             45,000
----------------------------------------------------------------------------------------------------------------
  Total impaired loans                                                              $294,445         $1,055,046
================================================================================================================
Allowance provided for impaired loans, included in the
  allowance for loan losses                                                         $ 63,070         $  418,029
================================================================================================================
Average balance in impaired loans                                                   $341,871         $1,071,350
================================================================================================================
Interest income recognized                                                          $  8,634         $      969
================================================================================================================

    Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $287,429 and $121,964 at December 31, 1996 and 1995. If interest on these loans had been accrued, such income would have approximated $21,486 and $21,070, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS

    The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to Executive Officers and Directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1996 and 1995, these loans totaled $3,244,100 and $3,546,227 respectively. During 1996, total principal additions were $558,275 and total principal payments were $860,402.

NOTE 7. BANK PREMISES AND EQUIPMENT, NET

    Premises and equipment are summarized as follows:

===============================================================================================================
                                                                                         December 31,
                                                                                    1996               1995
---------------------------------------------------------------------------------------------------------------
Bank premises                                                                    $3,413,082         $3,396,720
Leasehold improvements                                                               59,009             59,009
Furniture and equipment                                                           3,059,093          2,659,055
Construction in progress                                                            631,080            442,468
---------------------------------------------------------------------------------------------------------------
                                                                                  7,162,264          6,557,252

Less accumulated depreciation and amortization                                    2,287,940          1,829,438
---------------------------------------------------------------------------------------------------------------
                                                                                 $4,874,324         $4,727,814
===============================================================================================================

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Depreciation and amortization expense amounted to $463,952, $438,794 and $437,286 for 1996, 1995 and 1994, respectively.
    The Corporation is constructing a new branch. The total contract cost for construction is $430,600. The total cost to complete the branch is approximately $117,000.

NOTE 8. DEPOSITS

    The Corporation held certificates of deposits in denominations of $100,000 or more totaling approximately $14,290,613 and $13,585,953 at December 31, 1996 and 1995, respectively.

NOTE 9. SHORT-TERM BORROWINGS

    Short-term borrowings consist of Master Promissory Notes with Corporate customers. These notes bear a variable interest rate and are payable on demand.

NOTE 10. NOTE PAYABLE

    A note payable in the amount of $3,000,000 was issued in connection with the main office renovation project during 1991. The note terms called for interest payments monthly at an adjustable rate. Principal was to be paid in the amount of $25,000 monthly over a ten-year repayment period. Certain securities of the Corporation were pledged as collateral on this obligation. The note was paid in full in 1996.

NOTE 11. EMPLOYEE BENEFIT PLANS

    The Corporation maintains a profit sharing plan for all eligible employees. Amounts charged to operations were $175,000, $124,000 and $90,000 in 1996, 1995 and 1994, respectively.
    Eligible employees of the Corporation also participate in an Employee Stock Ownership Plan (ESOP) and 401-K Plan. Contributions to these plans are determined by the Board of Directors in accordance with Internal Revenue Service Regulations. Such contributions are limited to a percentage of the annual compensation of all employees covered by the plans. The Corporation's cash contribution to the ESOP was $54,965, $46,145 and $51,889 in 1996, 1995 and 1994, respectively. The Corporation's cash contribution to the 401-K Plan was $45,869, $42,855 and $36,111 in 1996, 1995 and 1994, respectively.
    The Corporation has a noncontributory, defined benefit pension plan covering substantially all employees. The benefits are based on years of service and level of compensation. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.
    The following table sets forth the Plan's funded status and amounts recognized in the Corporation's balance sheets:


==================================================================================================================
                                                                                          1996           1995
------------------------------------------------------------------------------------------------------------------
Vested benefit obligation                                                              $ 2,024,337    $ 1,395,214
==================================================================================================================
Accumulated benefit obligation                                                         $ 2,048,190    $ 1,417,507
==================================================================================================================
Projected benefit obligation                                                           $(2,429,721)   $(1,694,969)
Plan assets, at fair value                                                               2,821,152      2,576,895
------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                      391,431        881,926
Unrecognized transition obligation                                                        (301,019)      (344,022)
Unrecognized prior service cost                                                            614,587         67,816
Unrecognized net (gain) loss                                                              (142,077)       (67,560)
------------------------------------------------------------------------------------------------------------------
Net pension asset                                                                      $   562,922    $   538,160
==================================================================================================================

Net periodic pension income includes the following components:

==================================================================================================================
                                                                                1996         1995         1994
------------------------------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period                             $  71,878    $  64,904    $  50,462
Interest cost on projected benefit obligation                                   116,064      106,109       97,797
Actual return on plan assets                                                   (339,546)    (554,975)     (20,337)
Net amortization and deferral                                                   126,842      378,296     (165,452)
------------------------------------------------------------------------------------------------------------------
Net periodic pension (income)                                                 $ (24,762)   $  (5,666)   $ (37,530)
==================================================================================================================

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the year ended December 31, 1996 was 7.0% and 5.0%, respectively. The expected long-term rate of return on plan assets for 1996 was 7.0%.

NOTE 12. INCOME TAXES

    Net deferred tax assets (liabilities) consist of the following components as of December 31, 1996 and 1995:

------------------------------------------------------------------------------------------------------------------
                                                                                           1996           1995
------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Reserve for loan losses                                                               $   263,568    $  290,052
  Unearned loan fees                                                                         28,661        33,566
  Nonaccrual loan interest                                                                    4,056        43,440
  Keyman Life Insurance                                                                      21,622        15,018
  Securities available for sale                                                              83,294         9,479
  Other                                                                                       1,750         2,319
------------------------------------------------------------------------------------------------------------------
                                                                                            402,951       393,874
------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Accrued pension asset                                                                     191,393       182,974
  Premises and equipment                                                                    198,845       208,004
  Other                                                                                       9,672         6,731
------------------------------------------------------------------------------------------------------------------
                                                                                            399,910       397,709
------------------------------------------------------------------------------------------------------------------
                                                                                        $     3,041    $   (3,835)
------------------------------------------------------------------------------------------------------------------

    The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994, consists of the following:

------------------------------------------------------------------------------------------------------------------
                                                                              1996          1995         1994
------------------------------------------------------------------------------------------------------------------
Current tax expense                                                        $   967,563    $ 797,675    $ 796,496
Deferred tax expense (benefit)                                                  66,939       96,482       (3,544)
------------------------------------------------------------------------------------------------------------------
                                                                           $ 1,034,502    $ 894,157    $ 792,952
------------------------------------------------------------------------------------------------------------------

    The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1996, 1995 and 1994, due to the following:

------------------------------------------------------------------------------------------------------------------
                                                                           1996           1995           1994
------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                                         $ 1,323,902    $ 1,113,975    $ 1,034,163
  Increase (decrease) in income taxes resulting from:
     Tax exempt interest income                                            (240,051)      (231,963)      (253,865)
     Other, net                                                             (49,349)        12,145         12,654
------------------------------------------------------------------------------------------------------------------
                                                                        $ 1,034,502    $   894,157    $   792,952
------------------------------------------------------------------------------------------------------------------

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES

    In the normal course of business there are outstanding various commitments and contingent liabilities which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.
    During 1993, the Corporation entered into an agreement to purchase .25 units of the Housing Equity Fund of Virginia II, L.P., a limited partnership. Under this agreement, the total purchase price will be $250,000. As of December 31, 1996, $219,255 of this obligation was funded. This amount, net of accumulated amortization of $18,800, is included under securities on the balance sheet as of December 31, 1996. The remainder of the subscription price will be payable at the call of the General Partner, Housing Capital Corporation of Virginia.

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    See Note 16 with respect to financial instruments with off-balance-sheet risk.

NOTE 14. RESTRICTIONS ON TRANSFERS TO PARENT

    Transfers of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1996 the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the Parent Corporation without prior regulatory approval totalled $4,189,263 or 15.8% of the consolidated net assets.

NOTE 15. DIVIDEND REINVESTMENT PLAN

    The Corporation has in effect a Dividend Reinvestment Plan which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on 95% of the stock's fair market value on each dividend record date.

NOTE 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1996 and 1995, is as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                                         1996           1995
-----------------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit                                                        $12,759,715    $10,756,764
  Standby letters of credit                                                           $   795,890    $ 1,537,971
-----------------------------------------------------------------------------------------------------------------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds property, inventory and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies from 0 percent to 100 percent; the average amount collateralized is 78 percent.
    The securities portfolio includes U.S. Treasury and U.S. Government agency securities which may, on occasion, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. The loaned securities continue to be reported in the financial statements, and the loan transaction is not reflected therein. In the event loans are secured by cash, the pledged cash is reported as an asset in the Corporation's balance sheet and an offsetting liability is reported as short-term borrowings. All such loans are callable in one business day. Such transactions may involve credit and interest rate risk. At December 31, 1996, securities loaned totaled $2,150,000.

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 1996, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $2,404,038.

NOTE 17. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.


CASH AND SHORT-TERM INVESTMENTS
    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
    For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS
    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered.

DEPOSIT LIABILITIES
    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
    The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
    The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.
    At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.
    The carrying amount is a reasonable estimate of the fair value of securities loaned.
    The estimated fair values of the Corporation's financial instruments are as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                           1996                    1995
                                                                   CARRYING      FAIR      Carrying      Fair
(dollars in thousands)                                              AMOUNT      VALUE       Amount      Value
-----------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments                                  $  9,380    $  9,380    $ 11,264    $ 11,264
  Securities                                                         82,393      82,761      84,040      84,617
  Loans                                                             109,234     109,127      94,516      95,148
  Less: allowance for loan losses                                    (1,248)         --      (1,320)         --
-----------------------------------------------------------------------------------------------------------------
       Total financial assets                                      $199,759    $201,268    $188,500    $191,029
-----------------------------------------------------------------------------------------------------------------
Financial liabilities:
  Deposits                                                         $175,037    $175,288    $164,118    $166,497
  Other borrowings                                                    4,649       4,649       5,593       5,517
-----------------------------------------------------------------------------------------------------------------
       Total financial liabilities                                 $179,686    $179,937    $169,711    $172,014
-----------------------------------------------------------------------------------------------------------------

NOTE 18. REGULATORY MATTERS

    The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional


SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.
    As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
    The Corporation's actual capital amounts and ratios are also presented in the table. No deduction was made from capital for interest rate risk.

----------------------------------------------------------------------------------------------------------------------------
                                                                                                        To Be Well
                                                                                                    Capitalized Under
                                                                     For Capital                    Prompt Corrective
                                          Actual                  Adequacy Purposes                 Action Provisions
(Dollars in Thousands)               Amount     Ratio          Amount            Ratio             Amount          Ratio
----------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total Capital (to Risk Weighted
     Assets):
       Consolidated                  $27,985    24.91%         >$8,987              >8.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $28,090    25.01%         >$8,987              >8.0%         >$11,233           >10.0%
                                                               -                    -             -                  -
  Tier 1 Capital (to Risk Weighted
     Assets):
       Consolidated                  $26,737    23.80%         >$4,493              >4.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $26,842    23.89%         >$4,493              >4.0%         >$6,740             >6.0%
                                                               -                    -             -                   -
  Tier 1 Capital (to
     Average Assets):
       Consolidated                  $26,737    12.93%         >$8,272              >4.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $26,842    12.98%         >$8,272              >4.0%         >$10,340            >5.0%
                                                               -                    -             -                   -
As of December 31, 1995:
  Total Capital (to Risk Weighted
     Assets):
       Consolidated                  $26,464    26.92%         >$7,863              >8.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $26,418    26.88%         >$7,863              >8.0%         >$9,829            >10.0%
  Tier 1 Capital (to Risk Weighted                             -                    -             -                  -
     Assets):
       Consolidated                  $25,235    25.67%         >$3,932              >4.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $25,189    25.63%         >$3,932              >4.0%         >$5,898             >6.0%
  Tier 1 Capital (to                                           -                    -             -                   -
     Average Assets):
       Consolidated                  $25,235    12.86%         >$7,851              >4.0%                  N/A
                                                               -                    -
       Second Bank & Trust           $25,189    12.83%         >$7,851              >4.0%         >$9,814             >5.0%
                                                               -                    -             -                   -
----------------------------------------------------------------------------------------------------------------------------

                                       27

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 19. PARENT CORPORATION ONLY FINANCIAL STATEMENTS

SECOND NATIONAL FINANCIAL CORPORATION
(PARENT CORPORATION ONLY)
BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------
                                                                                          December 31,
                                                                                     1996             1995
---------------------------------------------------------------------------------------------------------------
ASSETS
Investment in subsidiary                                                          $26,680,450      $25,170,357
Income taxes receivable                                                                36,238           32,377
Due from subsidiary                                                                 2,728,571        2,525,355
---------------------------------------------------------------------------------------------------------------
  Total assets                                                                    $29,445,259      $27,728,089
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities, short-term borrowings                                                $ 2,870,000      $ 2,511,000
---------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                            --               --
Common stock                                                                        3,737,137        3,757,156
Capital surplus                                                                     1,170,814        1,323,456
Retained earnings                                                                  21,828,996       20,154,878
Unrealized (loss) on securities available for sale, net                              (161,688)         (18,401)
---------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                       26,575,259       25,217,089
---------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                      $29,445,259      $27,728,089
---------------------------------------------------------------------------------------------------------------

SECOND NATIONAL FINANCIAL CORPORATION
(PARENT CORPORATION ONLY)
STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------------
                                                                            Years Ended December 31,
                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiary                                        $1,185,209      $1,051,646      $1,021,599
  Interest from subsidiary                                            127,083         126,358              --
---------------------------------------------------------------------------------------------------------------
                                                                    1,312,292       1,178,004       1,021,599
---------------------------------------------------------------------------------------------------------------
EXPENSES
  Interest                                                             84,846          89,127              --
  Amortization of organizational expenses                                  --           4,303           9,500
  Miscellaneous                                                        57,737          34,795           3,671
---------------------------------------------------------------------------------------------------------------
                                                                      142,583         128,225          13,171
---------------------------------------------------------------------------------------------------------------
     Net income before income tax benefit and undistributed
       equity in subsidiary                                         1,169,709       1,049,779       1,008,428
Income tax benefit                                                     36,238          32,377           4,478
---------------------------------------------------------------------------------------------------------------
     Net income before undistributed equity in subsidiary           1,205,947       1,082,156       1,012,906
Undistributed equity in subsidiary                                  1,653,380       1,300,084       1,235,799
---------------------------------------------------------------------------------------------------------------
     Net income                                                    $2,859,327      $2,382,240      $2,248,705
---------------------------------------------------------------------------------------------------------------

SECOND NATIONAL FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

SECOND NATIONAL FINANCIAL CORPORATION
(PARENT CORPORATION ONLY)
STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------
                                                                           Years Ended December 31,
                                                                    1996             1995             1994
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $ 2,859,327      $ 2,382,240      $ 2,248,705
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Amortization                                                       --            4,303            9,500
       Undistributed earnings of subsidiary                       (1,653,380)      (1,300,084)      (1,235,799)
       (Increase) in income taxes receivable                          (3,861)         (27,899)            (807)
       (Increase) in due from subsidiary                            (203,216)      (2,525,353)              --
---------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) operating activities           998,870       (1,466,793)       1,021,599
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid                                             (1,185,209)      (1,051,647)      (1,021,599)
  Net increase in short-term borrowings                              359,000        2,511,000               --
  Issuance of common stock -- dividend reinvestment plan             290,033           99,940               --
  Acquisition of common stock                                       (462,694)         (92,500)              --
---------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities          (998,870)       1,466,793       (1,021,599)
---------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                   --               --               --
CASH AND CASH EQUIVALENTS
  Beginning                                                               --               --               --
---------------------------------------------------------------------------------------------------------------
  Ending                                                         $        --      $        --      $        --
---------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Unrealized gain (loss) on securities available for sale        $  (217,102)     $ 2,614,144      $(2,642,024)
---------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

[YOUNT, HYDE & BARBOUR, P.C. LOGO]
Yount, Hyde & Barbour, P.C.
Certified Public Accountants
  and Consultants

To the Stockholders and Directors
Second National Financial Corporation
Culpeper, Virginia

We have audited the accompanying consolidated balance sheets of Second National Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Second National Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 30, 1997

Second National Financial Corporation
Officers and Directors

Culpeper Offices

Officers

Second National Financial Corporation
Taylor E. Gore                Chairman of the Board
O. R. Barham, Jr.             President and Chief Executive
                                   Officer
George L. Pulliam             Vice President
Jeffrey W. Farrar, CPA        Vice President and Chief
                                   Financial Officer

Officers

Second Bank & Trust
Taylor E. Gore                Chairman of the Board
O. R. Barham, Jr.             President & Chief Executive
                                   Officer
Jeffrey W. Farrar, CPA        Vice President & Chief
                                   Financial Officer
David W. Meadows              Vice President
J. Quintin Mullins            Vice President and Trust Officer
George L. Pulliam             Vice President
Jerry L. Raines               Vice President
George J. Sutorka             Vice President
Gregory C. Godsey             Assistant Vice President
John E. Meyer                 Assistant Vice President
Timothy B. Morris             Investment Representative
Peggy P. Mocarski             Assistant Vice President
G. William Morton, IV         Assistant Vice President
C. Shane Nicholls             Assistant Vice President
Donna H. Rosson               Assistant Vice President
Sallie E. Slaughter           Assistant Vice President
Delores N. Snead              Assistant Vice President
W. Scott Thompson             Assistant Trust Officer
Debra L. Dodson               Assistant Cashier
Steve A. Grayson              Assistant Cashier
Julia E. McMann               Assistant Cashier
Denise L. Whetzel             Assistant Cashier
Nancy E. Wilkerson            Assistant Cashier

Directors

Second National Financial Corporation
Second Bank & Trust

Lewis P. Armstrong            Taylor E. Gore
O. R. Barham, Jr.             Charles K. Gyory
Robert Y. Button, Jr.         W. Robert Jebson, Jr.
Gregory L. Fisher             Harlean Smoot
Marshall D. Gayheart, Jr.     Allen Y. Stokes

George P. Beard, Jr., Chairman Emeritus
Edwin G. Adair, Jr., Director Emeritus
J. Carlton Clore, Director Emeritus
H. M. Thomas, Jr., Director Emeritus
A. Gordon Willis, Jr., Director Emeritus

Madison Office

Officers

C. M. Ponton                  Assistant Vice President &
                                    Manager
Connie M. Aylor               Branch Officer


Advisors

James W. Aylor                Harry M. Gibbs
Lucian W. Clore               James C. Graves
Donald R. Eddins              Thomas J. Weaver


Locust Grove Office

Officers

Richard T. Harrington         Assistant Vice President &
                                   Manager
Patricia A. Banks             Branch Officer