Form 10-K, Exhibit 13
period 1997-12-31
SECOND NATIONAL FINANCIAL CORP
filed 1998-03-30
CIK 862077

OUR MOST PROFITABLE ASSET - OUR PEOPLE

Joan S. Anderson       Erica G. Gates            Charles A. Martorana     Sarah W. Newman

Sherrie K. Arey        Gregory C. Godsey         Julia E. McMann          C. Shane Nicholls

Connie M. Aylor        Steve A. Grayson          David W. Meadows         Cathy L. Poe

Gina M. Aylor          Elaine G. Griffith        Rebecca L. Merritt       C. M. Ponton

Patricia A. Banks      Richard T. Harrington     John E. Meyer            Wanda E. Powers

O. R. Barham, Jr.      Melissa J. Hitt           Florine S. Miller        George L. Pulliam

Victoria E. Beales     Ann E. C. Homan           Beverly A. Minor         Jerry L. Raines

Jennifer R. Berry                   TABLE OF CONTENTS                     Kimberley J. Ramey

Jennifer L. Bivens     Letter to Stockholders                      2      Mandy S. Rankin

Sonya E. Bradley       Selected Financial Data                     4      Donna H. Rosson

Tina S. Bright         Migrating to Electronic Banking             5      Betsy L. Sanftner

Angela D. Brown        Directors and Officers                      6      Jaime E. Sheads

Judy J. Brown          Management's Discussion and Analysis        7      Sallie E. Slaughter

Pamela S. Buckley      Consolidated Financial Statements          16      Michelle C. Smith

Susan A. Burnett       Notes to Consolidated Financial Statements 21      George J. Sutorka

Anna M. Bushong        Independent Auditors Report                34      Linda-Jean Tallman

Helen B. Clanagan      Stockholder Information                    35      Catherine C. Tharp

Susan C. Coli                                                             W. Scott Thompson, III

Jessica W. Collier     Frances T. Horner         Fannie W. Miranda        Corinthians Tomes

Christine S. Cooper    Karen C. Ingram           Sarah Jane Mitchell      Marlene M. Vance

Janet L. Coppage       Martha L. Jenkins         Peggy P. Mocarski        Lisa M. Ward

Phyllis S. Crane       Rebecca P. Jenkins        Lawanda M. Moore         Barbara L. Weber

Joan E. Davis          Sheila A. Jones           Timothy B. Morris        Joye M. Weese

James R. Dennis        Kathryn J. Leake          G. William Morton, IV    Denise L.Whetzel

Debra L. Dodson        Susan L. Lowe             J. Quintin Mullins       Nancy E. Wilkerson

Jeffrey W. Farrar                                                         Jennifer M. Wilkins

Dina J. Fields                                                            Tammy L. Woodward

Nina S. Frye                                                              Jean C. Yancey

       SECOND NATIONAL FINANCIAL CORPORATION     1     1997 ANNUAL REPORT

DEAR STOCKHOLDER:

Second National Financial Corporation
completed its ninety-seventh year of business with some very impressive financial results. Overall, your Company set an earnings record of $3.245 million or $2.17 per share, representing a 13.48% increase over $2.859 million or $1.91 per share. Earnings for the year represented an 11.87% return on average equity and a 1.52% return on average assets, compared to 11.20% and 1.41% for the comparable period in 1996. These outstanding results were made possible from nothing less than the hard work and team effort of our employees.

     In particular, the improvement in earnings was largely driven by our loan growth of 19.7%. This loan growth translated into a loan-to-deposit ratio of 70.86% which pushed our net interest margin to 4.61% for the year, compared to 4.24% for the same comparable period of 1996. While the net interest margin showed a significant increase over the prior fiscal year, what was even more noteworthy was the growth in non-interest income. Non-interest income rose to $1.402 million, an improvement of $262 thousand or 22.9% over 1996. This non-interest income grew as a result of our improvement in service charges on deposits, fees from trust and brokerage services, and fees from our mortgage operations. Non-interest

                            RETURN ON AVERAGE EQUITY

                 [BAR GRAPH APPEARS HERE--SEE PERCENTAGES BELOW]

                             1993............. 9.76%
                             1994.............10.02
                             1995.............10.17
                             1996.............11.20
                             1997.............11.87



                                   NET INCOME
                                 (in thousands)

               [BAR GRAPH APPEARS HERE--SEE DOLLAR AMOUNTS BELOW]

                             1993.............$2,155
                             1994............. 2,249
                             1995............. 2,382
                             1996............. 2,859
                             1997............. 3,245


income will be an area we will continue to emphasize due to its ability to help minimize our exposure to fluctuations in interest rates. Non-interest expenses for the twelve month period increased $481 thousand or 9.5% with salaries, marketing, and occupancy costs associated with two new offices accounting for most of the increase. Despite our continued efforts to grow your Company's franchise, we still were able to hold our efficiency ratio to a very favorable 52.40%, a reduction from the 54.50% posted for year-end 1996. These achievements provide evidence of our continued emphasis on balancing profitability with growth.

     Outside of the excellent financial results posted for the year, I am equally proud of the nonquantitative achievements of your Company. We have long believed and continue to believe that our future success will come from our ability to balance personalized service with the use of new technology. We believe we continue to succeed at effectively incorporating these two critical areas. In just the past year, we successfully completed several noteworthy efforts aimed at improving your Company's performance and customer service. During 1997, we began the issuance of debit cards; installed three new ATMs with a local convenience/ fast food franchise and have other sites under development; our jointly-owned mortgage

       SECOND NATIONAL FINANCIAL CORPORATION    2     1997 ANNUAL REPORT
company, VHB Mortgage, opened its doors in downtown Fredericksburg; we extended our bank's lobby hours; hired a full-time Human Resources Director; added an experienced Trust Officer; recruited an Investment Specialist for our new Investment Services area; opened our sixth branch office in Harrisonburg; purchased a new customer profitability/software program for improving our marketing efforts; purchased a new computer system enterprise server, which will triple our current customer capacity; and last but not least, listed our stock on the Nasdaq Small Cap market. This last achievement I count among the most significant for not only you the stockholder, but for the Company itself. By going to a public market, we greatly improved the liquidity of our stock and the public exposure of our Company. The result of our listing has been a significant increase in market value of your Company. Point in fact, stockholder value increased by over $19.5 million during 1997, and your Company now has a capitalization level of roughly $50 million.

     As we look to 1998 and beyond, the landscape continues to change, as more and more Virginia banks disappear from the scene. Your Company, your board, and its management stand as committed as ever to see that Second National Financial Corporation

                                     ASSETS
                                 (in millions)

               [BAR GRAPH APPEARS HERE--SEE DOLLAR AMOUNTS BELOW]

                              1993............$191
                              1994............ 194
                              1995............ 196
                              1996............ 208
                              1997............ 222



                               EARNINGS PER SHARE

               [BAR GRAPH APPEARS HERE--SEE DOLLAR AMOUNTS BELOW]

                              1993............$1.43
                              1994............ 1.50
                              1995............ 1.59
                              1996............ 1.91
                              1997............ 2.17


continues to grow and to prosper in what we see as opportunistic times. No doubt, this coming year will be our most challenging yet. We will continue to see consolidation, increased competition, and shrinking margins. In this environment, we believe our tried and true advantages of personal customer relationships built around local autonomy and decision making will continue to serve us well in 1998 and into the next millennium.

Very truly yours,


/s/ O. R. Barham, Jr.
_________________________
O. R. Barham, Jr. (Ed)
President & Chief Executive Officer


       SECOND NATIONAL FINANCIAL CORPORATION    3     1997 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

                                                                     Years Ended December 31,
(Dollars in Thousands except per share data)      1997          1996          1995           1994          1993
------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
DATA:
Total Interest Income
   and Fees on Loans                           $ 15,733       $ 14,500      $ 13,215       $ 12,378      $ 12,464
Total Interest Expense                            6,884          6,670         6,436          5,676         6,214
Net Interest Income                               8,849          7,830         6,779          6,702         6,250
Provision for Loan Losses                           125             --            --             --            --
Net Income                                        3,245          2,859         2,382          2,249         2,155

PERFORMANCE RATIOS:
Return on Average
   Assets                                          1.52%          1.41%         1.23%          1.16%         1.15%
Return on Average
   Equity                                         11.87%         11.20%        10.17%         10.02%         9.76%
Net Interest Margin                                4.61%          4.24%         3.86%          3.84%         3.83%
Efficiency Ratio                                  52.40%         54.50%        55.90%         57.62%        57.84%
Equity to Assets Ratio                            13.01%         12.81%        12.87%         11.45%        11.86%

PER SHARE DATA:
Net Income                                     $   2.17       $   1.91      $   1.59       $   1.50      $   1.43
Cash Dividends                                      .90            .79           .70            .68           .66
Book Value                                        19.26          17.78         16.78          14.75         15.09
Market Price Per Share                            33.00          20.00         19.00          19.00         19.25
Cash Dividend Payout Ratio                        41.41%         41.45%        44.15%         45.43%        46.01%

BALANCE SHEET DATA:
Assets                                         $222,070       $207,474      $195,919       $193,554      $191,099
Deposits                                        184,605        175,037       164,118        161,128       164,068
Loans                                           130,802        109,319        94,614         81,553        74,984
Stockholders' Equity                             28,895         26,575        25,217         22,154        22,670

ASSET QUALITY RATIOS:
Total allowance for loan losses
   to total loans outstanding                      1.04%          1.14%         1.40%          1.67%         1.86%
Non-performing assets to year-end
   loans and other property owned                   .39%           .59%         1.24%          1.59%         4.45%

       SECOND NATIONAL FINANCIAL CORPORATION     4     1997 ANNUAL REPORT

MIGRATING TOWARD ELECTRONIC BANKING

     As technology rapidly changes the world in which we live, customers expect more personalized service, a faster delivery system and easier access to their finances day or night, seven days a week. We are committed to meeting those expectations.

     While our customers expect excellent personal face-to-face service, they now also require us to communicate with them electronically as well. Our Phonebanc 24 touch tone banking system provides 24-hour, seven-day-a-week access to account information, and is used by our customers over 800 times a week. Our home page on the internet allows customers to review product information, communicate with bank personnel or even apply for a personal loan. The Second Bank & Trust VISA Check Card allows our customers to us their "plastic" rather than write a check, with funds deducted from their checking account, not a credit card charge. We continue to explore the feasibility of home banking and internet banking, and see delivery of both of these capabilities in the not to distant future.


     -----------------------------------------------------------------------

                                2ND BANK & TRUST

                       [INTERNET HOME PAGE APPEARS HERE]

     ----------------------------------------------------------------------
     Second Bank and Trust Debit Card!!! Click here for more information!!!
     ----------------------------------------------------------------------

[EQUAL HOUSING   Site and contents (C) Copyright 2nd Bank & Trust.   Member FDIC
 LENDER LOGO]    Produced by Halifax Interactive Technology Group
     ----------------------------------------------------------------------
                               www.secondbank.com


PLANNING FOR THE YEAR 2000

     Much has been written about the Year 2000 technology dilemma and its impact on community banks. Second has established a corporate-wide Year 2000 Project Team with the goal of ensuring that all systems across the enterprise are identified, analyzed for Year 2000 compliance, corrected if necessary, tested and changes put into service by the end of 1998. Our hardware and software systems testing is well underway, and we have committed significant resources to ensure that systems are Year 2000 compliant well before the year is upon us. Our plan is to have all changes completed in time to allow for testing and compliance certification. This will enable the Corporation to transition smoothly to the next century. We will soon have both a Year 2000 hotline and web site updates to ensure our customers remain confident in their relationships and accounts with Second.

       SECOND NATIONAL FINANCIAL CORPORATION     5     1997 ANNUAL REPORT

SECOND NATIONAL FINANCIAL CORPORATION

OFFICERS

Taylor E. Gore, Chairman of the Board                       George L. Pulliam, Vice President
O. R. Barham, Jr., President & Chief Executive Officer      Jeffrey W. Farrar, Secretary & Chief Financial Officer

DIRECTORS

Lewis P. Armstrong                  Harlean Smoot
O. R. Barham, Jr.                   George P. Beard, Jr., Chairman Emeritus
Robert Y. Button, Jr.               Edwin G. Adair, Jr., Director Emeritus
Gregory L. Fisher                   J. Carlton Clore, Director Emeritus
Marshall D. Gayheart, Jr.           Allen Y. Stokes, Director Emeritus
Taylor E. Gore                      H. M. Thomas, Jr., Director Emeritus
Charles K. Gyory                    A. Gordon Willis, Jr., Director Emeritus
W. Robert Jebson, Jr.

MADISON ADVISORY BOARD

James W. Aylor                      Harry M. Gibbs
Lucian W. Clore                     James C. Graves
Donald R. Eddins                    Thomas J. Weaver

SECOND BANK & TRUST

OFFICERS

Taylor E. Gore                      Chairman of the Board
O. R. Barham, Jr.                   President & Chief Executive Officer
Jeffrey W. Farrar                   Vice President & Chief Financial Officer
J. Quintin Mullins                  Vice President & Trust Officer
George L. Pulliam                   Vice President
Jerry L. Raines                     Vice President
George J. Sutorka                   Vice President
Jennifer L. Bivens                  Vice President, Human Resources
Ann E. C. Homan                     Vice President
Charles A. Martorana                Vice President
David W. Meadows                    Vice President
Gregory C. Godsey                   Assistant Vice President
Richard T. Harrington               Assistant Vice President
John E. Meyer                       Assistant Vice President
Peggy P. Mocarski                   Assistant Vice President
Timothy B. Morris                   Investment Representative
G. William Morton, IV               Assistant Vice President
C. Shane Nicholls                   Assistant Vice President
C. M. Ponton                        Assistant Vice President
Donna H. Rosson                     Assistant Vice President
Betsy L. Sanftner                   Assistant Vice President & Trust Officer
Sallie E. Slaughter                 Assistant Vice President
W. Scott Thompson, III              Assistant Trust Officer
Connie M. Aylor                     Branch Officer
Patricia A. Banks                   Branch Officer
Steve A. Grayson                    Assistant Cashier
Julia E. McMann                     Assistant Cashier
Denise L. Whetzel                   Assistant Cashier
Nancy E. Wilkerson                  Assistant Cashier

       SECOND NATIONAL FINANCIAL CORPORATION     6     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     For Second National Financial Corporation, 1997 was another successful year characterized by strong core financial performance, balance sheet growth and an attractive return for our stockholders. Earnings for the year ended December 31, 1997 were $3.245 million or $2.17 a share, an increase of approximately 13.5% compared to $2.859 million or $1.91 per share for 1996. Net income represented a 1.52% return on average assets and a 11.87% return on stockholder's equity versus 1.41% and 11.20% in 1996.

     While maintaining its core retail base in Culpeper and Madison counties, the Corporation was successful in expanding its franchise into Orange County and the City of Harrisonburg. The Locust Grove and Harrisonburg branches were major contributors to strong loan and asset growth in 1997. Net loans receivable at December 31, 1997 amounted to $129.3 million, an increase of $21.3 million or 19.7% over 1996. Total assets at December 31, 1997 amounted to $222.1 million, an increase of $14.6 million or 7.0% over 1996. Growth in assets was partially funded by an increase in deposits of $9.5 million or 5.5% over 1996.

     This growth in loans resulted in growth in earning assets as well as improvement in the earning asset mix. In addition, improvement in average yield on our securities portfolio from 6.20% in 1996 to 6.58% in 1997 contributed to higher yields on earning assets and improvement in the net interest margin. These factors contributed greatly to an increase in net interest income of $1.018 million or 13.0% for the year ended December 31, 1997 over the comparable period in 1996.

     Loan quality continues to be excellent, with nonperforming loans amounting to $516 thousand or .2% of assets at December 31, 1997, compared to $582 thousand or .3% of assets at December 31, 1996 and $1.17 million or .6% of assets at December 31, 1995. The total allowance for loan losses amounted to 2.64, 2.14 and 1.13 times the amount of nonperforming loans at December 31, 1997, 1996 and 1995, respectively.


                              NET INTEREST MARGIN

                   [BAR GRAPH APPEARS HERE--SEE RATES BELOW]

                              1993............ 3.83
                              1994............ 3.84
                              1995............ 3.86
                              1996............ 4.24
                              1997............ 4.61


                                RETURN ON ASSETS

                   [BAR GRAPH APPEARS HERE--SEE RATES BELOW]

                              1993............ 1.15
                              1994............ 1.16
                              1995............ 1.23
                              1996............ 1.41
                              1997............ 1.52


Net Interest Income and Net Interest Margin

     The most significant component of the Corporation's profitability is net interest income. Net interest income is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short term borrowings represent the significant liabilities.

     Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities) and (2) changes in volume (average balances of interest-earning assets and interest bearing liabilities).

     The net interest margin is calculated as tax equivalent net interest income divided by average earning assets and represents the Corporation's net yield on its earning assets. The net interest margin improved to 4.61% in 1997, compared to 4.24% in 1996 and 3.86% in 1995. The Corporation improved its net interest margin in 1997 as compared to 1996 and in 1996 as compared to 1995 by improving its earning asset volume and yield, primarily through strong loan growth and investment portfolio performance. Net loans receivable as a percentage of deposits increased to 70.1% in 1997, compared with 61.7% in 1996 and 56.8% in 1995. Average earning assets increased to $199.4 million from $192.5 million in 1996 and $184.0 million in 1995.

     The following table sets forth the average balances of interest-earning assets, interest bearing liabilities, the net interest margin and the interest rate spread at the end of and for the years indicated.

       SECOND NATIONAL FINANCIAL CORPORATION     7     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                             Year ended December 31                     Year ended December
                                                      1997                                     1996
                                        Average     Interest    Average        Average       Interest    Average
Dollars in thousands                    Balance  Income/Expense  Rates         Balance    Income/Expense  Rates
-----------------------------------------------------------------------------------------------------------------------
Assets
Loans receivable, net                 $ 118,756    $ 10,803       9.10%       $ 102,747      $  9,344      9.09%
Investment securities
  Taxable                                64,763       4,101       6.33           71,153         4,160      5.85
  Tax exempt                             13,387       1,045       7.81           12,033         1,000      8.31
-----------------------------------------------------------------------------------------------------------------------
Total Investments                        78,150       5,146       6.58           83,186         5,160      6.20

Interest - bearing deposits in
  other banks                                --          --         --            1,277            55      4.31
Federal funds sold                        2,526         139       5.50            5,272           282      5.35
-----------------------------------------------------------------------------------------------------------------------
Total Earning Assets                    199,432      16,088       8.07 Tax Eql  192,482        14,841      7.71Tax Eql

Allowance for loan losses                (1,297)                                 (1,309)
Cash and due from banks                   7,483                                   4,778
Bank premises and equipment               4,865                                   4,724
Other assets                              2,514                                   2,603
-----------------------------------------------------------------------------------------------------------------------
Total Assets                            212,997                                 203,278
-----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Time and savings deposits
  Interest-bearing transaction           27,480         661       2.41           27,237           610      2.24
  Money market deposit accounts          19,819         761       3.84           19,495           733      3.76
  Passbook savings accounts              26,437         767       2.90           28,508           787      2.76
  Certificates of deposit (>$100,000)    14,932         806       5.40           13,843           775      5.60
  Other certificates of deposit          67,618       3,656       5.41           63,403         3,475      5.48
-----------------------------------------------------------------------------------------------------------------------
Total Time and Savings Deposits         156,286       6,651       4.26          152,486         6,380      4.18

Federal funds purchased and securities
  under agreement to repurchase           1,867         106       5.68            1,199            61      5.09
Note payable                                 --          --         --            1,289           122      9.46
Other borrowings                            625          25       4.00              547            24      4.39
Master notes                              2,764         102       3.69            2,412            85      3.52
-----------------------------------------------------------------------------------------------------------------------
Total Interest - Bearing Liabilities    161,542       6,884       4.26          157,933         6,672      4.22
Demand deposits                          22,828                                  18,693
Other liabilities                         1,292                                   1,117
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities                       185,662                                 177,743
Stockholders' equity                     27,335                                  25,535
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                $ 212,997                               $ 203,278
-----------------------------------------------------------------------------------------------------------------------
Net interest income (tax equivalent)               $  9,204                                  $  8,169
-----------------------------------------------------------------------------------------------------------------------
  Average interest rate spread                                    3.81%                                    3.49%
  Interest expense as percentage of
    average earning assets                                        3.45%                                    3.47%
  Net interest margin                                             4.61%                                    4.24%
-----------------------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     8     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                             Year ended December 31
                                                      1995
                                        Average     Interest    Average
Dollars in thousands                    Balance  Income/Expense  Rates
-------------------------------------------------------------------------------
Assets
Loans(net of unearned)               $   89,251    $  8,089      9.06%
Investment securities
  Taxable                                73,805       3,985       5.40
  Tax exempt                             11,611         962       8.29
-------------------------------------------------------------------------------
Total Investments                        85,416       4,947       5.79

Interest - bearing deposits in
  other banks                             4,938         245       4.96
Federal funds sold                        4,406         260       5.90
-------------------------------------------------------------------------------
Total Earning Assets                    184,011      13,541       7.36 Tax Eql

Allowance for loan losses                (1,340)
Cash and due from banks                   4,027
Bank premises and equipment               4,571
Other assets                              2,727
-------------------------------------------------------------------------------
Total Assets                            193,996
-------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Time and savings deposits
  Interest-bearing transactions          25,735         612       2.38
  Money market deposit accounts          19,389         721       3.72
  Passbook savings accounts              31,349         905       2.89
  Certificates of deposit (>$100,000)    10,601         814       7.68
  Other certificates of deposits         60,094       3,023       5.03
-------------------------------------------------------------------------------
Total Time and Savings Deposits         147,168       6,075       4.13

Federal funds purchased and securities
  under agreement to repurchase           1,368          78       5.70
Note payable                              1,836         169       9.20
Other borrowings                            520          25       4.81
Master notes                              2,136          89       4.17
-------------------------------------------------------------------------------
Total Interest-Bearing Liabilities      153,028       6,436       4.21
Demand deposits                          16,503
Other liabilities                         1,050
-------------------------------------------------------------------------------
Total Liabilities                       170,581
Stockholders' equity                     23,415
-------------------------------------------------------------------------------
Total Liabilities and
  Stockholder' Equity                $  193,996
-------------------------------------------------------------------------------
Net interest income (tax equivalent)               $  7,105
-------------------------------------------------------------------------------
  Average interest rate spread                                    3.15%
  Interest expense as percentage of
    average earning assets                                        3.50%
   Net interest margin                                            3.86%
-------------------------------------------------------------------------------

1) Income and yields are computed on a tax-equivalent basis using statutory federal income tax rates, exclusive of the interest expense. The tax equivalent adjustment was $355,000, $339,000 and $326,000 in 1997, 1996 and 1995,
respectively.

       SECOND NATIONAL FINANCIAL CORPORATION     9     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

                                                                  Years ended December 31
                                                    1997 vs 1996                           1996 vs 1995
                                                 Increase (Decrease)                    Increase (Decrease)
Dollars in thousands                             Due to changes in:                     Due to changes in:
--------------------------------------------------------------------------------------------------------------------
                                          Volume        Rate         Total       Volume        Rate          Total
--------------------------------------------------------------------------------------------------------------------
Earning Assets: (1)
  Loans                                  $ 1,456     $     3       $ 1,459      $ 1,228     $    27        $ 1,255
  Securities:
    Taxable                                 (788)        729           (59)        (133)        308            175
    Tax-exempt                                65         (35)           30           36           2             38
--------------------------------------------------------------------------------------------------------------------
    Total securities                        (723)        694           (29)         (97)        310            213
  Interest-bearing deposits
    in other banks                           (55)         --           (55)        (161)        (29)          (190)
  Federal funds sold                        (151)          8          (143)          42         (20)            22
--------------------------------------------------------------------------------------------------------------------
    Total earning assets                     527         705         1,232        1,012         288          1,300
--------------------------------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
  Time and savings deposits:
    Interest-bearing deposits                  5          46            51           --          (2)            (2)
    Money market deposits                     12          16            28            4           8             12
    Savings deposits                         (67)         47           (20)         (67)        (39)          (106)
    Certificates of deposit:
      Certificates of $100,000 or more        57         (26)           31         (341)        302            (39)
      Certificates of less than $100,000     227         (46)          181          172         280            452
--------------------------------------------------------------------------------------------------------------------
    Total time and savings deposits          234          37           271         (232)        549            317
  Federal funds purchased & under
    agreements to repurchase                  37           9            46           (9)         (8)           (17)
  Notes payable                             (122)         --          (122)         (56)          5            (51)
  Other short term borrowings                 16           2            18           --          --             --
--------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities   $   165     $    48       $   213      $  (297)    $   546        $   249
--------------------------------------------------------------------------------------------------------------------
  Change in net interest income          $   362     $   657       $ 1,019      $ 1,309     $  (258)       $ 1,051
--------------------------------------------------------------------------------------------------------------------

* The combined effect of changes in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and the change due to rate.

Interest Rate Sensitivity
Asset/Liability Management

     Paramount to the earnings performance of the Corporation is the effective management of interest rate sensitivity, commonly referred to as asset-liability management.

     The Corporation is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at a different time interval from that of its interest-bearing liabilities. The Corporation uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods. Management believes that rate risk is best measured by simulation modeling.

       SECOND NATIONAL FINANCIAL CORPORATION     10     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Corporation monitors exposure to gradual change in rates of up to 200 basis points up or down over a rolling 12 month period. The Corporation's policy limit for the maximum negative impact on net interest income, gap analysis and change in equity from a gradual change in interest rates of 200 basis points over 12 months is 15%. Management has maintained a risk position well within this guideline levels during 1997.

     The following table presents the Corporation's present value change in equity under various rate scenarios as of December 31, 1997.


                                Minus 200         Minus 100         Current           Plus 100         Plus 200
                                  Basis             Basis            Fair               Basis           Basis
                                 Points            Points            Value             Points           Points
------------------------------------------------------------------------------------------------------------------
Total Securities              $ 79,025,742      $ 77,690,643     $ 76,170,028      $ 74,258,911     $ 72,313,582
------------------------------------------------------------------------------------------------------------------
    Change                       2,855,714         1,520,615               --        (1,911,117)      (3,856,446)
------------------------------------------------------------------------------------------------------------------
Total Other Investments            951,993           951,993          951,993           951,993          951,993
    Change                              --                --               --                --               --
------------------------------------------------------------------------------------------------------------------
Total Loans                    133,971,350       132,084,397      130,138,941       127,982,970      125,817,799
    Change                       3,832,409         1,945,456               --        (2,155,971)      (4,321,142)
------------------------------------------------------------------------------------------------------------------
Other Assets                    13,639,999        13,639,999       13,639,999        13,639,999       13,639,999
    Change                              --                --               --                --               --
------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive
  Assets                       227,589,084       224,367,032      220,900,961       216,833,873      212,723,373
    Change                       6,688,123         3,466,071               --        (4,067,088)      (8,177,588)
------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Deposits  166,074,099       163,421,699      160,848,103       158,350,097      155,924,625
    Change                       5,225,995         2,573,596               --        (2,498,006)      (4,923,478)
------------------------------------------------------------------------------------------------------------------
Total Non-Rate Sensitive        23,840,638        23,112,449       22,417,834        21,754,775       21,121,394
    Change                       1,422,804           694,615               --          (663,060)      (1,296,440)
------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Liab.     189,914,737       186,534,148      183,265,937       180,104,871      177,046,019
    Change                       6,648,799         3,268,211               --        (3,161,066)      (6,219,919)
------------------------------------------------------------------------------------------------------------------
Present Value Equity            37,674,347        37,832,883       37,635,023        36,729,002       35,677,354
    Change                    $     39,324      $    197,860     $         --      $   (906,022)    $ (1,957,669)
------------------------------------------------------------------------------------------------------------------

See Note 16 to consolidated financial statements for methods and assumptions to estimate fair value.

Noninterest Income

     Noninterest income consists of earnings generated primarily from service charges on deposit accounts, fiduciary income and other service charges, commissions and fees. Most categories of noninterest income exhibited growth in 1997, with strong increases recorded in service charges on deposits and trust and investment fees. The Corporation's noninterest income totaled $1.402 million in 1997, an increase of 23.0% from $1.140 million in 1996. Noninterest income in 1996 increased 6.5% from $1.071 million in 1995.

     The Corporation's trust service fee income totaled $408 thousand in 1997, a 23.0% increase from $371 thousand in 1996. Trust service fees in 1996 increased 5.6% from $352 thousand in 1995. Increased assets under management through business development efforts and greater market values for trust assets accounted for the gains in each period. For 1997, the investment services division generated $77 thousand in gross commissions in its first full year of operations on gross sales of approximately $3.1 million.

       SECOND NATIONAL FINANCIAL CORPORATION     11     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expense

     Noninterest expenses for 1997 were $5.56 million, compared to $5.08 million in 1996 and $4.57 million in 1995, respectively. The increase in 1997 compared to 1996 of 9.5% was attributable to several factors including a higher salary base, marketing and supplies associated with the opening of two new branches, as well as increased expenditures for professional services and technology related costs. The increase in 1996 compared to 1995 was attributable to an increase in branch costs, additional personnel and professional fees. Management estimates the total cost for making the Corporation's computer systems Year 2000 compliant to not be material to financial results in 1998.

     Overall, the Corporation has improved efficiency as demonstrated by an improvement in its efficiency ratio, which is a measure of the Corporation's gross revenues consumed by noninterest expenses or overhead. The Corporation's efficiency ratio was 52.40% in 1997, compared to 54.50% in 1996 and 55.90% in 1995.

Asset Quality

     The Corporation continued to experience high loan quality during 1997. Nonperforming loans amounted to $516 thousand or .2% of assets at December 31, 1997, compared to $582 thousand or .3% of assets at December 31, 1996. The Company had net charge-offs of $12 thousand and recorded provision for loan losses of $125 thousand for the year ended December 31, 1997, compared to net charge-offs of $73 and no provisions recorded for the comparable period in 1996, and no provision and net charge-offs of $45 thousand in 1995.The allowance for loan losses at December 31, 1997 amounted to $1.361 million compared to $1.247 million at December 31, 1996. The allowance for loan losses represents 264% of nonperforming assets at December 31, 1997. The allowance for loan losses as a percentage of net loans amounted to 1.04% at December 31, 1997 compared to 1.14% at December 31, 1996. This decrease was primarily attributable to a 19.7% increase in gross loans in 1997.

     The adequacy of the allowance for loan losses is reviewed quarterly by management based on an evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

     The following table provides an analysis of the allowance for loan losses for the past five years.


                                                                            December 31
(In thousands)                                       1997        1996          1995           1994          1993
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1               $ 1,247     $ 1,320       $ 1,365        $ 1,398       $ 1,509
Loans charged off:
  Commercial                                             0          25            68             48            47
  Real estate                                           --          --            --             35            81
  Installment                                           32          76            10              6            24
-------------------------------------------------------------------------------------------------------------------
  Total loans charged off                               32         101            78             89           152
-------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                            10           8            12              2             7
  Real estate                                           --          --            --             10             5
  Installment                                           11          20            21             44            29
-------------------------------------------------------------------------------------------------------------------
  Total recoveries                                      21          28            33             56            41
-------------------------------------------------------------------------------------------------------------------
  Net charge offs                                       11          73            45             33           111
  Provision for loan losses                            125          --            --             --            --
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31             $ 1,361      $1,247       $ 1,320        $ 1,365       $ 1,398
-------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to
  total loans outstanding at end of the year          1.04%      1.14%         1.40%          1.67%         1.86%
-------------------------------------------------------------------------------------------------------------------
Ratio of net charge offs to average
  loans outstanding during the year                  0.010%     0.070%        0.050%         0.042%        0.139%
-------------------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     12     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table reflects the composition of nonperforming assets for the past five years.

                                                                             December 31
(Dollars in thousands)                               1997        1996           1995           1994        1993
------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                 $   516     $   532         $ 1,177       $ 1,235     $ 3,100
Other property owned                                   --          --             --        $    60     $   239
------------------------------------------------------------------------------------------------------------------
Total non-performing assets                       $   516     $   532         $ 1,177       $ 1,295     $ 3,339
------------------------------------------------------------------------------------------------------------------
Loans past due 90 days
  accruing interest                               $    57     $   561         $   457       $   257     $ 1,213
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
  non-accrual loans                               263.76%      214.26%         112.15%       110.53%      45.10%
------------------------------------------------------------------------------------------------------------------
 Non-performing assets to year-end
  loans and other proper                            0.39%        0.59%           1.24%         1.59%       4.45%
------------------------------------------------------------------------------------------------------------------

Securities

     Investment securities and securities available for sale totaled $78.055 million and comprised 35.1% of total assets at December 31, 1997, as compared with $82.393 million and 39.7% of assets at December 31, 1996. The lower levels in 1997 were attributable to strong loan demand which exceeded deposit growth, requiring the Corporation to fund such loans with lower yielding securities.

     The Corporation benefited from improved yield on its securities portfolio in 1997, with the portfolio yielding 6.58% in 1997 compared to 6.20% in 1996. The Corporation attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management and hold a significant allocation of securities in states and political subdivisions that provide tax benefits.

     The following table includes information with respect to the Corporation's securities portfolio at December 31, 1997.

                                                                   December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                        1 Year             1-5            5-10           Over 10
(In thousands)                         or Less            Years          Years            Years            Total
-------------------------------------------------------------------------------------------------------------------
U. S. Agency Securities:
   Amortized cost                     $  4,493          $ 23,494       $  2,000          $      0        $ 29,987
   Fair value                         $  4,503          $ 23,418       $  2,001          $      0        $ 29,922
   Weighted average yield                5.02%             6.18%          7.00%             0.00%           6.06%
Mortgage-backed Securities:
   Amortized cost                     $    208          $    832       $  5,171          $  3,505        $  9,716
   Fair value                         $    208          $    833       $  5,229          $  3,583        $  9,853
   Weighted average yield                8.04%             6.21%          6.81%             6.76%           6.77%
U. S. Treasury Securities:
   Amortized cost                     $  8,994          $  9,953       $      0          $      0        $ 18,947
   Fair value                         $  9,001          $ 10,024       $      0          $      0        $ 19,025
   Weighted average yield                5.88%             6.09%          0.00%             0.00%           5.99%
Corporate Bonds:
   Amortized cost                     $      0          $  3,502       $      0          $      0        $  3,502
   Fair value                         $      0          $  3,511       $      0          $      0        $  3,511
   Weighted average yield                0.00%             6.40%          0.00%             0.00%           6.40%
Municipal Bonds:
   Amortized cost                     $    200          $  2,635       $ 10,422          $  2,017        $ 15,274
   Fair value                         $    203          $  2,688       $ 10,750          $  2,133        $ 15,774
   Weighted average yield               10.07%             7.11%          8.05%             8.94%           8.03%
Total Securities:
   Amortized cost                     $ 13,895          $ 40,416       $ 17,593          $  5,522        $ 77,426
   Fair value                         $ 13,915          $ 40,474       $ 17,980          $  5,716        $ 78,085
   Weighted average yield                5.70%             6.40%          7.29%             7.07%           6.54%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

       SECOND NATIONAL FINANCIAL CORPORATION     13     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Deposits

     The Corporation encountered stable deposit growth in 1997. Deposits at December 31, 1997 amounted to $184.6 million, an increase of $9.5 million or 5.47% over $175.1 million in 1996. Funds provided by the increase in deposits allowed the Corporation to fund about half of its loan growth and limit the use of higher cost borrowings. This growth also allowed the Corporation to better leverage its capital base in 1997. Noninterest bearing deposits increased by $3.7 million or 18.1% over 1996, which helped offset the higher cost associated with an increase of $6.5 million in certificates of deposit. The overall cost of deposit funds increased to 4.26% compared to 4.18% in 1996 and 4.13% in 1995.

     The following table illustrates average outstanding deposits and rates paid.

                                               1997                     1996                       1995
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                  Amount     Rate          Amount      Rate          Amount       Rate
----------------------------------------------------------------------------------------------------------------
Non-interest-bearing
  demand accounts                     $  22,828      --        $  18,693       --        $  16,503        --
Interest -bearing accounts:
  Interest checking                      27,480    2.41%          27,237     2.24%          25,735      2.38%
  Money market                           19,819    3.84%          19,495     3.76%          19,389      3.72%
  Regular savings                        26,437    2.90%          28,508     2.76%          31,349      2.89%
  Time deposits:

    Less than $100,000                   67,618    5.41%          63,403     5.48%          60,094      5.03%
    $100,000 and over                    14,932    5.40%          13,843     5.60%          10,601      7.68%
----------------------------------------------------------------------------------------------------------------
Total interest-bearing                  156,286    4.26%         152,486     4.18%         147,168      4.13%
----------------------------------------------------------------------------------------------------------------
Total deposits                        $ 179,114                $ 171,179                 $ 163,671
----------------------------------------------------------------------------------------------------------------

Maturities of Time Deposits of $100,000 and Over

                                           Within                3-6                   6-12             Over 12
(Dollars in thousands)                    3 Months              Months                Months            Months
----------------------------------------------------------------------------------------------------------------
At December 31, 1997                     $  2,820              $ 1,507               $  6,638           $ 6,684

GENERAL

Capital Adequacy

     Management seeks to maintain a capital structure that will provide a level of capital that ensures the Corporation will meet regulatory requirements for a "well - capitalized" institution and absorb potential losses. In achieving this goal, management recognizes the need to obtain proper leveraging of its capital base to maximize shareholder value.

     Stockholders' equity as of December 31, 1997 of $28.895 million increased $2.320 million or approximately 8.7% from $26.575 million in 1996. The Corporation had a ratio of risk-weighted assets to total capital of 22.59% and 24.91% at December 31, 1997 and 1996, and a ratio of risk-weighted assets to Tier I capital of 21.57% and 23.80% at December 31, 1997 and 1996, respectively.

Liquidity

     Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to

       SECOND NATIONAL FINANCIAL CORPORATION     14     1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

relevant factors including stability of deposits, quality of assets, the economy of markets served, concentrations of business and industry, competition, and the Corporation's overall financial condition. The Corporation's primary sources of liquidity are cash, due from banks, fed funds sold and securities in our available for sale portfolio. In addition, the Bank has substantial lines of credit from its correspondent banks and access to the Federal Reserve discount window to support liquidity as conditions dictate.

     The Corporation has no brokered deposits. Certificates of deposit in denominations of $100 thousand or more represent 9.7% of total deposits primarily from established core depositors.

     In the judgment of management, the Company maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations.

New Accounting Pronouncements

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishment of liabilities. FASB 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." Adoption of FASB 125 was not material; FASB 127 will be adopted as required in 1998 and is not expected to be material.

     In February 1997, Statement of Financing Accounting Standards No. 128, "Earnings per Share" (FASB 128), was issued and establishes new standards for computing and presenting earnings per share. FASB 128 is effective for the Corporation's December 31, 1997 financial statements, including restatement of interim periods; earlier application is not permitted. The Corporation had no potentially dilutive common stock, and thus the effect of the new standard will not be material.

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The Corporation plans to adopt the standard, as required, beginning in 1998; adoption is not expected to have a material impact on the Corporation.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption; however, comparative prior period information is required. The Corporation is evaluating the standard and plans adoption as required in 1998; adoption is not expected to have a significant financial impact on the Corporation.

       SECOND NATIONAL FINANCIAL CORPORATION     15     1997 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996

                                                                           1997               1996
------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                              $   6,545,669      $   5,012,015
Securities (market value: 1997, $78,554,665;
  1996, $82,760,841)                                                    78,054,659         82,393,160
Federal funds sold                                                         475,492          4,368,178
Loans, net                                                             129,351,897        107,986,477
Bank premises and equipment, net                                         4,988,020          4,874,324
Interest receivable                                                      1,730,376          1,788,074
Other assets                                                               923,661          1,051,498
------------------------------------------------------------------------------------------------------
      Total assets                                                   $ 222,069,774      $ 207,473,726
------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Liabilities
  Deposits:
    Noninterest-bearing demand deposits                              $  24,498,824      $  20,752,831
    Savings and interest-bearing demand deposits                        72,832,574         73,510,816
    Time deposits                                                       87,273,436         80,773,316
------------------------------------------------------------------------------------------------------
      Total deposits                                                   184,604,834        175,036,963
  Federal funds purchased and securities sold under
    agreement to repurchase                                              3,301,037          1,200,000
  Short-term borrowings                                                  3,838,000          3,448,854
  Interest payable                                                         754,020            705,273
  Other liabilities                                                        677,253            507,377
  Commitments and contingent liabilities                                        --                 --
------------------------------------------------------------------------------------------------------
      Total liabilities                                                193,175,144        180,898,467
------------------------------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock, no par value, 1,000,000 shares authorized,
  no shares issued and outstanding                                              --               --
Common stock, par value $2.50 per share; 3,000,000 shares
  authorized; 1997, 1,500,529 shares issued and outstanding;
  1996, 1,494,855 shares issued and outstanding                          3,751,323          3,737,137
Capital surplus                                                          1,308,457          1,170,814
Retained earnings                                                       23,730,119         21,828,996
Unrealized gain (loss) on securities available for sale, net               104,731           (161,688)
------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                        28,894,630         26,575,259
------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                    $  222,069,774      $ 207,473,726
------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

       SECOND NATIONAL FINANCIAL CORPORATION     16     1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995

                                                                1997                1996               1995
---------------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                               $ 10,802,679        $  9,343,964       $  8,089,163
  Interest and dividends on investment securities:
    Taxable                                                          --             195,062            197,875
    Nontaxable                                                  689,876             659,983            635,088
  Interest and dividends on securities available for sale:
    Taxable                                                   4,071,621           3,941,135          3,774,116
    Dividends                                                    30,371              23,988             13,372
  Interest income on federal funds sold                         138,820             281,987            259,813
  Interest on deposits in banks                                      --              54,523            245,423
---------------------------------------------------------------------------------------------------------------
      Total interest income                                  15,733,367          14,500,642         13,214,850
---------------------------------------------------------------------------------------------------------------

Interest Expense
  Interest on deposits                                        6,651,363           6,379,257          6,074,971
  Interest on federal funds purchased
    and securities sold under agreement to repurchase           106,317              60,781             77,500
  Interest on short-term borrowings                             126,737             108,393            114,340
  Interest on note payable                                           --             121,858            169,100
---------------------------------------------------------------------------------------------------------------
      Total interest expense                                  6,884,417           6,670,289          6,435,911
---------------------------------------------------------------------------------------------------------------
      Net interest income                                     8,848,950           7,830,353          6,778,939
Provision for loan losses                                       125,000                  --                 --
---------------------------------------------------------------------------------------------------------------
      Net interest income after provision
        for loan losses                                       8,723,950           7,830,353          6,778,939
---------------------------------------------------------------------------------------------------------------

Other Income
  Service charges on deposit accounts                           757,158             639,598            539,049
  Fees for trust services                                       408,620             371,065            351,536
  Investment services fee income                                 77,065               1,155                 --
  Other operating income                                        163,064             160,542            179,946
  Gains (losses) on sales of securities available for sale       (3,741)            (32,375)               199
---------------------------------------------------------------------------------------------------------------
      Total other income                                      1,402,166           1,139,985          1,070,730
---------------------------------------------------------------------------------------------------------------

Other Expenses
  Compensation and employee benefits                          3,044,587           2,869,368          2,561,058
  Net occupancy expense                                         324,487             290,284            268,173
  Supplies and equipment expenses                               799,484             713,483            671,722
  Capital stock tax                                             188,796             162,813            128,005
  Professional services                                         180,445             171,304             78,403
  Marketing                                                     124,643              90,222             93,363
  Other operating expenses                                      895,219             779,035            772,548
---------------------------------------------------------------------------------------------------------------
      Total other expenses                                    5,557,661           5,076,509          4,573,272
---------------------------------------------------------------------------------------------------------------
      Income before income taxes                              4,568,455           3,893,829          3,276,397
Income tax expense                                            1,323,737           1,034,502            894,157
---------------------------------------------------------------------------------------------------------------
      Net income                                           $  3,244,718        $  2,859,327       $  2,382,240
---------------------------------------------------------------------------------------------------------------
Earnings per Share, basic and
  assuming dilution                                        $       2.17        $       1.91       $       1.59
---------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

       SECOND NATIONAL FINANCIAL CORPORATION     17     1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

Years Ended December 31, 1997, 1996 and 1995

                                                                                     Unrealized
                                                                                    Gain (Loss)
                                                                                    on Securities
                                       Common         Capital         Retained       Available for
                                       Stock          Surplus         Earnings       Sale, Net           Total
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          $ 3,755,880     $ 1,317,292    $ 18,824,285     $ (1,743,736)   $ 22,153,721
  Net income - 1995                          --              --       2,382,240               --       2,382,240
  Cash dividends - 1995
    ($.70 per share)                         --              --      (1,051,647)              --      (1,051,647)
  Issuance of common stock -
    dividend reinvestment plan           13,776          86,164              --               --          99,940
  Acquisition of common stock           (12,500)        (80,000)             --               --         (92,500)
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $888,809                 --              --              --        1,725,335       1,725,335
-----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995            3,757,156       1,323,456      20,154,878          (18,401)     25,217,089
  Net income - 1996                          --              --       2,859,327               --       2,859,327
  Cash dividends - 1996
    ($.79 per share)                         --              --      (1,185,209)              --      (1,185,209)
  Issuance of common stock -
    dividend reinvestment plan           38,601         251,432              --               --         290,033
  Acquisition of common stock           (58,620)       (404,074)             --               --        (462,694)
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $(73,815)                --              --              --         (143,287)       (143,287)
-----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996            3,737,137       1,170,814      21,828,996         (161,688)     26,575,259
  Net income - 1997                          --              --       3,244,718               --       3,244,718
  Cash dividends - 1997
    ($.90 per share)                         --              --      (1,343,595)              --      (1,343,595)
  Issuance of common stock -
    dividend reinvestment plan           36,425         293,313              --               --         329,738
  Acquisition of common stock           (22,239)       (155,670)             --               --        (177,909)
  Change in unrealized gain
    (loss) on securities available
    for sale, net of deferred
    income taxes of $137,247                 --              --              --          266,419         266,419
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997          $ 3,751,323     $ 1,308,457    $ 23,730,119     $    104,731    $ 28,894,630
-----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

       SECOND NATIONAL FINANCIAL CORPORATION     18     1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

                                                                   1997                  1996              1995
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                   $  3,244,718        $  2,859,327       $  2,382,240
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                  513,111             463,952            438,794
      Provision for loan losses                                     125,000                  --                 --
      Deferred tax expense (benefit)                                (80,893)             66,939             96,482
      Pension (income) expense                                       33,291             (24,762)            (5,666)
      (Gain) loss on other real estate owned                             --               4,015            (13,088)
      (Gain) on sale of equipment                                   (12,988)                 --             (4,190)
      (Gain) loss on sale of securities available for sale            3,741              32,375               (199)
      Amortization of security premiums and
        accretion of discounts, net                                 (39,746)            (78,453)           (32,949)
      Amortization of organization expenses                              --                  --              4,303
      Changes in assets and liabilities:
        (Increase) decrease in interest receivable                   57,698             (28,160)            85,726
        (Increase) decrease in other assets                         121,414             (78,102)          (194,551)
        Increase in interest payable                                 48,747              82,743            121,777
        Increase (decrease) in other liabilities                     86,654             127,892            (35,146)
--------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities               4,100,747           3,427,766          2,843,533
--------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
  Decrease in interest-bearing deposits in other banks                   --           2,254,764          4,255,653
  Proceeds from sale of securities available for sale             5,497,656           5,966,508          1,748,069
  Proceeds from maturities and principal
    payments of investment securities                             2,425,000             500,000            507,000
  Proceeds from maturities and principal
    payments of securities available for sale                    18,353,449          34,071,985         32,673,717
  Purchase of investment securities                              (2,132,518)         (1,036,309)               --
  Purchase of securities available for sale                     (19,365,415)        (38,026,849)       (24,536,133)
  Proceeds from sale of fixed assets                                 16,903                  --              6,516
  Purchase of premises and equipment                               (630,722)           (610,462)          (578,453)
  Proceeds from sale of other real estate                                --                  --             72,938
  Net (increase) in loans                                       (21,490,420)        (14,793,741)       (13,090,319)
--------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities   (17,326,067)        (11,674,104)         1,058,988
--------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
   Net increase (decrease) in demand, money
     market and savings deposits                                  3,067,751             348,645         (7,235,323)
   Net increase in certificates of deposit                        6,500,120           7,570,148         10,225,739
   Net increase (decrease) in federal
     funds purchased and securities
     sold under agreement to repurchase                           2,101,037                  --         (5,750,000)
   Net increase in short-term borrowings                            389,146             730,900          2,272,960
   Principal payments on note payable                                    --          (1,675,000)          (300,000)
   Issuance of common stock - dividend
     reinvestment plan                                              329,738             290,033             99,940
   Acquisition of common stock                                     (177,909)           (462,694)           (92,500)
   Cash dividends paid                                           (1,343,595)         (1,185,209)        (1,051,647)
--------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities  $ 10,866,288        $  8,616,823       $ (1,830,831)
--------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

       SECOND NATIONAL FINANCIAL CORPORATION     19     1997 ANNUAL REPORT

Years Ended December 31, 1997, 1996 and 1995

                                                                   1997                  1996              1995
--------------------------------------------------------------------------------------------------------------------
          Increase (decrease) in cash and cash equivalents     $ (2,359,032)       $    370,485       $  2,071,690
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents
  Beginning                                                       9,380,193           9,009,708          6,938,018
--------------------------------------------------------------------------------------------------------------------
  Ending                                                       $  7,021,161        $  9,380,193       $  9,009,708
--------------------------------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                                   $  6,835,670        $  6,587,546       $  6,314,134
--------------------------------------------------------------------------------------------------------------------
    Income taxes                                               $  1,140,000        $  1,013,000       $    938,142
--------------------------------------------------------------------------------------------------------------------

Supplemental Schedule of Noncash Activities
  Investing Activities
    Other real estate acquired in settlement of loans          $         --        $    112,353       $         --
--------------------------------------------------------------------------------------------------------------------
    Unrealized gain (loss) on securities available for sale    $    403,666        $   (217,102)      $  2,614,144
--------------------------------------------------------------------------------------------------------------------
    Other real estate disposed of through loan proceeds        $         --        $    108,338       $         --
--------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

       SECOND NATIONAL FINANCIAL CORPORATION     20     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

Basis of Presentation

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

Risks and Uncertainties

     In its normal course of business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Corporation's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Corporation.

     The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1997, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

     The Corporation is subject to the regulations of various regulatory agencies which can change significantly from year to year. In addition, the Corporation undergoes periodic examinations by regulatory agencies which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examinations.

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

       SECOND NATIONAL FINANCIAL CORPORATION     21     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

     c.  Trading Securities

         Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1997 and 1996.

Loans

     Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

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

     The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

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

       SECOND NATIONAL FINANCIAL CORPORATION     22     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Earnings Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

     Weighted average shares were 1,493,477, 1,500,867 and 1,502,480 for the years ended 1997, 1996, and 1995, respectively. The Corporation had no potential common stock as of December 31, 1997, 1996, and 1995.

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

       SECOND NATIONAL FINANCIAL CORPORATION     23     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Real Estate

     Real estate acquired through foreclosure is carried at the lower of cost or fair market value less estimated selling costs.

Advertising

     The Bank follows the policy of charging the costs of advertising to expense as incurred.

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

Note 2.  Cash and Due From Banks

     The Corporation is required to maintain reserve balances with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the aggregate amounts of daily average required balances were approximately $1,530,000 and $1,310,000, respectively.

 Note 3.  Securities

     The amortized cost and fair value of securities being held to maturity as of December 31, 1997 and 1996, are as follows:

                                                               Gross               Gross
                                      Amortized              Unrealized          Unrealized          Fair
                                        Cost                   Gains              (Losses)           Value
--------------------------------------------------------------------------------------------------------------
1997
Obligations of states and
  political subdivisions            $ 14,264,504             $ 503,547           $  (3,541)      $ 14,764,510
--------------------------------------------------------------------------------------------------------------

1996
U.S. Government agencies            $  1,996,100             $  37,960           $      --       $  2,034,060
Obligations of states and
  political subdivisions              12,548,870               364,927             (35,206)        12,878,591
--------------------------------------------------------------------------------------------------------------
                                    $ 14,544,970             $ 402,887           $ (35,206)      $ 14,912,651
--------------------------------------------------------------------------------------------------------------

     The amortized cost and market value of securities being held to maturity as of December 31, 1997, by contractual maturity are shown below.

                                               Amortized          Fair
                                                  Cost            Value
---------------------------------------------------------------------------
Due in one year or less                      $    199,628     $    202,670
Due after one year through five years           4,421,750        4,589,373
Due after five years through ten years          8,386,918        8,654,781
Due after ten years                             1,256,208        1,317,686
---------------------------------------------------------------------------
                                             $ 14,264,504     $ 14,764,510
---------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     24     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and fair value of securities available for sale as of December 31, 1997 and 1996, are as follows:

                                                               Gross               Gross
                                      Amortized              Unrealized          Unrealized          Fair
                                        Cost                   Gains              (Losses)           Value
--------------------------------------------------------------------------------------------------------------
1997
U.S. Treasury securities            $ 18,946,358             $  84,384          $   (5,572)      $ 19,025,170
U.S. Government agencies              29,988,787                60,982            (127,225)        29,922,544
Corporate bonds                        3,502,325                 8,605                  --          3,510,930
Mortgage-backed securities             9,715,620               137,510                  --          9,853,130
State and political  subdivisions      1,008,630                    --                  --          1,008,630
Other                                    469,751                    --                  --            469,751
--------------------------------------------------------------------------------------------------------------
                                    $ 63,631,471             $ 291,481          $ (132,797)      $ 63,790,155
--------------------------------------------------------------------------------------------------------------
1996
U.S. Treasury securities            $ 18,420,696             $  36,757          $  (26,288)      $ 18,431,165
U.S. Government agencies              43,505,384                30,829            (338,299)        43,197,914
Mortgage-backed securities             5,749,863                57,733              (5,715)         5,801,881
Other                                    417,230                    --                  --            417,230
--------------------------------------------------------------------------------------------------------------
                                    $ 68,093,173             $ 125,319          $ (370,302)      $ 67,848,190
--------------------------------------------------------------------------------------------------------------

     The amortized cost and fair value of securities available for sale as of December 31, 1997, by contractual maturity are shown below.


                                               Amortized          Fair
                                                  Cost            Value
---------------------------------------------------------------------------
Due in one year or less                      $ 13,696,188     $ 13,704,567
Due after one year  through five years         37,781,439       37,793,304
Due after five years through ten years          3,418,453        3,340,593
Due after ten years                             8,265,640        8,481,940
Other                                             469,751          469,751
---------------------------------------------------------------------------
                                             $ 63,631,471     $ 63,790,155
---------------------------------------------------------------------------

      There were no sales of securities being held to maturity during 1997, 1996 and 1995.

     Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $5,497,656, $5,966,508 and $1,748,069. Gross realized gains of $-0-,
$-0- and $1,058 and gross realized losses of $3,741, $32,375 and $859 were recognized on those sales.

     Securities with amortized cost of $19,295,001 and $16,224,083 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

Note 4.  Loans

     Major classifications of loans are as follows:

                                                               December 31,
(thousands)                                                 1997          1996
-------------------------------------------------------------------------------
Real estate loans:
  Construction and land development                     $  10,878    $   6,274
  Farm land                                                   611          627
  1-4 family residential                                   53,953       51,927
Multifamily nonresidential and junior liens                37,513       27,819
Loans to farmers (except secured by real estate)              455          443
Commercial and industrial loans                             9,660        9,004
Consumer and installment loans                             14,528        9,872
All other loans                                             3,204        3,353
-------------------------------------------------------------------------------
   Total loans                                            130,802      109,319
Less:  Allowance for loan losses                            1,361        1,247
   Unearned loan fees                                          89           86
-------------------------------------------------------------------------------
   Loans, net                                           $ 129,352    $ 107,986
-------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     25     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.    Allowance for Loan Losses

     Changes in the allowance for loan losses were as follows:

                                                    December 31,
(thousands)                               1997          1996          1995
----------------------------------------------------------------------------
Balance at beginning of year            $ 1,247       $ 1,320       $ 1,365
Recoveries                                   20            28            33
Provision for loan losses                   125            --            --
Charge-offs                                 (31)         (101)          (78)
----------------------------------------------------------------------------
Balance at end of year                  $ 1,361       $ 1,247       $ 1,320
----------------------------------------------------------------------------

     Information about impaired loans as of and for the years ended December 31, 1997 and 1996 is as follows:


                                                                   1997           1996
-----------------------------------------------------------------------------------------
Impaired loans for which an allowance has been provided         $      --      $  69,054
Impaired loans for which no allowance has been provided           258,890        225,391
-----------------------------------------------------------------------------------------
  Total impaired loans                                          $ 258,890      $ 294,445
-----------------------------------------------------------------------------------------
Allowance provided for impaired loans, included in
  the allowance for loan losses                                 $      --      $  63,070
-----------------------------------------------------------------------------------------
Average balance in impaired loans                               $ 275,151      $ 341,871
-----------------------------------------------------------------------------------------
Interest income recognized                                      $  20,517      $   8,634
-----------------------------------------------------------------------------------------

     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $256,883 and $287,429 at December 31, 1997 and 1996. If interest on these loans had been accrued, such income would have approximated $40,953 and $21,486, respectively.

Note 6.  Related Party Transactions

     The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to Executive Officers and Directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1997 and 1996, these loans totaled $3,104,507 and $3,244,100, respectively. During 1997, total principal additions were $5,155,631 and total principal payments were $5,295,224.

Note 7. Bank Premises and Equipment, Net

     Premises and equipment are summarized as follows:

                                                                   December 31,
                                                               1997            1996
----------------------------------------------------------------------------------------
Bank premises                                             $ 4,254,049       $ 3,413,082
Leasehold improvements                                         59,009            59,009
Furniture and equipment                                     3,419,593         3,059,093
Construction in progress                                           --           631,080
----------------------------------------------------------------------------------------
                                                            7,732,651         7,162,264
Less accumulated depreciation and amortization              2,744,631         2,287,940
----------------------------------------------------------------------------------------
                                                          $ 4,988,020       $ 4,874,324
----------------------------------------------------------------------------------------

      Depreciation and amortization expense amounted to $513,111, $463,952 and $438,794 for 1997, 1996 and 1995, respectively.

Note 8.  Deposits

     The aggregate amount of jumbo time deposits, each with a minimum of $100,000, was approximately $17,648,870 and $14,290,613 at December 31, 1997 and
1996, respectively.

       SECOND NATIONAL FINANCIAL CORPORATION     26     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1997, the scheduled maturities of time deposits are as follows:

     1998                           $  54,385,188
     1999                              15,856,568
     2000                              10,131,067
     2001                               2,708,201
     2002 and thereafter                4,192,412
     --------------------------------------------
                                    $  87,273,436
     --------------------------------------------

Note 9.  Other Borrowings

     Short-term borrowings consists of Master Promissory Notes with Corporate customers. These notes bear a variable interest rate and are payable on demand.

     Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Note 10.  Employee Benefit Plans

     The Corporation maintains a profit sharing plan for all eligible employees. Amounts charged to operations were $205,000, $175,000 and $124,000 in 1997, 1996 and 1995, respectively.

     Eligible employees of the Corporation also participate in an Employee Stock Ownership Plan (ESOP) and 401-K Plan. Contributions to these plans are determined by the Board of Directors in accordance with Internal Revenue Service Regulations. Such contributions are limited to a percentage of the annual compensation of all employees covered by the plans. The Corporation's cash contribution to the ESOP was $64,420, $54,965 and $46,145 in 1997, 1996 and 1995, respectively. The Corporation's cash contribution to the 401-K Plan was $45,980, $45,869 and $42,855 in 1997, 1996 and 1995, respectively.

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

     The following table sets forth the Plan's funded status and amounts recognized in the Corporation's balance sheets:

                                                  1997                1996
------------------------------------------------------------------------------
[S][C]
Vested benefit obligation                    $  2,356,142        $  2,024,337
------------------------------------------------------------------------------
Accumulated benefit obligation               $  2,402,415        $  2,048,190
------------------------------------------------------------------------------
Projected benefit obligation                 $ (2,494,895)       $ (2,429,721)
Plan assets, at fair value                      3,309,339           2,821,152
------------------------------------------------------------------------------
Plan assets in excess of
  projected benefit obligation                    814,444             391,431
Unrecognized transition obligation               (258,016)           (301,019)
Unrecognized prior service cost                   566,855             614,587
Unrecognized net (gain) loss                     (593,652)           (142,077)
------------------------------------------------------------------------------
Net pension asset                            $    529,631        $    562,922
------------------------------------------------------------------------------

     Net periodic pension expense (income) includes the following components:

                                                          1997                1996                1995
---------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period     $     55,962        $     71,878        $    64,904
Interest cost on projected benefit obligation             162,952             116,064            106,109
Actual return on plan assets                             (190,352)           (339,546)          (554,975)
Net amortization and deferral                               4,729             126,842            378,296
---------------------------------------------------------------------------------------------------------
Net periodic pension (income)                        $     33,291        $    (24,762)       $    (5,666)
---------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     27     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the years ended December 31, 1997 and 1996 was 7.00% and 5.00%, respectively. The expected long-term rate of return on plan assets was 7.0% for both years.

 Note 11.  Income Taxes

     Net deferred tax assets (liabilities) consist of the following components as of December 31:

                                                 1997             1996
-------------------------------------------------------------------------
Deferred tax assets:
Reserve for loan losses                       $ 302,033        $ 263,568
Unearned loan fees                               50,934           28,661
Nonaccrual loan interest                         27,504            4,056
Keyman Life Insurance                                --           21,622
Securities available for sale                        --           83,294
Other                                             1,182            1,750
-------------------------------------------------------------------------
                                                381,653          402,951
-------------------------------------------------------------------------
Deferred tax liabilities:
Accrued pension asset                           180,037          191,393
Premises and equipment                          191,727          198,845
Securities available for sale                    53,953               --
Other                                             9,249            9,672
-------------------------------------------------------------------------
                                                434,966          399,910
-------------------------------------------------------------------------
                                              $ (53,313)       $   3,041
-------------------------------------------------------------------------

     The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995, consists of the following:

                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------
Current tax expense                                         $ 1,404,630    $   967,563   $ 797,675
Deferred tax expense (benefit)                                  (80,893)        66,939      96,482
---------------------------------------------------------------------------------------------------
                                                            $ 1,323,737    $ 1,034,502   $ 894,157
---------------------------------------------------------------------------------------------------

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997, 1996 and 1995, due to the following:

                                                                 1997          1996          1995
-----------------------------------------------------------------------------------------------------
Computed "expected" tax expense                             $ 1,553,275    $ 1,323,902   $ 1,113,975
  Increase (decrease) in income taxes resulting from:
    Tax exempt interest income                                 (241,858)      (240,051)     (231,963)
    Other, net                                                   12,320        (49,349)       12,145
-----------------------------------------------------------------------------------------------------
                                                            $ 1,323,737    $ 1,034,502   $   894,157
-----------------------------------------------------------------------------------------------------

Note 12.  Commitments and Contingent Liabilities

     In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

     During 1993, the Corporation entered into an agreement to purchase .25 units of the Housing Equity Fund of Virginia II, L.P., a limited partnership. Under this agreement, the total purchase price will be $250,000. As of December 31, 1997, $229,776 of this obligation was funded. This amount, net of accumulated amortization of $42,800, is included under securities on the balance sheet as of December 31, 1997. The remainder of the subscription price will be payable at the call of the General Partner, Housing Capital Corporation of Virginia.

     See Note 15 with respect to financial instruments with off-balance-sheet risk.

       SECOND NATIONAL FINANCIAL CORPORATION     28     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Restrictions on Transfers to Parent

     Transfers of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. During 1997, the banking subsidiary transferred $4,000,000 to the Parent Corporation as working capital. As of December 31, 1997 the aggregate amount of additional unrestricted funds which could be transferred from the banking subsidiary to the Parent Corporation without prior regulatory approval totalled $1,318,636 or 4.6% of the consolidated net assets.

Note 14. Dividend Reinvestment Plan

     The Corporation has in effect a Dividend Reinvestment Plan which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock's fair market value on each dividend record date, and allows for voluntary contributions to purchase stock.

Note 15.  Financial Instruments With Off-Balance-Sheet Risk

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

     A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:

                                                                               1997             1996
--------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit                                            $ 17,098,000     $ 12,760,000
  Standby letters of credit                                               $    462,000     $    796,000
--------------------------------------------------------------------------------------------------------

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

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds property, inventory and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997, varies from 0 percent to 100 percent; the average amount collateralized is 74 percent.

     The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 1997, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $2,678,572.

       SECOND NATIONAL FINANCIAL CORPORATION     29     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Disclosures About Fair Value of Financial Instruments

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

Loans

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposit Liabilities

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

Short-Term Borrowings

     The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

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

     At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                 1997                          1996
                                       Carrying         Fair         Carrying        Fair
(thousands)                             Amount          Value         Amount         Value
---------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments     $   7,021      $   7,021      $   9,380      $   9,380
  Securities                             78,055         78,555         82,393         82,761
  Loans                                 130,713        129,385        109,234        109,127
  Less: allowance for loan losses        (1,361)           --          (1,248)           --
---------------------------------------------------------------------------------------------
      Total financial assets          $ 214,428      $ 214,961      $ 199,759      $ 201,268
---------------------------------------------------------------------------------------------
Financial liabilities:
  Deposits                            $ 184,605      $ 173,089      $ 175,037      $ 175,288
  Other borrowings                        7,139          7,139          4,649          4,649
---------------------------------------------------------------------------------------------
      Total financial liabilities     $ 191,744      $ 180,228      $ 179,686      $ 179,937
---------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     30     1997 ANNUAL REPORT



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.  Regulatory Matters

     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary
- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal
Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's actual capital amounts and ratios are also presented in the table. No deduction was made from capital for interest rate risk.


                                                                                      To Be Well
                                                                                   Capitalized Under
                                                            For Capital            Prompt Corrective
                                       Actual            Adequacy Purposes         Action Provisions
(Amount in Thousands)            Amount     Ratio       Amount       Ratio        Amount       Ratio
------------------------------------------------------------------------------------------------------
As of December 31, 1997:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                 $ 30,151    22.59%     >$ 10,679     >8.0%               N/A
                                                       -             -
   Second Bank & Trust          $ 26,694    20.07%     >$ 10,641     >8.0%     >$ 13,302     > 10.0%
 Tier 1 Capital (to Risk                               -             -         -             -
  Weighted Assets):
   Consolidated                 $ 28,790    21.57%     >$ 5,340      >4.0%               N/A
                                                       -             -
   Second Bank & Trust          $ 25,333    19.04%     >$ 5,321      >4.0%     >$  7,981     > 6.0%
 Tier 1 Capital (to                                    -             -         -             -
  Average Assets):
   Consolidated                 $ 28,790    13.23%     >$ 8,706      >4.0%               N/A
                                                       -             -
   Second Bank & Trust          $ 25,333    11.64%     >$ 8,706      >4.0%     >$ 10,883     > 5.0%
As of December 31, 1996:                               -             -         -             -
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                 $ 27,985    24.91%     >$ 8,987      >8.0%               N/A
                                                       -             -
   Second Bank & Trust          $ 28,090    25.01%     >$ 8,987      >8.0%     >$ 11,233     > 10.0%
 Tier 1 Capital (to Risk                               -             -         -             -
   Weighted Assets):
    Consolidated                $ 26,737    23.80%     >$ 4,493      >4.0%               N/A
                                                       -             -
    Second Bank & Trust         $ 26,842    23.89%     >$ 4,493      >4.0%     >$  6,740     > 6.0%
 Tier 1 Capital (to                                    -             -         -             -
   Average Assets):
    Consolidated                $ 26,737    12.93%     >$ 8,272      >4.0%               N/A
                                                       -             -
    Second Bank & Trust         $ 26,842    12.98%     >$ 8,272      >4.0%     >$ 10,340     > 5.0%
                                                       -             -         -             -
------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     31     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Parent Corporation Only Financial Statements

Second National Financial Corporation (Parent Corporation Only)
Balance Sheets
December 31, 1997 and 1996

                                                                             1997               1996
--------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                 $  1,520,833       $         --
Securities available for sale
  (market value $2,008,630)                                                2,008,630                 --
Investment in subsidiary                                                  25,392,840         26,680,450
Income taxes receivable                                                       45,535             36,238
Accrued interest receivable                                                   21,035                 --
Due from subsidiary                                                        2,753,757          2,728,571
--------------------------------------------------------------------------------------------------------
    Total assets                                                        $ 31,742,630       $ 29,445,259
--------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Liabilities
  Short-term borrowings                                                 $  2,838,000       $  2,870,000
  Other liabilities                                                           10,000                 --
--------------------------------------------------------------------------------------------------------
    Total liabilities                                                      2,848,000          2,870,000
--------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock                                                                 --                 --
  Common stock                                                             3,751,323          3,737,137
  Capital surplus                                                          1,308,457          1,170,814
  Retained earnings                                                       23,730,119         21,828,996
  Unrealized gain (loss) on securities available for sale, net               104,731           (161,688)
--------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                            28,894,630         26,575,259
--------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                          $ 31,742,630       $ 29,445,259
--------------------------------------------------------------------------------------------------------

Second National Financial Corporation (Parent Corporation Only)
Statements of Income

Years Ended December 31, 1997, 1996 and 1995

                                                                  1997              1996               1995
---------------------------------------------------------------------------------------------------------------
Income
  Dividends from subsidiary                                 $  4,853,656       $  1,185,209      $   1,051,646
  Interest from subsidiary                                       150,281            127,083            126,358
---------------------------------------------------------------------------------------------------------------
                                                               5,003,937          1,312,292          1,178,004
---------------------------------------------------------------------------------------------------------------
Expenses
  Interest                                                       101,530             84,846             89,127
  Amortization of organizational expenses                             --                 --              4,303
  Miscellaneous                                                   68,396             57,737             34,795
---------------------------------------------------------------------------------------------------------------
                                                                 169,926            142,583            128,225
---------------------------------------------------------------------------------------------------------------
    Net income before income tax benefit and
      undistributed equity in subsidiary                       4,834,011          1,169,709          1,049,779
Income tax benefit                                                45,535             36,238             32,377
---------------------------------------------------------------------------------------------------------------
    Net income before undistributed
      equity in subsidiary                                     4,879,546          1,205,947          1,082,156
Undistributed (distributed) equity in subsidiary              (1,634,828)         1,653,380          1,300,084
---------------------------------------------------------------------------------------------------------------
    Net income                                              $  3,244,718       $  2,859,327      $   2,382,240
---------------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     32     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Second National Financial Corporation (Parent Corporation Only)
Statements of Cash Flows

Years Ended December 31, 1997, 1996 and 1995


                                                                  1997              1996               1995
---------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                $  3,244,718       $  2,859,327      $   2,382,240
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Amortization                                                    --                 --              4,303
      Distributed (undistributed) earnings of subsidiary       1,634,828         (1,653,380)        (1,300,084)
      (Increase) in income taxes receivable                       (7,297)            (3,861)           (27,899)
      (Increase) in due from subsidiary                         (105,985)          (203,216)        (2,525,353)
      (Increase) in interest receivable                          (21,035)                --                 --
      Increase in other liabilities                               10,000                 --                 --
---------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        operating activities                                   4,753,229            998,870         (1,466,793)
---------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities,
  purchase of securities available for sale                   (2,008,630)                --                 --
---------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
  Cash dividends paid                                         (1,343,595)        (1,185,209)        (1,051,647)
  Net increase (decrease) in short-term borrowings               (32,000)           359,000          2,511,000
  Issuance of common stock - dividend
    reinvestment plan                                            329,738            290,033             99,940
  Acquisition of common stock                                   (177,909)          (462,694)           (92,500)
---------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                                  (1,223,766)          (998,870)         1,466,793
---------------------------------------------------------------------------------------------------------------
      Increase in cash and cash equivalents                    1,520,833                 --                 --

Cash and Cash Equivalents
  Beginning                                                           --                 --                 --
---------------------------------------------------------------------------------------------------------------
  Ending                                                    $  1,520,833       $         --      $          --
---------------------------------------------------------------------------------------------------------------

       SECOND NATIONAL FINANCIAL CORPORATION     33     1997 ANNUAL REPORT

INDEPENDENT AUDITOR'S REPORT

         [Logo]
Yount, Hyde & Barbour, P.C.
Certified Public Accountants
     and Consultants


To the Stockholders and Directors
Second National Financial Corporation
Culpeper, Virginia

     We have audited the accompanying consolidated balance sheets of Second National Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Second National Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


  /s/ Yount, Hyde & Barbour, P.C.
 _________________________________



  Winchester, Virginia
  January 28, 1998

       SECOND NATIONAL FINANCIAL CORPORATION     34     1997 ANNUAL REPORT

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
Second National Financial Corporation
P.O. Box 71
102 S. Main Street
Culpeper,  Virginia  22701
(540) 825-4800
www.secondnatl.com



                                         STOCK TRANSFER/
ANNUAL MEETING                           DIVIDEND PAYING AGENT                INDEPENDENT AUDITORS
The Annual Meeting of Stockholders       J. Quintin Mullins                   Yount, Hyde & Barbour, P.C.
will be held at 12:00 P.M. on Thursday,  Vice President and Trust Officer     50 South Cameron St.
April 23, 1998 at the Holiday Inn in     Second Bank & Trust                  Winchester, Virginia 22604
Culpeper, Virginia. All Stockholders     P.O. Box 71
are cordially invited to attend.         Culpeper, Virginia 22701             CORPORATE COUNSEL
                                         (540) 825-4800                       Mays & Valentine, L.L.C.
NASDAQ SYMBOL: SEFC                      Email: mullinq@secondbank.com        1111 East Main Street
                                                                              Richmond, Virginia 23208-1122
LOCAL MARKET MAKERS:                     FORM 10K:
Scott & Stringfellow                     A copy of Second National Financial Corporation's
Davenport & Company LLC                  Form 10K will be furnished without charge to
Ferris, Baker & Watts                    stockholders upon written request to:
Wheat, First Securities                     Mr. Jeffrey W. Farrar
McKinnon & Co.                              Vice President and Chief Financial Officer
                                            Second National Financial Corporation
                                            P.O. Box 71
                                            Culpeper, Virginia 22701
                                            (540) 825-4800
                                            Email: farrarj@secondbank.com

STOCK AND DIVIDEND INFORMATION

     A total of 1,500,900 shares were outstanding on December 31, 1997 held by 1220 stockholders of record. During the first six months of 1997, shares of Holding Company Common Stock were not traded on any national or regional exchange, and trading is generally as a result of private negotiation. On July 14, 1997 the Corporation's stock began trading on on the Nasdaq Small Cap Market. The Nasdaq Stock Market is a highly regulated electronic securities market whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. The Corporation's common stock trades on the Nasdaq Small Cap Market under the trading symbol SEFC. Listed below are the high and low prices for the common stock and dividends for the last eight quarters ended December 31, 1997.

1997             High       Low     Dividends           1996              High       Low     Dividends
-------------------------------------------------------------------------------------------------------
1st Quarter      22.00    20.00       .22               1st Quarter       20.00    18.50       .19
2nd Quarter      23.00    22.00       .22               2nd Quarter       20.00    19.00       .19
3rd Quarter      30.00    25.50       .22               3rd Quarter       20.00    20.00       .19
4th Quarter      33.50    27.00       .24               4th Quarter       21.00    20.00       .22

Dividend Reinvestment Plan

     Second National Financial Corporation's Dividend Reinvestment Plan provides each registered stockholder with an economical method of investing cash dividends into additional shares of the Company's stock. Key advantages include reinvestment of dividends without commissions and the ability to make voluntary contributions to purchase additional shares without commissions. For a prospectus on the Dividend Reinvestment Plan, contact Trust and Investment Services at (540) 825-4800 (Ext 251).

       SECOND NATIONAL FINANCIAL CORPORATION     35     1997 ANNUAL REPORT