Form 10-K, Exhibit 13
period 1998-12-31
VIRGINIA COMMONWEALTH FINANCIAL CORP
filed 1999-03-30
CIK 862077

[LOGO]    Virginia
          Commonwealth
          Financial
          Corporation



                               TABLE OF CONTENTS

          Financial Highlights                                2
          Message to Stockholders                             3
          Management's Discussion and Analysis                6
          Consolidated Financial Statements                  20
          Notes to Consolidated Financial Statements         25
          Independent Auditor's Report                       42
          Directors and Officers                             44
          Branch Locations                                   44


    Virginia Commonwealth Financial Corporation    1    1998 Annual Report

                                     [logo]
                              FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------
                                                                 Years Ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in Thousands except per share data)      1998         1997         1996         1995         1994
-------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
DATA:
Total Interest Income
  and Fees on Loans                           $  25,405    $   23,350    $  21,673    $  19,851    $  17,669
Total Interest Expense                           11,446        10,510       10,223        9,395        7,781
Net Interest Income                              13,959        12,840       11,451       10,457        9,888
Provision for Loan Losses                           831           491          490          341          225
Total Other Income                                2,684         1,792        1,453        1,353        1,156
Total Other Expense                               9,871         8,230        7,255        6,667        6,444
Net Income                                        4,191         4,150        3,710        3,386        3,128

PERFORMANCE RATIOS:
Return on Average Assets                          1.26%         1.38%        1.30%        1.27%        1.22%
Return on Average Equity                         10.60%        11.50%       11.06%       11.14%       10.99%
Net Interest Margin                               4.65%         4.68%        4.39%        4.21%        4.09%
Efficiency Ratio (1)                             55.61%        54.67%       54.52%       54.60%       56.27%
Equity to Assets Ratio                           11.62%        11.97%       11.80%       11.94%       10.99%

PER SHARE DATA:
Net Income                                   $    2.06     $    2.05     $   1.82     $   1.69     $   1.57
Cash Dividends                                     .78           .77          .69          .52          .51
Book Value                                       20.08         18.57        17.14        16.09        14.55
Market Price Per Share                           33.50         33.00        20.00        19.00        19.00
Cash Dividend Payout Ratio                       47.16%        43.95%       43.31%       42.09%       43.43%

BALANCE SHEET DATA:
Assets                                       $ 352,813     $ 315,707     $294,654     $274,417     $259,782
Deposits                                       306,515       268,480      253,233      234,347      220,242
Loans                                          217,682       189,377      164,341      147,191      126,778
Stockholders' Equity                            40,995        37,784       34,768       32,768       28,557

ASSET QUALITY RATIOS:
Total allowance for loan losses to
  total loans outstanding                         1.04%         1.05%        1.13%        1.32%        1.51%
Non-performing assets to year-end
  loans and other property owned                  0.65%         0.61%        0.72%        0.93%        1.49%

1) Efficiency ratio is computed by dividing non-interest expense, net of nonrecurring merger costs, by the sum of net interest income on a tax-equivalent basis and non-interest income, net of securities gains and losses.

Note: The amounts previously reported for the periods have been retroactively restated to reflect the merger of Second National Financial Corporation and Virginia Heartland Bank to form Virginia Commonwealth Financial Corporation.

   Virginia Commonwealth Financial Corporation    2    1998 Annual Report

                                     [logo]
                            MESSAGE TO STOCKHOLDERS

Dear Stockholder,

It is with great pleasure that Virginia Commonwealth Financial Corporation shares with you our first annual report for the year ended December 31, 1998. What a difference a year can make! In October, 1998 the affiliation with Second Bank & Trust of Culpeper and Virginia Heartland Bank of Fredericksburg was completed. This affiliation, through the common ownership of VCFC, brought together two locally owned community banks with a history of being good financial service providers to their respective communities, while consistently providing solid returns to their stockholders. The combined entity, with nine retail offices serving the counties of Culpeper, Orange, Madison, Rockingham, Spotsylvania and the City of Fredericksburg, ended the year with assets of $352.8 million. We have great anticipation for the revenue generation, cost savings and synergies that we believe this affiliation will provide to the organization, with our primary goals to enhance customer service and maximize stockholder value.

           [graph]                                [graph]
          NET INCOME                         EARNINGS PER SHARE
        (in thousands)

        1994      $3,128                     1994          $1.57
        1995      $3,386                     1995          $1.69
        1996      $3,710                     1996          $1.82
        1997      $4,150                     1997          $2.05
        1998      $4,191                     1998          $2.06

[photograph]
William B. Young, Chairman of the Board and O. R. Barham, Jr., President.

     From a financial perspective, we are pleased to report that VCFC achieved record earnings for the year on a combined basis, with earnings of $4.191 million, or $2.06 per share, compared to $4.150 million or $2.05 per share in 1997. Adjusting for after tax nonrecurring charges of $443 thousand associated with the affiliation, net income was $4.634 million or $2.27 per share, representing an 11.7% increase over $4.150 million or $2.05 per share for 1997. Premerger earnings for the year ended December 31, 1998 produced a return on average assets of 1.39% and return on average equity of 11.71%, compared to prior year ratios of 1.38% and 11.50%, respectively.

     The improvement in net income in 1998 was the result of improvements in both net interest income and noninterest income. Net interest income, on a tax equivalent basis, increased $1.3 million or 9.9% to $14.511 million for the year ended December 31, 1998. Mortgage, trust and investment services all were major contributors to a 49.8% increase in noninterest income to $2.684 million for the year ended December 31, 1998 compared to $1.792 million in 1997.

     Virginia community banking made a statement in 1998, with numerous de novo institutions raising significant capital and many community banks improving marketshare. No doubt the consummation of merger activities of the larger, regional banks was a contributing

    Virginia Commonwealth Financial Corporation    3   1998 Annual Report

                                     [logo]

factor. VCFC's two member banks experienced exceptional balance sheet growth in 1998, ending the year with overall asset growth of 11.7%, loan growth of 13.9% and deposit growth of 14.1%. Our relatively new retail offices at Chancellor, Fredericksburg, Harrisonburg and Lake of the Woods were significant contributors to such growth.

     Community banking will continue to thrive if the focus on personal customer relationships, local decision making and community support are maintained. These are the community bank's competitive advantage. The organizational structure we have selected maintains the name and reputations of our member banks. We firmly believe that local bank autonomy is important in maintaining this competitive advantage. The real challenge will be to continue to attract good employees, and ensure that products and services meet the customer's needs in the new millennium. With over $40.9 million in capital base, VCFC is well positioned to improve its competitive advantage in a growing marketplace. We will continue


            [graph]                                [graph]
             ASSETS                          RETURN ON ASSETS
         (in millions)

        1994      $260                     1994          1.22%
        1995      $274                     1995          1.27%
        1996      $295                     1996          1.30%
        1997      $316                     1997          1.38%
        1998      $353                     1998          1.26%

[photograph]
Virginia Commonwealth Financial Corporation Directors. Seated: William B. Young, Chairman of the Board and O. R. Barham, Jr., President. Standing: Marshall D. Gayheart, Jr., H. Wayne Parrish, W. Robert Jebson, Jr., Thomas F. Willliams, Jr., and Taylor E. Gore. Not shown: Gregory L. Fisher.

to seek affiliations, which are economically feasible, with strong community banks that wish to provide a higher level of banking services to their communities while maintaining a sense of independence and local autonomy. In addition, we will continue to add to our branch network, by de novo branching, where we feel an underserved banking opportunity exists. This is the case with our Orange branch scheduled to open in April of 1999.

     1998 brought the introduction of our Capital Manager Investment Account. This account enables certain of our customers to automatically invest excess cash overnight in one of several money market mutual funds sponsored by Goldman Sachs Money Market Trust. This sweep product works directly with our customer's checking account, providing competitive yields on excess funds overnight with an integrated easy-to-read statement, which summarizes fund activity at month end. To date, customer interest and acceptance has been good. We anticipate the request for this product to grow during 1999.

     While significant capital was invested in technology projects in 1998, much of our technology resources were allocated to addressing Year 2000. Our Year 2000 Committee has devoted significant man-hours to the development of a comprehensive plan establishing action plans for identifying risks, testing systems and equipment

    Virginia Commonwealth Financial Corporation    4   1998 Annual Report

                                     [logo]

used by the Corporation, informing customers of the issues and risks, implementing changes necessary to achieve Year 2000 and establishing a contingency plan for operating if Year 2000 readiness issues cause important systems to fail. Management has designed its plan to comply with the requirements for Year 2000 efforts established by the Federal Reserve, the Corporation's primary regulator. Management feels confident that VCFC will be able to accomplish its Year 2000 goals and continue providing financial services to the communities we serve into the new millennium.

     We want to thank each of our stockholders for your patience as we worked through the many mailings and actions during 1998 in order for us to consummate the affiliation. We also want to thank the boards of directors of each member bank for their loyalty, dedication and vision throughout the year, and our senior officers and employees for their hard work and dedication during the merger process. We are excited by the initial chemistry


            [graph]                                [graph]
       EFFICIENCY RATIO                  RETURN ON AVERAGE EQUITY

        1994      56.27%                   1994          10.99%
        1995      54.60%                   1995          11.14%
        1996      54.52%                   1996          11.06%
        1997      54.67%                   1997          11.50%
        1998      55.61%                   1998          10.60%


[photograph]
Second Bank & Trust Directors. Seated: Alan W. Myers, Taylor E. Gore, Chairman of the Board; Harlean Smoot, and Joseph A. Troilo, Jr. Standing: Lewis P. Armstrong, Robert Y. Button, Jr., O. R. Barham, Jr., President and CEO; Charles
K. Gyory, and Christopher J. Honenberger.

of this group, and look forward with anticipation to the many challenges ahead.

  Finally, we appreciate your continuing patronage, support and confidence. 1999 promises to be a year of many challenges and opportunities.

Cordially,

/s/ William B. Young
-----------------------------
William B. Young
Chairman and Chief Executive Officer

/s/ O.R. Barham, Jr.
-----------------------------
O.R. Barham, Jr.
President

[photograph]
Virginia Heartland Bank Directors. Seated: Christopher M. Hallberg, H. Wayne Parrish, and Thomas F. Williams, Jr. Standing: Edward V. Allison, Jr., President; Mark S. Gardner, and William B. Young, Chairman of the Board. Not shown: Jerry W. Leonard.


    Virginia Commonwealth Financial Corporation    5   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Virginia Commonwealth Financial Corporation (VCFC). This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and notes thereon presented elsewhere in this report. Operating results include both of VCFC's banking subsidiaries, Second Bank & Trust and Virginia Heartland Bank, combined for all periods presented.

     In addition to historical information, statements contained in this report that are not historical facts may be construed as forward looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof.

Overview

     In October, 1998 VCFC completed its affiliation with Virginia Heartland Bank of Fredericksburg, Virginia, bringing together two locally owned community banks. The combined entity, with nine retail offices serving the counties of Culpeper, Orange, Madison, Rockingham, Spotsylvania and the City of Fredericksburg, ended the year with assets of $352.8 million. In spite of resources and costs associated with the affiliation, VCFC achieved record earnings for the year on a combined basis with earnings of $4.191 million, or $2.06 per share, compared to $4.150 million or $2.05 per share. Earnings before after tax nonrecurring charges of $443 thousand associated with the affiliation were $4.634 million or $2.27 per share, representing an 11.7% increase over $4.150 million or $2.05 per share for 1997.

     The affiliation resulted in a stockholder base of roughly two million shares outstanding. The affiliation was a tax free exchange of stock, and was accounted for as a pooling of interests, resulting in the combination of operating results for all periods presented herein.

     The Board of Directors and management of the resultant organization are of the belief that the larger enterprise will be more diversified, better positioned and more competitive. The potential for revenue enhancement via an expanded array and cross-selling of financial services is as significant as the opportunity to develop operational efficiencies, some of which will be initiated in 1999. While significant resources were allocated to the completion of the merger, VCFC benefited from improved performance in noninterest income divisions and loan growth in the fourth quarter. Noninterest income grew 49.8% to $2.684 million for the year ended December 31, 1998 compared to $1.792 million for the same period in 1997. Balance sheet growth was exceptional, with gross loans receivable increasing $26.3 million or 13.9%, and deposits increasing $38 million or 14.2% for the year.

Results of Operations

     In spite of resources and costs associated with the merger, VCFC achieved record earnings for the year, with earnings of $4.191 million, or $2.06 per share, compared to $4.150 million or $2.05 per share. Earnings for the year ended December 31, 1998 produced a return on average assets of 1.26% and return on average equity of 10.60%, compared to prior year ratios of 1.38% and 11.50%, respectively.

     Adjusting for after tax nonrecurring charges of $443 thousand associated with the affiliation, net income was $4.634 million or $2.27 per share, representing an 11.7% increase over $4.150 million or $2.05 per share for 1997. Premerger earnings for the year ended December 31, 1998 produced a return on average assets of 1.39% and return on average equity of 11.71%, compared to prior year ratios of 1.38% and 11.50%, respectively.

     The improvement in net income in 1998 was the result of improvements in both net interest income and noninterest income. Net interest income, on a taxable equivalent basis, increased $1.317 million or 9.9% to $14.511 million for the year ended December 31, 1998. Tax equivalent net interest income for 1997 was $13.194 million, an increase of $1.327 million or 11.2% from $11.867 million for 1996. Noninterest income increased 49.8% to $2.684 million for the year ended December 31, 1998 compared to $1.792 million in 1997 and $1.453 million (23.3%) in 1996.

     Balance sheet growth was strong for the combined organization in 1998, with total assets of $352.813 million at December 31, 1998, an increase of 11.8%, total loans outstanding of $214.763 million, an increase of 13.9% and total deposits of $306.515 million, an increase of 14.2%. An expanding economy, a broader branch network, and significant consolidation of regional Virginia state banks were contributing factors to this growth. New offices in Harrisonburg, Lake of the Woods, Chancellor and the City of Fredericksburg were significant contributors to the growth.

   Virginia Commonwealth Financial Corporation    6   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     VCFC's efficiency ratio, a measure of the organization's ability to control its operating (noninterest) expenses, increased to 55.61% in 1998, compared to 54.67% in 1997 and 54.52% in 1996. Expenses of the merger are excluded from the computation of this ratio due to their nonrecurring nature. The increase in 1998 was primarily attributable to start-up costs associated with the aforementioned new retail offices. It is anticipated that the Corporation will begin to see some efficiencies in noninterest expenses as a result of the affiliation in 1999 in such areas as insurance, professional fees, back office related expenses and taxes. However, no significant elimination of duplicate systems is anticipated until the year 2000.

     The following table presents a quarterly summary of earnings components for the last two years. In 1998, quarterly income declined in the third and fourth quarters, primarily due to increased expenses associated with the merger. The fourth quarter also reflects an increase in loan loss provisions and gains on sale of securities available for sale. In 1997, stable earnings growth in each quarter was attributed to improvement in net interest income and noninterest income divisions.

------------------------------------------------------------------------------------------------------------------
                                    Three Months Ended 1998                    Three Months Ended 1997
------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)     Dec. 31   Sep. 30    June 30     Mar. 31     Dec. 31    Sep. 30     June 30    Mar. 31
------------------------------------------------------------------------------------------------------------------
Interest income           $ 6,575    $ 6,475    $ 6,267    $ 6,088     $ 6,145     $ 5,932    $ 5,765     $ 5,508
Interest expense            2,942      2,946      2,810      2,748       2,720       2,675      2,589       2,526
------------------------------------------------------------------------------------------------------------------
Net interest income         3,633      3,529      3,457      3,340       3,425       3,257      3,176       2,982
Provision for loan losses     351        170        175        135         194         114         94          89
------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses 3,282      3,359      3,282      3,205       3,231       3,143      3,082       2,893
Other income                  797        670        677        540         570         549        287         385
Other expense               2,742      2,532      2,362      2,235       2,202       2,142      1,961       1,925
------------------------------------------------------------------------------------------------------------------
Income before
  income taxes              1,337      1,497      1,597     1,510        1,599      1,550       1,408       1,353
Applicable income taxes       395        426        498       431          461        439         466         394
------------------------------------------------------------------------------------------------------------------
Net income                $   942    $ 1,071    $ 1,099    $1,079      $ 1,138     $1,111     $   942     $   959
------------------------------------------------------------------------------------------------------------------
Net income per share,
  basic and diluted       $  0.46    $  0.53    $  0.54    $ 0.53      $  0.56     $ 0.55     $  0.47     $  0.47
------------------------------------------------------------------------------------------------------------------

Net Interest Income and Net Interest Margin

     Net interest income, on a taxable equivalent basis, increased $1.317 million or 9.9% to $14.511 million for the year ended December 31, 1998. Tax equivalent net interest income for 1997 was $13.194 million, an increase of $1.327 million or 11.2% from $11.867 million for 1996. This improvement can be attributed to balance sheet growth and a stable net interest margin. Average earning assets increased $30.455 million to $312.308 million at December 31, 1998, an increase of 11% over $281.853 million in 1997. Average earning assets in 1997 increased 4.3% from $270.267 million in 1996.

     The increase in average earning assets can be attributed to loan and securities growth funded with retail deposit growth. An expanding economy, a broader branch network, and significant consolidation of regional Virginia state banks were contributing factors to this growth. Average loans increased $20.993 million (11.8%) to $198.426 million in 1998 from $177.433 million in 1997, and increased $20.246 million (12.9%) in 1997 from $157.187 million in 1996. Average investment securities increased $3.779 million (3.9%) to $101.073 million in 1998 from $97.294 million in 1997, and decreased $4.701 million (4.61%) in 1997 from $102.005 million in 1996. Average deposits increased $21.475 million (9.5%) to $248.177 million in 1998 from $226.702 million in 1997, and increased $8.367 million (3.8%) in 1997 from $218.335 million in 1996.

     The net interest margin is calculated as tax equivalent net interest income divided by average earning assets, and represents the Corporation's net yield on its earning assets. While significant reductions in the prime lending rate and U.S. treasury rate curve during 1998 placed considerable pressure on VCFC's net interest margin, improvement in the mix of earning assets offset much of this impact. The net interest margin for year ended December 31, 1998 was 4.65%, compared to 4.68% in 1997 and 4.39% in 1996. The following table sets forth interest income on average earning assets, and related average yields, as well as interest expense on average interest bearing liabilities and average rates paid for the periods indicated.

   Virginia Commonwealth Financial Corporation    7   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------------
                                       Year ended December 31, 1998        Year ended December 31, 1997
                                      ------------------------------      ------------------------------
                                        Average   Interest  Average         Average   Interest   Average
Dollars in thousands                    Balance   Inc/Exp    Rates          Balance    Inc/Exp    Rates
--------------------------------------------------------------------------------------------------------------
Assets
Loans receivable, net                  $ 198,426  $ 18,748   9.45%         $ 177,433  $ 17,008   9.59%
Investment securities
  Taxable                                 82,182     5,068   6.17%            83,851     5,226   6.23%
  Tax exempt                              18,891     1,449   7.67%            13,443     1,074   7.99%
--------------------------------------------------------------------------------------------------------------
Total Investments                        101,073     6,517   6.45%            97,294     6,300   6.47%
Interest - bearing deposits
  in other banks                             --        --      --                --        --      --
Federal funds sold                        12,809       691   5.39%             7,116       396    5.56%
--------------------------------------------------------------------------------------------------------------
Total Earning Assets                     312,308    25,956   8.31% Tax Eql.  281,843    23,704    8.41% Tax Eql.
Allowance for loan losses                 (2,143)                             (1,927)
Cash and due from banks                    8,190                               7,945
Bank premises and equipment                8,333                               7,540
Other assets                               7,357                               5,272
--------------------------------------------------------------------------------------------------------------
Total Assets                           $ 334,045                           $ 300,673
--------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Time and savings deposits
  Interest-bearing transaction
    accounts                           $  33,366  $    745   2.23%         $ 30,724   $    741   2.41%
  Money market deposit accounts           36,564     1,270   3.47%           33,981      1,227   3.61%
  Passbook savings accounts               28,978       886   3.06%           28,143        818   2.91%
  Certificates of deposit
    (> $100,000)                          28,598     1,642   5.74%           23,363      1,338   5.73%
  Other certificates of deposit          120,671     6,697   5.55%          110,491      6,153   5.57%
--------------------------------------------------------------------------------------------------------------
Total Time and Savings Deposits          248,177    11,240   4.53%          226,702     10,277   4.53%
Federal funds purchased and
  securities under agreement
  to repurchase                            1,359        73   5.37%            1,867        106   5.68%
Note payable                                  34         2   5.88%
Other borrowings                             416        21   5.05%              558         25   4.00%
Master notes                               2,798       109   3.90%            2,764        102   3.69%
--------------------------------------------------------------------------------------------------------------
Total Interest- Bearing Liabilities      252,784    11,445   4.53%          231,891     10,510   4.53%
Demand deposits                           39,158                             30,522
Other liabilities                          2,546                              2,157
--------------------------------------------------------------------------------------------------------------
Total Liabilities                        294,488                            264,570
Stockholders' equity                      39,557                             36,103
--------------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity                   $ 334,045                          $ 300,673
--------------------------------------------------------------------------------------------------------------
Net interest income
  (tax equivalent)                                 $ 14,511                           $ 13,194
Average interest rate spread                                  3.78%                               3.88%
Interest expense as percentage of
  average earning assets                                      3.66%                               3.73%
Net interest margin                                           4.65%                               4.68%
--------------------------------------------------------------------------------------------------------------

1) Income and yields are computed on a tax-equivalent basis using statutory federal income tax rates, exclusive of the nondeductible interest expense. The tax equivalent adjustment was $551,000, $422,000 and $417,000 in 1998, 1997 and 1996, respectively.

    Virginia Commonwealth Financial Corporation    8   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


---------------------------------------------------------------------------------
                                          Year ended December 31, 1996
                                        ---------------------------------
                                         Average     Interest     Average
Dollars in thousands                     Balance      Inc/Exp      Rates
---------------------------------------------------------------------------------
Assets
Loans receivable, net                  $ 157,187     $ 15,313      9.74%
Investment securities
  Taxable                                 89,464        5,134      5.74%
  Tax exempt                              12,541        1,037      8.27%
---------------------------------------------------------------------------------
Total Investments                        102,005        6,171      6.05%
Interest - bearing deposits
  in other banks                           1,277           55      4.31%
Federal funds sold                         9,798          553      5.64%
---------------------------------------------------------------------------------
Total Earning Assets                     270,267       22,092      8.17% Tax Eql.

Allowance for loan losses                 (1,912)
Cash and due from banks                    7,041
Bank premises and equipment                6,440
Other assets                               4,069
---------------------------------------------------------------------------------
Total Assets                           $ 285,905
---------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Time and savings deposits
  Interest-bearing transaction
    accounts                           $  29,163     $    657      2.25%
  Money market deposit accounts           32,828        1,178      3.59%
  Passbook savings accounts               29,611          823      2.78%
  Certificates of deposit
    (> $100,000)                          21,043        1,226      5.83%
  Other certificates of deposit          105,690        6,049      5.72%
---------------------------------------------------------------------------------
Total Time and Savings Deposits          218,335        9,933      4.55%
Federal funds purchased and
  securities under agreement
  to repurchase                            1,199           61      5.09%
Note payable                               1,289          122      9.46%
Other borrowings                             547           24      4.39%
Master notes                               2,412           85      3.52%
---------------------------------------------------------------------------------
Total Interest- Bearing Liabilities      223,782       10,225      4.57%
Demand deposits                           26,758
Other liabilities                          1,809
---------------------------------------------------------------------------------
Total Liabilities                        252,349
Stockholders' equity                      33,556
---------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity                   $ 285,905
--------------------------------------------------------------------------------
Net interest income
  (tax equivalent)                                   $ 11,867
Average interest rate spread                                       3.60%
Interest expense as percentage of
  average earning assets                                           3.78%
Net interest margin                                                4.39%
---------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    9   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Average Balances, Income and Expense, Yield and Rates

    Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) and (2) changes in volume (average balances of interest-earning assets and interest-bearing liabilities).

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

----------------------------------------------------------------------------------------------------
                                                      Years ended December 31
----------------------------------------------------------------------------------------------------
                                            1998 vs 1997                     1997 vs 1996
                                         Increase (Decrease)              Increase (Decrease)
Dollars in thousands                      Due to changes in:               Due to changes in:
----------------------------------------------------------------------------------------------------
                                        Volume      Rate      Total     Volume      Rate       Total
----------------------------------------------------------------------------------------------------
Earning Assets:
Loans                                  $ 1,949    $  (207)   $ 1,742    $ 1,894    $  (191)   $ 1,703
Securities:
  Taxable                                 (107)      (119)      (226)        42        118
                                                                                                  160
  Tax-exempt                               272        (26)       246         55        (30)        25
-----------------------------------------------------------------------------------------------------
  Total securities                         165       (145)        20         97         88        185
Interest-bearing deposits
  in other banks                          --         --         --          (55)      --          (55)
Federal funds sold                         307        (14)       293       (147)       (10)      (157)
-----------------------------------------------------------------------------------------------------
  Total earning assets                 $ 2,421    $  (366)   $ 2,055    $ 1,789    $  (113)   $ 1,676
-----------------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
Time and savings deposits:
  Interest-bearing deposits            $   125    $  (120)   $     5    $    37    $    47    $    84
  Money market deposits                    113        (70)        43         42          7         49
  Savings deposits                          28         40         68        (49)        44         (5)
  Certificates of deposit:
   Certificates of $100,000
     or more                               298          6        304        135        (23)       112
   Certificates of less
     than $100,000                         562        (18)       544        263       (159)       104
-----------------------------------------------------------------------------------------------------
  Total time and savings deposits      $ 1,126    $  (162)   $   964    $   428    $   (84)   $   344
Federal funds purchased & under
  agreements to repurchase                 (28)        (5)       (33)        37          9         46
Notes payable                                2       --            2       (122)      --         (122)
Other short term borrowings                 (4)         7          3         14          5         19
-----------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities   $ 1,096    $  (160)   $   936    $   357    $   (70)   $   287
-----------------------------------------------------------------------------------------------------
Change in net interest income          $ 1,325    $  (206)   $ 1,119    $ 1,432    $   (43)   $ 1,389
-----------------------------------------------------------------------------------------------------


Note: The combined effect on interest due to changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and the change due to rate.


    Virginia Commonwealth Financial Corporation    10   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Interest Rate Sensitivity

    An important component of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity reflects the potential effect on net interest income of a movement in market interest rates. VCFC is subject to interest rate sensitivity to the degree that its interest-earning assets mature or reprice at a different time interval from that of its interest-bearing liabilities.

    The Corporation uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods. Management believes that rate risk is best measured by simulation modeling.

    The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on net interest income and present value equity under varying market rate assumptions.

    The Corporation monitors exposure to gradual change in rates of up to 200 basis points up or down over a rolling 12-month period. The Corporation's policy limit for the maximum negative impact on net interest income, gap analysis and change in equity from a gradual change in interest rates of 200 basis points over 12 months is 15%. Management has maintained a risk position well within these guideline levels during 1998.

    The following tables present the Corporation's present value change in equity under various rate scenarios as of December 31, 1998 and 1997.

------------------------------------------------------------------------------------------------------------
                                                                  Current
1998                            Minus 200 pts.  Minus 100 pts.   Fair Value    Plus 100 pts.   Plus 200 pts.
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------
Securities                       $ 106,582       $ 104,752       $ 102,639       $  99,802        $  96,884
  Market value change                3,943           2,114            --            (2,837)          (5,755)
Loans receivable                   227,050         224,520         221,756         218,639          215,367
  Market value change                5,294           2,764            --            (3,117)          (6,389)
Total rate sensitive assets        333,632         329,272         324,395         318,441          312,251
Other assets                        22,079          22,079          22,079          22,079           22,079
Total assets                       355,711         351,351         346,474         340,520          334,330

Deposits
Rate sensitive                     265,698         261,651         257,716         253,890          250,167
  Market value change                7,982           3,935            --            (3,827)          (7,549)
Non rate sensitive                  45,530          44,233          42,997          41,814           40,685
  Market value change                2,533           1,238            --            (1,182)          (2,312)
Total liabilities                  311,228         305,884         300,713         295,704          290,852
------------------------------------------------------------------------------------------------------------

Present Value Equity             $  44,483       $  45,467       $  45,761       $  44,816        $  43,478
------------------------------------------------------------------------------------------------------------
Market Value Change              $  (1,278)      $    (294)      $    --         $     945        $   2,283
------------------------------------------------------------------------------------------------------------
Percentage Change                   -2.79%          -0.64%               0%           2.07%            4.99%
------------------------------------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    11   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


------------------------------------------------------------------------------------------------------------
                                                                  Current
1997                           Minus 200 pts.   Minus 100 pts.   Fair Value    Plus 100 pts.    Plus 200 pts.
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------
Securities                       $ 100,749       $  98,975       $  97,030       $  94,710        $  92,368
  Market value change                3,719           1,945            --            (2,231)          (4,661)
Loans receivable                   196,553         193,759         190,937         187,932          184,945
  Market value change                5,617           2,822            --            (3,005)          (5,991)
Total rate sensitive assets        297,302         292,734         287,967         282,642          277,313
Other assets                        21,931          21,931          21,931          21,931           21,931
Total assets                       319,233         314,665         309,898         304,573          299,244

Deposits
Rate sensitive                     240,708         237,041         233,476         230,009          226,637
  Market value change                7,232           3,565            --            (3,467)          (6,839)
Non rate sensitive                  34,385          33,431          32,521          31,652           30,819
  Market value change                1,864             911            --              (870)          (1,702)
Total liabilities                  275,093         270,472         265,997         261,661          257,456
-----------------------------------------------------------------------------------------------------------
Present Value Equity             $  44,140       $  44,193       $  43,901       $  42,912        $  41,788
-----------------------------------------------------------------------------------------------------------
Market Value Change              $     239       $     292       $    --         $     989        $   2,113
-----------------------------------------------------------------------------------------------------------
Percentage Change                     0.54%           0.67%              0%           2.25%            4.81%
------------------------------------------------------------------------------------------------------------

Noninterest Income

    Noninterest income consists of earnings generated primarily from service charges on deposit accounts, fiduciary income from trust operations, commissions on investment sales and gains on the sale of mortgage loans in the secondary market. Each major component noninterest income exhibited growth in 1998, with significant increases recorded in fees from investment sales, trust and mortgage operations. The Corporation's noninterest income increased 49.8% to $2.684 million for the year ended December 31, 1998 compared to $1.792 million in 1997 and $1.453 million (23.3%) in 1996.

    The mortgage division, driven by an active refinance market, generated fees of $554 thousand on gross originations of $36.058 million, compared to fees of $128 thousand on originations of $18.038 million in 1997, and fees of $45 thousand on originations of $10.815 million in 1996. The Corporation's fee income from trust operations totaled $520 thousand, compared to fees of $409 thousand in 1997 and $371 thousand in 1996. An overall increase in Trust accounts managed and greater market values for trust assets accounted for the gains in each period. The investment services division generated $148 thousand in gross commissions, compared to $77 thousand in 1997, its first full year of operations.

Noninterest Expense

    Noninterest expenses for 1998 were $9.871 million, compared to $8.230 million in 1997 and $7.255 million in 1996, respectively. The increase in 1998 compared to 1997 of $1.641 million or 19.9% was attributable to several factors, the most significant of which was $443 thousand in merger and restructuring costs associated with the merger. Excluding such merger costs, noninterest expenses increased 14.6%, with personnel costs associated with management and branch hirings and commissions paid for loan production accounting for much of this increase.

    The increase in 1997 compared to 1996 of $975 thousand or 13.4% was attributable to several factors including a higher salary base, marketing and supplies associated with the opening of four new branches, as well as increased expenditures for professional services and technology related costs.


    Virginia Commonwealth Financial Corporation    12   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Provision for Loan Losses

    Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of the Corporation based on such factors as historical experience, the volume and type of lending conducted, and the amount of nonperforming assets for each member bank. Other considerations include regulatory policies and general economic conditions.

    The provision for loan losses for 1998 amounted to $831 thousand, an increase of $340 thousand or 69.2% compared to $491 thousand in 1997. The provisions for 1997 and 1996 were constant, with $490 thousand recorded in 1996. The increase reflects a conscious effort to maintain the allowance on an increasing loan portfolio. The Company had net charge-offs of $555 thousand in 1998, compared to $354 thousand for 1997 and $591 thousand in 1996. While net charge-offs showed an increase in 1998, the ratio of such charge-offs to average loans outstanding increased only eight basis points to .28% in 1998 compared to 1997.

    Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. With anticipated additional growth in the loan portfolio, management anticipates a continuation of allowance provisions recorded in 1998 to maintain the level of the allowance account as a percentage of gross loans receivable. The Corporation does not anticipate that such provisions will have a material adverse impact on the results of operations in future periods.


ANALYSIS OF FINANCIAL CONDITION

Loan Portfolio

    Gross loans as of December 31, 1998, were $214.763 million increasing 13.9% from $188.473 million in 1997. The increase in loans was due principally to growth in our commercial lending portfolio, particularly through our Harrisonburg and Fredericksburg markets. The Corporation's member banks provide funds for business expansion, equipment, receivables, inventory, working capital and other financing needs in various aspects of commercial and agricultural operations. In its lending activities, the Bank utilizes lines of credit and commercial term loans in its portfolio. At December 31, 1998, off balance sheet unused loan commitments and standby letters of credit amounted to $44.824 million. These commitments may be secured or unsecured. On December 31, 1998, VCFC had no concentration of loans to any one industry in excess of 10% of its loan portfolio.

    VCFC's combined loan portfolio at December 31, 1998 was comprised of loans secured primarily by real estate. Residential real estate loans consist of fixed rate loans that have contractual maturities of one, three, or five years with balloon payments, and are secured by first liens on real estate, and adjustable rate mortgages are also offered. The Bank's historically have limited their real estate lending to its market area and have applied conservative loan standards which have, management believes, insured the quality of the loan portfolio. VCFC also makes real estate construction loans generally for residential and commercial construction purposes and for local construction projects with acceptable take out commitments. Real estate construction loans currently offered by the Banks generally have six month to nine month terms. Construction loans outstanding total $20.330 million at December 31, 1998. VCFC also offers various types of installment loans including automobile, home improvement, equipment and personal loans.

    Virginia Commonwealth Financial Corporation    13   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following tables set forth the makeup and certain maturity information for the loan portfolio at December 31, 1998.

----------------------------------------------------------------------------------------------
                                                             December 31
----------------------------------------------------------------------------------------------
(Dollars in thousands)                   1998       1997        1996        1995       1994
----------------------------------------------------------------------------------------------
Real estate loans
  Construction                        $ 20,330    $20,892    $  9,737    $  9,240   $ 10,724
  Mortgage                             150,268    126,566     116,534     102,759     86,061
Commercial loans                        17,680     17,779      18,202      16,360     14,221
Installment loans                       22,504     19,980      18,189      17,129     14,078
Other loans                              3,981      3,256       3,685       3,862      3,771
----------------------------------------------------------------------------------------------
Total loans before deduction of
  unearned income                      214,763    188,473     166,347     149,350    128,855
Less: unearned income                     (195)      (129)       (134)       (185)      (129)
----------------------------------------------------------------------------------------------
Total loans before allowance
  for loan losses                      214,568    188,344     166,213     149,165    128,726
Less: allowance for loan losses         (2,286)    (2,010)     (1,873)     (1,974)    (1,952)
----------------------------------------------------------------------------------------------
Net loans                              212,282    186,334     164,340     147,191    126,774
Loans held for sale                      5,400      3,044          --          --         --
----------------------------------------------------------------------------------------------
  Total loans                         $217,682    $189,378   $164,340    $147,191   $126,774
----------------------------------------------------------------------------------------------


    Information regarding the interest sensitivity of the loan portfolio at December 31, 1998 is presented below:

----------------------------------------------------------------------------------
                                                After one but
                                       One year but less than   After       Total
(Dollars in thousands)                  or less  five years  five years
----------------------------------------------------------------------------------
Real estate loans                     $ 45,169    $74,670    $ 50,330    $170,169
Commercial loans                         9,054      6,439       2,007      17,500
Installment loans                        2,845     18,387       1,170      22,402
Other loans                              1,014      1,004       1,963       3,981
----------------------------------------------------------------------------------
Net loans (1)(2)                        58,082    100,500      55,470     214,052
Loans held for sale                      5,400                              5,400
----------------------------------------------------------------------------------
  Total loans                         $ 63,482    $100,500   $ 55,470    $219,452
----------------------------------------------------------------------------------

(1) Excluding nonaccrual loans and before deduction of unearned income or the allowance for loan losses. Includes loans classified as impaired under FASB 114.

(2) Includes $138.580 million in fixed rate loans and $5.328 million in adjustable rate loans with a maturity greater than one year.

Asset Quality

    Each of VCFC's member banks has a formal loan review program that regularly reviews loans and assigns credit ratings or classifications based on estimated risk. Activities of the loan review program are reviewed with the Board of Directors.

    VCFC generally places loans on nonaccrual status when a loan becomes 90 days past due as to principal and interest, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Real estate acquired by the member banks as a result of foreclosure or in-substance foreclosure is classified as other real estate owned
(OREO). Such real estate is initially recorded at the lower of cost or fair value less estimated selling costs. Further losses are recorded as charges to operations if management determines value of the OREO has deteriorated, or expenses associated with maintaining such property have been incurred. VCFC's OREO at December 31, 1998 amounted to $759 thousand, and consisted primarily of residential real estate properties and building lots.


    Virginia Commonwealth Financial Corporation    14   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    Nonperforming assets amounted to $1.432 million or .65% of loans and other assets at December 31, 1998, compared to $1.179 million or .61% of loans and other assets at December 31, 1997.

    The allowance for loan losses at December 31, 1998 amounted to $2.286 million compared to $2.010 million for 1997. The allowance for loan losses represents 160% of nonperforming assets at December 31, 1998. The allowance for loan losses as a percentage of net loans amounted to 1.04% at December 31, 1998 compared to 1.05% at December 31, 1997. This decrease was primarily attributable to a 13.9% increase in gross loans in 1998.

    The following table provides an analysis of the allowance for loan losses for the past five years.

----------------------------------------------------------------------------------------------
                                                             December 31
----------------------------------------------------------------------------------------------
(In thousands)                             1998      1997       1996         1995       1994
----------------------------------------------------------------------------------------------
Allowance for loan losses, January 1          $2,010    $1,873    $1,974    $1,952    $1,897
Loans charged off:
  Commercial                                     286        97       203       185       108
  Real estate                                      7      --        --        --          41
  Installment                                    354       339       449       180        91
--------------------------------------------------------------------------------------------
  Total loans charged off                        647       435       652       365       240
--------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                       2        18         9        13         2
  Real estate                                   --        --        --        --          10
  Installment                                     90        64        52        33        58
--------------------------------------------------------------------------------------------
  Total recoveries                                92        81        61        46        70
--------------------------------------------------------------------------------------------
Net charge offs                                  555       354       591       319       170
  Provision for loan losses                      831       491       490       341       225
--------------------------------------------------------------------------------------------
Allowance for loan losses, December 31        $2,286    $2,010    $1,873    $1,974    $1,952
--------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to
  total loans outstanding at end of year ..     1.04%     1.05%     1.13%     1.32%     1.60%
--------------------------------------------------------------------------------------------
Ratio of net charge offs (recoveries) to
  average loans outstanding during the year     0.28%     0.20%     0.38%     0.23%     0.14%
--------------------------------------------------------------------------------------------


    The following table reflects the composition of nonperforming assets for the past five years.

------------------------------------------------------------------------------------------------
                                                             December 31
------------------------------------------------------------------------------------------------
(Dollars in thousands)                     1998         1997       1996         1995       1994
------------------------------------------------------------------------------------------------
Non-accrual loans                         $  673      $  719      $  783      $1,262      $1,562
Other property owned                         759         460         411         129         268
------------------------------------------------------------------------------------------------
Total non-performing assets               $1,432      $1,179      $1,194      $1,391      $1,830
------------------------------------------------------------------------------------------------
Loans past due 90 days
  accruing interest                       $  349      $  229      $1,112      $  963      $  302
------------------------------------------------------------------------------------------------
Allowance for loan losses to
  non-accrual loans                       339.67%     279.55%     239.21%     156.42%     124.97%
------------------------------------------------------------------------------------------------
Non-performing assets to year-end
  loans and other property owned            0.65%       0.61%       0.72%       0.93%       1.49%
------------------------------------------------------------------------------------------------


    Virginia Commonwealth Financial Corporation    15   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Securities

    Investment securities and securities available for sale totaled $104.943 million and comprised 29.74% of total assets at December 31, 1998, as compared with $98.963 million and 31.35% of assets at December 31, 1997.

    Despite a significant shift downward in the U.S. treasury curve, the Corporation yield on its securities portfolio declined slightly in 1998, with the portfolio yielding 6.45% in 1998 compared to 6.47% in 1997. The Corporation attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management policy and holds a significant allocation of securities in states and political subdivisions that provide tax benefits.

    The following table includes information with respect to the Corporation's securities portfolio at December 31, 1998.

------------------------------------------------------------------------------------
                                                 December 31, 1998 (1)
------------------------------------------------------------------------------------
                                1 Year      1 - 5      5 - 10     Over 10
(In thousands)                  or Less     Years       Years      Years      Total
------------------------------------------------------------------------------------
U. S. Agency Securities:
  Amortized cost              $  2,499    $ 19,551    $  7,000    $   --    $ 29,050
  Fair value                     2,501      19,663       7,026        --      29,190
  Weighted average yield          5.97%       5.89%       6.18%     0.00%       5.96%
Mortgage-backed Securities:
  Amortized cost              $     --    $  1,582    $ 14,264    $1,478    $ 17,324
  Fair value                        --       1,601      14,322     1,518      17,441
  Weighted average yield          0.00%       6.09%       6.26%     6.82%       6.30%
U. S. Treasury Securities:
  Amortized cost              $ 11,493    $  9,529    $     --    $   --    $ 21,022
  Fair value                    11,551       9,767          --        --      21,318
  Weighted average yield          6.06%       6.19%       0.00%     0.00%       6.12%
Corporate Bonds:
  Amortized cost              $  1,000    $  7,572    $  1,026    $   --    $  9,598
  Fair value                     1,000       7,581       1,047        --       9,628
  Weighted average yield          6.07%       6.19%       6.17%      0.00%      6.17%
Municipal Bonds:
  Amortized cost              $    890    $  7,630    $ 16,238    $  691    $ 25,449
  Fair value                       911       7,864      16,737       737      26,249
  Weighted average yield          9.67%       7.17%       6.92%     7.98%       7.12%
Equity Securities:
  Amortized cost              $     --    $    495    $     --    $   --    $    495
  Fair value                        --         495          --        --         495
  Weighted average yield          0.00%       6.50%       0.00%     0.00%       6.50%
Other Investments:
  Amortized cost              $     --    $  1,357    $     --    $   --    $  1,357
  Fair value                        --       1,357          --        --       1,357
  Weighted average yield          0.00%       3.17%       0.00%     0.00%       3.17%
Total Securities:
  Amortized cost              $ 15,882    $ 47,716    $ 38,528    $2,169    $104,295
  Fair value                    15,963      48,328      39,132     2,255     105,678
  Weighted average yield          6.25%       6.14%       6.52%     7.19%       6.32%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

    Virginia Commonwealth Financial Corporation    16   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Deposits

    The Corporation had significant deposit growth in 1998. Deposits at December 31, 1998 amounted to $306.515 million, an increase of $38.035 million or 14.2% over $268.480 million in 1997. Funds provided by the increase in deposits allowed the Corporation to fund its loan growth with retail deposits, limit the use of higher cost borrowings and better leveraged its capital base in 1998. Noninterest bearing deposits increased by $10.175 million or 28.9% in 1998, which helped offset the higher cost associated with an increase of $14.9 million in certificates of deposit. The over all cost of deposit funds remained constant in 1998 compared to 1997 at 4.53%, and decreased slightly from 4.55% in 1996.

    The following table illustrates average outstanding deposits and rates paid.

----------------------------------------------------------------------------------------------
                                                 Years Ended December 31,
----------------------------------------------------------------------------------------------
                                        1998                1997                 1996
----------------------------------------------------------------------------------------------
(Dollars in thousands)           Amount      Rate     Amount     Rate     Amount      Rate
----------------------------------------------------------------------------------------------
Non-interest-bearing
  demand accounts                $39,158       --    $30,522      --      $26,758        --
Interest-bearing accounts:
  Interest checking               33,366     2.23%    30,724    2.41%      29,163      2.25%
  Money market                    36,564     3.47%    33,981    3.61%      32,828      3.59%
  Regular savings                 28,978     3.06%    28,143    2.91%      29,611      2.78%
  Time deposits:
   Less than $100,000            120,671     5.55%   110,491    5.57%     105,690      5.72%
   $100,000 and over              28,598     5.74%    23,363    5.73%      21,043      5.83%
----------------------------------------------------------------------------------------------
Total interest-bearing           248,177     4.53%   226,702    4.53%     218,335      4.55%
----------------------------------------------------------------------------------------------
Total average deposits          $287,335            $257,224             $245,093
----------------------------------------------------------------------------------------------

Maturities of Time Deposits of $100,000 and Over

----------------------------------------------------------------------------------------------
                                   Within            3 - 6             6 - 12         Over 12
(Dollars in thousands)            3 Months          Months             Months         Months
----------------------------------------------------------------------------------------------
At December 31, 1998              $4,474           $ 2,875            $9,217          $ 12,466


GENERAL

Capital Adequacy

    Management seeks to maintain a capital structure that will maintain a level of capital that ensures the Corporation will meet regulatory requirements for a "well-capitalized" institution and absorb potential losses. In achieving this goal, management recognizes the need to obtain proper leveraging of its capital base to maximize shareholder value.

    Stockholders' equity as of December 31, 1998 of $40.995 million increased $3.211 million or approximately 8.5% from $37.784 million in 1997. The Corporation had a ratio of risk-weighted assets to total capital of 18.37% and 20.31% at December 31, 1998 and 1997, and a ratio of risk-weighted assets to Tier I capital of 17.39% and 19.28% in 1998 and 1997, respectively.


    Virginia Commonwealth Financial Corporation    17   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity

    Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and the Corporation's overall financial condition. The Corporation's primary source of liquidity are cash, due from banks, fed funds sold and securities in the available for sale portfolio. In addition, the member banks have substantial lines of credit from correspondent banks and access to the Federal Reserve discount window and Federal Home Loan Bank of Atlanta to support liquidity as conditions dictate.

    The Corporation has no brokered deposits. Certificates of deposit in denominations of $100 thousand or more represent 9.47% of total deposits primarily from established core depositors.

    In the judgment of management, the Corporation maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs which may arise, within realistic limitations.

New Accounting Pronouncements

    In June, 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Corporation has not determined whether to adopt the new statement early. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    Because the Corporation does not utilize derivatives as defined, management does not anticipate that the adoption of the new Statement will have a significant effect on VCFC's earnings or financial position.

    In October, 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of FASB Statement No. 65. Statement 65, as amended requires that, after securitization of a mortgage loan as held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement further amends Statement 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on ability and intent to sell or hold those investments. This statement is effective for 1999.

    Because the Corporation does participate in securitization as defined, management does not anticipate that the adoption of the new Statement will have a significant effect on VCFC's earnings or financial position.

Year 2000

    In 1997, management of the Corporation created a steering committee and established a Y2K Plan to prevent or mitigate adverse effects of the Y2K issue on the Corporation and its customers. Goals of the Y2K Plan include identifying risks, testing data processing and other systems and equipment used by the Corporation, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance, and verifying that these changes are effective. The Board of Directors reviews progress under the plan each quarter.

    Management designed the Y2K Plan to comply with the requirements for Y2K efforts established by the Federal Reserve, the primary federal regulator of the Corporation. The Federal Reserve also has performed Y2K examinations of the Corporation's Y2K Plan and the Corporation's progress in implementing the plan. Federal regulations prevent banks from disclosing the results of Y2K examinations by banking regulators. The examinations do not represent approval or certification of a bank or bank holding company's Y2K plans or efforts.

    Virginia Commonwealth Financial Corporation    18   1998 Annual Report

                                     [logo]
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The Corporation continues to implement the Y2K Plan. The Corporation has met its Y2K goals to date and believes that it will continue to meet the goals of the Y2K Plan. By December 31, 1998, the Corporation had performed risk assessments, had assessed the Y2K preparedness of suppliers of data processing services to the Corporation and of large customers, had implemented its customer awareness program, had begun developing its Y2K contingency plan, and was in the process of implementing necessary changes in hardware and software. Some additional steps must be taken to achieve Y2K compliance, including some steps that may not yet be identified. Elements of the Y2K Plan, such as risk assessments, customer communications, and testing of systems and equipment, are processes that are ongoing. The Y2K contingency plan calls for the Corporation to manually process bank transactions and to use other data processing methods, in the event that Y2K efforts of the Corporation and its data services providers are not successful. The Corporation must assure that the computer systems it uses to process transactions are Y2K ready in order to avoid these disruptions.

    Management believes that the cost of resolving Y2K issues related to the Corporation's computer programs and those used by its suppliers of significant data processing services will not be material to the Corporation's business, operations, liquidity, capital resources, or financial condition, based on information developed to date and communications from data processing suppliers. The Corporation expects that its total cash outlay for Y2K compliance in 1998 and future years will be less than $250,000. This amount includes approximately $200,000 in costs of software and equipment upgrades or replacements and $50,000 in miscellaneous expenses, including training, consulting, and testing costs. Approximately $125,000 of these costs were incurred in 1998.

    The Corporation expects that the total effect on net income, after tax deductions, of these Y2K expenditures and the accelerated writeoff of replaced software and equipment will be less than $100,000, and that the effect on net income for the year ended December 31, 1998 of these costs was approximately $25,000. These amounts do not include allocations of compensation and other costs of the Corporation's regular personnel. The Corporation is funding its Y2K expenditures through continuing operations.

    The Corporation continues to assess its risk from other environmental factors over which it has little direct control, such as electrical power supply, and voice and data transmission. Because of the nature of these external factors, however, the Corporation is not actively engaged in any repair, replacement, or testing efforts for these services. Based on its current assessments and remediation plans, which are based in part on certain representations of third-party services, the Corporation does not expect that it will experience a significant disruption of its operations as a result of the change to the new millennium. Although the Corporation has no reason to conclude that a failure will occur, the most reasonably likely worst-case Year 2000 scenario would entail a disruption or failure of the Corporation's power suppliers' or voice and data transmission supplier's capability to provide power or data transmission services to a Computer system or a facility. If such a failure were to occur, the Corporation would implement a contingency plan. While it is impossible to quantify the impact of such a scenario, the most reasonable likely worst-case scenario would entail diminishment of service levels, some customer inconvenience, and additional, as yet understood, costs associated with the implementation of the contingency plan.

    Although the Corporation has completed an assessment of Y2K effects on its current commercial lending and other customers, the actual effects on individual, corporate and governmental customers of the Corporation and on governmental authorities that regulate the Corporation and its subsidiaries, and any resulting consequences to the Corporation, cannot be determined with any assurance. The Corporation's belief that it will achieve Y2K compliance are based on a number of assumptions and on statements made by third parties, and are subject to uncertainty. The Corporation also is not able to predict the effects, if any, on the Corporation, financial markets or society in general of the public's reaction to Y2K. Because of this uncertainty and reliance upon assumptions and statements of third parties, the Corporation cannot be assured that the results of its Y2K Plan will be achieved. Management believes, however, that the Corporation will be able to accomplish its Y2K goals and be able to continue providing financial services to its customers into the next Century.

    Virginia Commonwealth Financial Corporation    19    1998 Annual Report

                                     [logo]
                           Consolidated Balance Sheets
                           December 31, 1998 and 1997

----------------------------------------------------------------------------------------------
                                                                 1998                  1997
----------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                     $  9,764,707        $ 10,461,974
Federal funds sold                                             5,916,598           4,511,492
Securities (market value: 1998, $105,678,026;
  1997, $99,627,525)                                         104,943,459          98,962,999
Loans held for sale                                            5,399,884           3,043,853
Loans, net                                                   212,281,978         186,333,594
Bank premises and equipment, net                               9,232,997           7,825,865
Interest receivable                                            2,536,007           2,538,455
Other real estate owned                                          758,901             460,077
Other assets                                                   1,978,513           1,568,365
----------------------------------------------------------------------------------------------
      Total assets                                          $352,813,044        $315,706,674
----------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Liabilities
  Deposits:
    Noninterest-bearing demand deposits                     $ 45,370,092        $ 35,194,783
    Savings and interest-bearing demand deposits             105,856,672          92,929,218
    Time deposits                                            155,287,997         140,355,868
----------------------------------------------------------------------------------------------
      Total deposits                                        $306,514,761        $268,479,869
  Federal funds purchased and securities sold under
    agreement to repurchase                                    1,305,031           3,301,037
  Other short-term borrowings                                  1,081,406           3,838,000
  Interest payable                                             1,206,833           1,103,584
  Other liabilities                                            1,609,849           1,200,360
  Note payable                                                   100,000                  --
  Commitments and contingent liabilities                              --                  --
----------------------------------------------------------------------------------------------
      Total liabilities                                     $311,817,880        $277,922,850
----------------------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock, no par value, 1,000,000 shares authorized,
  no shares issued and outstanding                          $         --        $         --
Common stock, par value $2.50 per share; 3,000,000 shares
  authorized; 1998, 2,041,764 shares issued and outstanding;
  1997, 2,034,245 shares issued and outstanding                5,104,411           5,085,613
Capital surplus                                                7,738,492           7,467,554
Retained earnings                                             27,724,435          25,125,926
Accumulated other comprehensive income                           427,826             104,731
----------------------------------------------------------------------------------------------
      Total stockholders' equity                            $ 40,995,164        $ 37,783,824
----------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity            $352,813,044        $315,706,674
----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

    Virginia Commonwealth Financial Corporation    20    1998 Annual Report

                                     [logo]
                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------
                                                     1998             1997           1996
----------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                     $18,690,900     $16,951,013     $15,248,215
  Interest on investment securities:
    Taxable                                        1,035,189       1,118,820         842,368
    Nontaxable                                       866,066         709,316         659,983
  Interest and dividends on securities
    available for sale:
      Taxable                                      3,940,833       4,105,621       4,291,402
      Nontaxable                                      89,550            --              --
      Dividends                                       92,330          68,532          23,988
  Interest income on federal funds sold              690,528         396,453         552,979
  Interest on deposits in banks                         --              --            54,523
----------------------------------------------------------------------------------------------
        Total interest income                    $25,405,396      $23,349,755     $21,673,458
----------------------------------------------------------------------------------------------

Interest Expense
  Interest on deposits                           $11,241,167      $10,276,990     $9,931,852
  Interest on federal funds purchased
    and securities sold under agreement
    to repurchase                                     73,077         106,317          60,781
  Interest on other short-term borrowings            130,062         126,737         108,393
  Interest on note payable                             2,088            --           121,858
----------------------------------------------------------------------------------------------
        Total interest expense                   $11,446,394      $10,510,044     $10,222,884
----------------------------------------------------------------------------------------------
        Net interest income                      $13,959,002      $12,839,711     $11,450,574
Provision for loan losses                            831,107         491,000         489,500
----------------------------------------------------------------------------------------------
        Net interest income after
          provision for loan losses              $13,127,895      $12,348,711     $10,961,074
----------------------------------------------------------------------------------------------

Other Income
  Service charges on deposit accounts            $ 1,077,828      $1,012,899      $  961,731
  Fees for trust services                            519,818         408,620         371,065
  Investment fee income                              148,019          77,065           1,155
  Other operating income                             229,462         197,519         160,542
  Gains (losses) on sales of securities
    available for sale                               237,094          (3,741)        (32,375)
  (Losses) on sale of other real estate owned        (82,342)        (28,669)        (54,943)
  Fees on mortgage loans sold                        553,697         128,083          45,359
----------------------------------------------------------------------------------------------
        Total other income                       $ 2,683,576      $1,791,776      $1,452,534
----------------------------------------------------------------------------------------------

Other Expenses
  Compensation and employee benefits             $ 5,262,828      $4,529,167      $4,114,642
  Net occupancy expense                              718,299         593,537         502,931
  Supplies and equipment expenses                  1,205,439       1,106,543         887,297
  Merger and merger related expenses                 443,000            --              --
  Other operating expenses                         2,241,557       2,000,828       1,750,440
----------------------------------------------------------------------------------------------
        Total other expenses                     $ 9,871,123      $8,230,075      $7,255,310
----------------------------------------------------------------------------------------------
        Income before income taxes               $ 5,940,348      $5,910,412      $5,158,298
Income tax expense                                 1,749,828       1,760,121       1,448,466
----------------------------------------------------------------------------------------------
        Net income                               $ 4,190,520      $4,150,291      $3,709,832
Earnings per Share, basic and
  assuming dilution                              $      2.06      $     2.05      $     1.82
----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

    Virginia Commonwealth Financial Corporation    21    1998 Annual Report

                                     [logo]
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1998, 1997 and 1996


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Accumulated Other
                                             Common       Capital          Retained      Comprehensive Comprehensive
                                              Stock       Surplus          Earnings          Income        Income         Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995               $  5,091,446   $  6,482,553    $ 21,212,297    $    (18,401)   $         --   $ 32,767,895
Net income                                         --             --       3,709,832              --       3,709,832      3,709,832
Other comprehensive income net of tax:
    Unrealized holding losses arising
      during the period, net of tax
      of $(84,822)                                 --             --              --              --        (164,654)            --
    Add reclassification adjustment,
      net of tax of $11,008                        --             --              --              --          21,367             --
                                                                                                        ------------
    Other comprehensive income                     --             --              --        (143,287)       (143,287)      (143,287)
                                                                                                        ------------
    Comprehensive income                           --             --              --              --    $  3,566,545
                                                                                                        ============
Cash dividends                                     --             --      (1,394,054)             --                     (1,394,054)
Issuance of common stock under
  dividend reinvestment plan                   38,601        251,432              --              --                        290,033
Acquisition of common stock                   (58,620)      (404,074)             --              --                       (462,694)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996               $  5,071,427   $  6,329,911    $ 23,528,075    $   (161,688)   $         --   $ 34,767,725
Net income                                         --             --       4,150,291              --       4,150,291      4,150,291
Other comprehensive income net of tax:
  Unrealized holding gains arising
    during the period,
    net of tax of $135,975                         --             --              --              --         263,950             --
  Add reclassification adjustment,
    net of tax of $1,272                           --             --              --              --           2,469             --
                                                                                                        ------------
  Other comprehensive income                       --             --              --         266,419         266,419        266,419
                                                                                                        ------------
  Comprehensive income                             --             --              --              --    $  4,416,710
                                                                                                        ============
Cash dividends                                     --             --      (1,552,440)             --                     (1,552,440)
Issuance of common stock under
  dividend reinvestment plan                   36,425        293,313              --              --                        329,738
Acquisition of common stock                   (22,239)      (155,670)             --              --                       (177,909)
Discretionary transfer                             --      1,000,000      (1,000,000)             --                             --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997               $  5,085,613   $  7,467,554    $ 25,125,926    $    104,731    $         --   $ 37,783,824
Net income                                         --             --       4,190,520              --       4,190,520      4,190,520
Other comprehensive income net of tax:
    Unrealized holding gains arising
      during the period,
      net of tax of $247,055                       --             --              --              --         479,577             --
    Less reclassification adjustment,
      net of tax of ($80,612)                      --             --              --              --        (156,482)            --
                                                                                                        ------------
    Other comprehensive income                     --             --              --         323,095         323,095        323,095
                                                                                                        ------------
    Comprehensive income                           --             --              --              --    $  4,513,615             --
                                                                                                        ============
Cash dividends                                     --             --      (1,592,011)             --                     (1,592,011)
Issuance of common stock under
  dividend reinvestment plan                   18,798        270,938              --              --                        289,736
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               $  5,104,411   $  7,738,492    $ 27,724,435    $    427,826                   $ 40,995,164
-----------------------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

    Virginia Commonwealth Financial Corporation    22    1998 Annual Report

                                     [logo]
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996


----------------------------------------------------------------------------------------------
                                                     1998            1997           1996
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                    $  4,190,520     $ 4,150,291    $  3,709,832
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                   778,514         696,008         624,652
      Provision for loan losses                      831,107         491,000         489,500
      Deferred tax expense (benefit)                (139,573)        (76,769)         93,942
      Pension (income) expense                          --            33,291         (24,762)
      Loss on other real estate owned                 82,342          28,669          54,943
      (Gain) on sale of equipment                       --           (12,988)           --
      (Gain) loss on sale of securities
        available for sale                          (237,094)          3,741          32,375
      Fees on loans sold                            (553,697)       (128,083)        (45,539)
      Proceeds from sale of mortgage loans        48,928,802      20,449,244      10,860,908
      Purchase of loans for sale                 (48,375,105)    (20,321,161)    (10,815,369)
      Amortization of security premiums and
        accretion of discounts, net                   65,006         (20,438)        (56,615)
      Amortization of organization expenses           14,400           2,800            --
      Changes in assets and liabilities:
        (Increase) decrease in interest receivable     2,448          54,760         (91,203)
        (Increase) decrease in other assets         (436,123)        411,387        (389,952)
        Increase in interest payable                 103,249          61,328          82,743
        Increase in other liabilities                409,489         161,951         192,274
----------------------------------------------------------------------------------------------
          Net cash provided by operating
            activities                          $  5,664,285     $ 5,985,031    $  4,717,729
----------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Decrease in interest-bearing deposits
    in other banks                              $      --        $     --       $  2,254,764
  Proceeds from sale of securities
    available for sale                            12,030,105       5,497,656       5,966,508
  Proceeds from maturities and principal
    payments of investment securities              5,157,187       8,925,000       7,988,601
  Proceeds from maturities and principal
    payments of securities available for sale     37,838,957      18,353,449      34,071,985
  Purchase of investment securities              (11,483,544)    (12,111,542)    (11,347,040)
  Purchase of securities available for sale      (48,861,539)    (19,329,415)    (38,037,449)
  Proceeds from sale of fixed assets                     --            16,903             --
  Purchase of premises and equipment              (2,185,646)     (1,305,231)     (1,942,577)
  Additions to other real estate                     (65,001)            --               --
  Increase in cash surrender value
    of life insurance                                (15,295)       (92,354)         (82,578)
  Proceeds from sale of other real estate            431,777         137,900         193,712
  Net (increase) in loans                        (29,883,464)    (25,742,908)    (18,172,829)
----------------------------------------------------------------------------------------------
         Net cash (used in) investing
           activities                           $(37,036,463)   $(25,650,542)   $(19,106,903)
----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

    Virginia Commonwealth Financial Corporation    23    1998 Annual Report

                                     [logo]
                Consolidated Statements of Cash Flows (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


----------------------------------------------------------------------------------------------
                                                     1998            1997           1996
----------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase in demand, money market and
    savings deposits                             $24,972,100      $6,355,625     $ 5,412,794
  Net increase in certificates of deposit         13,062,792       8,890,981      13,473,726
  Net increase (decrease) in federal funds
    purchased and securities sold under
    agreement to repurchase                       (1,996,006)      2,101,037            --
  Net increase (decrease) in other
    short-term borrowings                         (2,756,594)        389,146         730,900
  Principal payments on note payable                    --               --       (1,675,000)
  Issuance of note payable                           100,000             --              --
  Issuance of common stock - dividend
    reinvestment plan                                289,736         329,738         290,033
  Acquisition of common stock                           --          (177,909)       (462,694)
  Cash dividends paid                             (1,592,011)     (1,552,440)     (1,394,054)
----------------------------------------------------------------------------------------------
       Net cash provided by financing activities $32,080,017     $16,336,178     $16,375,705
----------------------------------------------------------------------------------------------
            Increase (decrease) in cash and cash
                equivalents                      $   707,839      $(3,329,333)   $ 1,986,531

Cash and Cash Equivalents
  Beginning                                       14,973,466      18,302,799      16,316,268
----------------------------------------------------------------------------------------------
  Ending                                         $15,681,305      $14,973,466    $18,302,799
----------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:
      Interest                                   $11,343,145      $10,453,157    $10,126,963
----------------------------------------------------------------------------------------------
      Income taxes                               $ 2,034,540      $1,448,693      $1,502,277
----------------------------------------------------------------------------------------------

Supplemental Schedule of Noncash
  Investing Activities
    Other real estate acquired in settlement
      of loans                                   $   747,942      $  215,297      $  643,073
----------------------------------------------------------------------------------------------
    Unrealized gain (loss) on securities
      available for sale                         $   489,538      $  403,666      $ (217,102)
----------------------------------------------------------------------------------------------
    Other real estate disposed of through
      loan proceeds                              $      --        $     --        $  108,338
----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

    Virginia Commonwealth Financial Corporation    24    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

General

    Virginia Commonwealth Financial Corporation (the "Corporation") is a Virginia multi-bank holding company headquartered in Culpeper, Virginia. The Corporation owns Second Bank & Trust and its subsidiary, Second Services Company as well as Virginia Heartland Bank and its subsidiary, Virginia Heartland Service Corporation. Second Bank & Trust and Virginia Heartland Bank jointly own VHB Mortgage Company. Virginia Heartland Bank and its subsidiary were merged into the Corporation in a pooling of interests transaction consummated on October 9, 1998, which is more fully described in Note 2 to the Consolidated Financial Statements. Concurrent with the merger, Second National Financial Corporation changed its name to Virginia Commonwealth Financial Corporation. The consolidated statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

    The Corporation, through its member banks, provide a full array of banking services through nine retail offices serving the counties of Culpeper, Orange, Madison, Rockingham, Spotsylvania and the City of Fredericksburg. Among such services are those traditionally offered by banks including commercial and consumer demand and time deposit accounts, mortgage, commercial and consumer loans and a network of automated transaction locations including thirteen ATM's and phone banking. Nontraditional banking services include a full array of trust and investment services.

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

     The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1998, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

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

    Virginia Commonwealth Financial Corporation    25    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

    c. Trading Securities

       Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

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

    Impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment is to be based on the fair value of the collateral.

    The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to the above impairment provisions. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

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

Loans Held for Sale

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

    Virginia Commonwealth Financial Corporation    26    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Retirement Plans

    The Corporation has a noncontributory, defined benefit pension plan covering certain employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

    In 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. Statement No. 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

Earnings Per Share

    Earnings per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented.

    Weighted average shares were 2,038,186, 2,027,193 and 2,034,583 for the years ended 1998, 1997 and 1996, respectively. The Corporation had no potential common stock as of December 31, 1998, 1997 and 1996.

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

Advertising

    The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense of $189,735, $190,890 and $90,222 were incurred in 1998, 1997 and 1996, respectively.

    Virginia Commonwealth Financial Corporation    27    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Comprehensive Income

    As of January 1, 1998, the Corporation adopted FASB No. 130, "Reporting Comprehensive Income." FASB No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. FASB No. 130 requires other comprehensive income to include unrealized gains (losses) on available for sale securities, which prior to adoption were reported separately in stockholders' equity. The December 31, 1997 and 1996 financial statements have been reclassified to conform to the requirements of FASB No. 130.

Note 2.  Business Combination

    On October 9, 1998, Second National Financial Corporation (SNFC) effected a business combination with Virginia Heartland Bank (VHB) by exchanging 533,716 shares of its common stock for all of the stock of VHB. The principal business of VHB is community banking. On the effective date of the business combination, SNFC changed its name to Virginia Commonwealth Financial Corporation. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include VHB. The results of operations of the separate companies for periods prior to the combination are summarized as follows:

----------------------------------------------------------------------------
                                          Total        Total        Net
(thousands)                               Assets       Income      Income
----------------------------------------------------------------------------
Nine months ended September 30, 1998:
  SNFC                                   $ 239,437    $14,283     $2,586
  VHB                                      104,480      6,353        664

Year ended December 31, 1997:
  SNFC                                   $ 222,070    $17,136     $3,245
  VHB                                       93,740      7,938        906

    In connection with the business combination, the Corporation recorded after tax changes to noninterest expenses of $443,000 (22(cent) per share) for direct and merger related costs. Merger transaction costs consisted primarily of fees for investment bankers, attorneys, accountants and financial printers. Merger related costs consisted of adjustments to supplemental retirement benefits for certain senior officers.

Note 3.   Cash and Due From Banks

    The Corporation is required to maintain reserve balances with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $1,581,000 and $1,774,000, respectively.

    Virginia Commonwealth Financial Corporation    28    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Securities

    The amortized cost and fair value of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

--------------------------------------------------------------------------------
                                            Gross        Gross
                             Amortized    Unrealized   Unrealized     Fair
                               Cost         Gains       (Losses)      Value
--------------------------------------------------------------------------------
1998
Obligations of states and
  political subdivisions     $22,057,578    $739,706     $ (5,139)  $22,792,145
--------------------------------------------------------------------------------

1997
U.S. Government agencies     $20,040,630    $166,266     $(13,379)  $20,193,517
Obligations of states and
  political subdivisions      14,919,710     515,180       (3,541)  15,431,349
--------------------------------------------------------------------------------
                             $34,960,340    $681,446     $(16,920)  $35,624,866
--------------------------------------------------------------------------------

    The amortized cost and market value of securities being held to maturity as of December 31, 1998, by contractual maturity are shown below.

------------------------------------------------------------------------------
                                                Amortized            Fair
                                                  Cost               Value
------------------------------------------------------------------------------
Due in one year or less                       $  889,814         $   910,375
Due after one year through five years          6,601,616           6,810,672
Due after five years through ten years        13,875,083          14,333,992
Due after ten years                              691,065             737,106
------------------------------------------------------------------------------
                                              $22,057,578        $22,792,145
------------------------------------------------------------------------------

    The amortized cost and fair value of securities available for sale as of December 31, 1998 and 1997, are as follows:

---------------------------------------------------------------------------------------
                                                  Gross         Gross
                                    Amortized   Unrealized    Unrealized     Fair
                                      Cost         Gains       (Losses)      Value
---------------------------------------------------------------------------------------
1998
U.S. Treasury securities           $21,021,627    $ 296,032    $    --     $21,317,659
U.S. Government agencies            29,050,265      188,057      (48,030)   29,190,292
State and political subdivisions     3,391,123       65,699         --       3,456,822
Corporate bonds                      9,598,522       76,374      (46,849)    9,628,047
Mortgage-backed securities          17,323,949      155,133      (38,197)   17,440,885
Equity securities                      495,000           --         --         495,000
Other                                1,357,176           --         --       1,357,176
---------------------------------------------------------------------------------------
                                   $82,237,662    $ 781,295    $(133,076)  $82,885,881

1997
U.S. Treasury securities           $18,946,358    $  84,384    $  (5,572)  $19,025,170
U.S. Government agencies            29,988,787       60,982     (127,225)   29,922,544
State and political subdivisions     1,008,630           --         --       1,008,630
Corporate bonds                      3,502,325        8,605         --       3,510,930
Mortgage-backed securities           9,715,620      137,510         --       9,853,130
Equity securities                      278,504           --         --         278,504
Other                                  403,751           --         --         403,751
---------------------------------------------------------------------------------------
                                   $63,843,975    $ 291,481    $(132,797)  $64,002,659
---------------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    29    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The amortized cost and fair value of securities available for sale as of December 31, 1998, by contractual maturity are shown below.

-----------------------------------------------------------------------
                                           Amortized         Fair
                                              Cost           Value
-----------------------------------------------------------------------
Due in one year or less                   $14,992,047     $15,051,560
Due after one year through five years      38,177,302      38,562,953
Due after five years through ten years     10,387,188      10,473,307
Other                                       1,357,176       1,357,176
Mortgage-backed securities                 17,323,949      17,440,885
-----------------------------------------------------------------------
                                          $82,237,662     $82,885,881
-----------------------------------------------------------------------

     As permitted under FASB No. 115, Virginia Heartland Bank transferred securities from the held to maturity category to the available for sale category. These securities had an amortized cost of $19,504,568 and resulting in an unrealized gain of $225,557.

     There were no sales of securities being held to maturity during 1998 and 1997.

     Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $12,030,105, $5,497,656, and $5,966,508. Gross realized gains of
$239,828,  $-0- and $-0- and gross realized losses of $2,734, $3,741 and $32,375 were recognized on those sales.

     Securities with amortized cost of $17,619,198 and $21,863,933 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

Note 5.  Loans

    Major classifications of loans are as follows:

----------------------------------------------------------------------------
                                                         December 31,
----------------------------------------------------------------------------
(thousands)                                           1998          1997
----------------------------------------------------------------------------
Real estate loans:
  Construction and land development                $ 20,330       $ 20,892
  Farm land                                           1,143          1,297
  1-4 family residential                             85,086         78,184
Multifamily nonresidential and junior liens          64,039         47,085
Loans to farmers (except secured by real estate)        144            455
Commercial and industrial loans                      17,536         17,324
Consumer and installment loans                       22,504         19,980
All other loans                                       3,981          3,256
----------------------------------------------------------------------------
      Total loans                                  $214,763       $188,473
Less:  Allowance for loan losses                      2,286          2,010
      Unearned loan fees                                195            129
----------------------------------------------------------------------------
      Loans, net                                   $212,282       $186,334
----------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    30    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Allowance for Loan Losses

    Changes in the allowance for loan losses were as follows:

-------------------------------------------------------------------------------
                                                    December 31,
-------------------------------------------------------------------------------
(thousands)                             1998            1997            1996
-------------------------------------------------------------------------------
Balance at beginning of year          $ 2,010          $1,873          $1,974
Recoveries                                 92              81              61
Provision for loan losses                 831             491             490
Charge-offs                              (647)           (435)           (652)
-------------------------------------------------------------------------------
Balance at end of year                $ 2,286          $2,010          $1,873
-------------------------------------------------------------------------------

     Information about impaired loans as of and for the years ended December 31, 1998 and 1997 is as follows:

-------------------------------------------------------------------------
                                             1998                1997
-------------------------------------------------------------------------
Impaired loans for which an
  allowance has been provided              $378,117            $680,666
Impaired loans for which no
  allowance has been provided               233,792             258,890
-------------------------------------------------------------------------
Total impaired loans                       $611,909            $939,556
-------------------------------------------------------------------------
Allowance provided for
  impaired loans, included in
  the allowance for loan losses            $ 85,626            $178,964
-------------------------------------------------------------------------
Average balance in impaired loans          $530,559            $986,275
-------------------------------------------------------------------------
Interest income recognized                 $ 41,371            $ 74,551
-------------------------------------------------------------------------

    Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $386,618 and $256,883 at December 31, 1998 and 1997. If interest on these loans had been accrued, such income would have approximated $85,235 and $40,953, respectively.

Note 7.  Related Party Transactions

    The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to Executive Officers and Directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1998 and 1997, these loans totaled $3,327,019 and $3,246,671, respectively. During 1998, total principal additions were $4,728,806 and total principal payments were $4,648,458.

Note 8. Bank Premises and Equipment, Net

     Premises and equipment are summarized as follows:

-----------------------------------------------------------------------------
                                                            December 31,
-----------------------------------------------------------------------------
                                                      1998          1997
-----------------------------------------------------------------------------
Bank premises                                    $ 6,659,649    $ 5,993,540
Leasehold improvements                               970,248        970,248
Furniture and equipment                            5,212,623      4,521,655
Construction in progress                             829,574             --
-----------------------------------------------------------------------------
                                                 $13,672,094    $11,485,443
Less accumulated depreciation and amortization     4,439,097      3,659,578
-----------------------------------------------------------------------------
                                                 $ 9,232,997    $ 7,825,865
-----------------------------------------------------------------------------

     Depreciation and amortization expense amounted to $778,514, $696,008 and $624,652 for 1998, 1997 and 1996, respectively.

    Virginia Commonwealth Financial Corporation    31    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Deposits

    The aggregate amount of jumbo time deposits, each with a minimum of $100,000, was approximately $29,032,739 and $26,965,661 at December 31, 1998 and
1997, respectively.

    At December 31, 1998, the scheduled maturities of time deposits are as follows:

      1999                               $93,470,560
      2000                                35,100,047
      2001                                11,159,936
      2002                                 6,833,819
      2003                                 8,710,829
      2004 and thereafter                     12,806
  ----------------------------------------------------
                                        $155,287,997
  ----------------------------------------------------

Note 10.  Other Borrowings

    Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Second Bank & Trust has an agreement with the Federal Reserve Bank where it can borrow funds deposited by customers. This agreement calls for variable interest and is payable on demand. U. S. Government securities are pledged as collateral. The maximum amount available under this agreement is $1,000,000. The balance outstanding as of December 31, 1998 and 1997 was $227,405 and $1,000,000, respectively.

    Other short-term borrowings consists of Master Promissory Notes with Corporate customers. These notes bear a variable interest rate and are payable on demand.

Note 11.  Note Payable

    Second Bank & Trust issued a note payable, secured by property in Orange, Virginia with a face amount of $100,000. The note is payable in two annual installments of $50,000 beginning on January 2, 1999. The note bears interest of 6% per annum. At December 31, 1998, the unpaid balance of this note payable was $100,000. Aggregate maturities are as follows:


     1999                                 $ 50,000
     2000                                   50,000
  ---------------------------------------------------
                                          $100,000
  ---------------------------------------------------

Note 12.  Employee Benefit Plans

    Second Bank & Trust maintains a profit sharing plan for all eligible employees. Amounts charged to operations were $225,000, $205,000 and $175,000 in 1998, 1997 and 1996, respectively.

    Eligible employees of Second Bank & Trust also participate in an Employee Stock Ownership Plan (ESOP) and 401(k) Plan. Contributions to these plans are determined by the Board of Directors in accordance with Internal Revenue Service regulations. Such contributions are limited to a percentage of the annual compensation of all employees covered by the plans. The Bank's cash contribution to the ESOP was $63,027, $64,420 and $54,965 in 1998, 1997 and 1996,
respectively. The Bank's cash contribution to the 401(k) Plan was $62,973, $45,980 and $45,869 in 1998, 1997 and 1996, respectively.

     Eligible employees of Virginia Heartland Bank participate in a 401(k) plan. Contributions to the plan are determined by the Bank's Board of Directors in accordance with Internal Revenue Service regulations. The Bank's contribution to the 401(k) plan was $49,185, $46,663 and $43,935 in 1998, 1997 and 1996,
respectively.

    Second Bank & Trust also has a noncontributory, defined benefit pension plan covering substantially all employees. The benefits are based on years of service and level of compensation. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

    Virginia Commonwealth Financial Corporation    32    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Information about the plan follows:

----------------------------------------------------------------------------------------------
                                                                      1998          1997
----------------------------------------------------------------------------------------------
Change in Benefit Obligation
  Benefit obligation, beginning                                   $2,494,895     $ 2,429,721
  Service cost                                                        64,747          55,962
  Interest cost                                                      167,832         162,952
  Actuarial loss                                                     260,261          53,377
  Benefits paid                                                     (198,020)       (207,117)
----------------------------------------------------------------------------------------------
  Benefit obligation, ending                                      $2,789,715      $2,494,895
----------------------------------------------------------------------------------------------

Change in Plan Assets
  Fair value of plan assets, beginning                            $3,309,339      $2,821,152
  Actual return on plan assets                                       899,666         695,304
  Benefits paid                                                     (198,020)       (207,117)
----------------------------------------------------------------------------------------------
  Fair value of plan assets, ending                               $4,010,985      $3,309,339
----------------------------------------------------------------------------------------------

  Funded status                                                   $1,221,270      $  814,444
  Unrecognized net actual gain                                      (991,794)       (593,652)
  Unrecognized net obligation at transition                         (215,013)       (258,016)
  Unrecognized prior service cost                                    519,123         566,855
----------------------------------------------------------------------------------------------
  Accrued benefit included in other assets                         $ 533,586      $  529,631
----------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------
                                                     1998             1997            1996
----------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
  Service cost                                     $  64,747       $  55,962       $  71,878
  Interest cost                                      167,832         162,952         116,064
  Expected return on plan assets                    (224,843)       (190,352)       (217,433)
  Amortization of prior service cost                  47,732          47,732          47,732
  Amortization of net obligation at transition       (43,003)        (43,003)        (43,003)
  Recognized net actuarial gain                      (16,420)           --              --
----------------------------------------------------------------------------------------------
  Net periodic benefit cost (income)               $  (3,955)      $  33,291       $ (24,762)
----------------------------------------------------------------------------------------------
Weighted-Average Assumptions
  as of December 31
  Discount rate                                         7.00%           7.00%           7.00%
  Expected return on plan assets                        7.00%           7.00%           7.00%
  Rate of compensation increase                         5.00%           5.00%           5.00%

Note 13.  Deferred Compensation

    Virginia Heartland Bank has entered into a deferred compensation agreement with the Corporation's Chairman which provides benefits payable at age sixty, or upon his later retirement from the Corporation. The Bank also has a deferred compensation agreement with the President which provides benefits payable at age sixty-five. Under both agreements, circumstances may permit payments to be made to surviving spouses. The present value of the estimated liability under the agreements is being accrued using a discount rate of 10% and 7.5%, respectively, ratably over the remaining years to the date when the employees are first eligible for the benefits. The deferred compensation charged to expense totaled $150,682, $39,128 and $64,421 for the three years ended December 31, 1998, respectively.

    Virginia Commonwealth Financial Corporation    33    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Second Bank and Trust has a deferred compensation plan whereby certain senior officers as selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation. The Bank provides a matched contribution of 5% of base salary for the President, and as determined from time to time by the Board for other executives. The deferred compensation charged to expense totaled $7,250, $6,750 and $-0- for the three years ended December 31, 1998, respectively.

 Note 14.  Income Taxes

   Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

----------------------------------------------------------------------------------------------
                                                                  1998                1997
----------------------------------------------------------------------------------------------
Deferred tax assets:
  Reserve for loan losses                                       $483,497           $ 413,525
  Unearned loan fees                                                  --              52,901
  Nonaccrual loan interest                                        18,667              27,504
  Deferred compensation                                          205,706             123,500
  Prepaid insurance commission                                    17,067              14,957
  Other                                                           28,159               1,182
----------------------------------------------------------------------------------------------
                                                                $753,096           $ 633,569
----------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Accrued pension asset                                         $180,037           $ 180,037
  Premises and equipment                                         185,311             209,086
  Securities available for sale                                  220,393              53,953
  Other                                                           12,978               9,249
----------------------------------------------------------------------------------------------
                                                                $598,719           $ 452,325
----------------------------------------------------------------------------------------------
                                                                $154,377           $ 181,244
----------------------------------------------------------------------------------------------

    The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996, consists of the following:


----------------------------------------------------------------------------------------------
                                                     1998              1997          1996
----------------------------------------------------------------------------------------------
Current tax expense                               $1,889,401       $1,836,890     $1,354,524
Deferred tax expense (benefit)                      (139,573)        (76,769)         93,942
----------------------------------------------------------------------------------------------
                                                  $1,749,828       $1,760,121     $1,448,466
----------------------------------------------------------------------------------------------

    The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996, due to the following:

----------------------------------------------------------------------------------------------
                                                     1998              1997          1996
----------------------------------------------------------------------------------------------
Computed "expected" tax expense                   $2,019,718      $2,009,540      $1,753,821
  Increase (decrease) in income
    taxes resulting from:
      Tax exempt interest income                    (323,852)       (251,519)       (240,051)
      Merger costs                                   108,970            --              --
      Other, net                                     (55,008)          2,100         (65,304)
----------------------------------------------------------------------------------------------
                                                  $1,749,828      $1,760,121      $1,448,466
----------------------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    34    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 15.   Commitments and Contingent Liabilities

    Virginia Heartland Bank rents its principal location in Fredericksburg from a related party under an operating lease. In 1997, the Bank exercised a renewal option extending the expiration period to March 31, 2008. The annual rent under the renewal option is $60,900 with annual increases of 3% per year for each year of the renewal term commencing April 1, 1999. The Bank has an additional ten-year renewal option that remains unexercised under the terms of the lease.

    Virginia Heartland Bank also leases a branch site in Spotsylvania County. The lease requires monthly lease payments of $2,892 during the first five years, $3,167 per month during the next five years, and $3,298 per month during the remaining twenty years. The lease expires on January 31, 2026.

    Total rent expense was $91,558, $76,700 and $53,567 for 1998, 1997 and 1996,
respectively, and was included in occupancy expense.

    The following is a schedule by year of future minimum lease requirements required under the long-term noncancellable lease agreements:

               1999                                  $ 96,970
               2000                                   101,863
               2001                                   103,788
               2002                                   105,769
               2003                                   107,811
              ------------------------------------------------
                 Total                               $516,201

    The Corporation continues to implement its Year 2000 (Y2K) Plan. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The Corporation has met its Y2K goals to date and believes that it will continue to meet the goals of the Y2K Plan. At December 31, 1998, the Corporation had performed risk assessments, assessed the Y2K preparedness of suppliers of data processing services to the Corporation and of large customers, had implemented its customer awareness program, had begun developing its Y2K contingency plan, and was in the process of implementing necessary changes in hardware and software. Some additional steps must be taken to achieve Y2K compliance, including some steps that may not yet be identified.

    In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

    See Note 18 with respect to financial instruments with off-balance-sheet risk.

 Note 16.   Restrictions on Transfers to Parent

    Transfers of funds from the banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. During 1998, the banking subsidiaries transferred $2,200,000 to the Parent Corporation as working capital. As of December 31, 1998 the aggregate amount of additional unrestricted funds which could be transferred from the banking subsidiaries to the Parent Corporation without prior regulatory approval totalled $3,890,749 or 9.5% of the consolidated net assets.

Note 17. Dividend Reinvestment Plan

    The Corporation has in effect a Dividend Reinvestment Plan which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock's fair market value on each dividend record date, and allows for voluntary contributions to purchase stock.

Note 18.  Financial Instruments With Off-Balance-Sheet Risk

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

    Virginia Commonwealth Financial Corporation    35    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

    A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

-------------------------------------------------------------------------------
                                                  1998              1997
-------------------------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to extend credit              $42,543,440        $35,571,236
    Standby letters of credit                 $ 2,280,097        $ 2,329,703

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

    The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 1998, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $3,095,304.

Note 19.  Disclosures About Fair Value of Financial Instruments

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

Loans Held for Sale

    The fair value of loans held for sale is estimated based on commitments into which individual loans will be delivered.

    Virginia Commonwealth Financial Corporation    36    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Off-Balance-Sheet Financial Instruments

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

    At December 31, 1998 and 1997, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

     The estimated fair values of the Corporation's financial instruments are as follows:

-------------------------------------------------------------------------------------
                                            1998                      1997
-------------------------------------------------------------------------------------
                                    Carrying       Fair      Carrying        Fair
(thousands)                          Amount        Value      Amount         Value
-------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments  $ 15,681     $ 15,681      $ 14,973     $ 14,973
  Securities                        104,943      105,678        98,963       99,628
  Loans held for sale                 5,400        5,400         3,044        3,044
  Loans, net                        206,882      208,615       186,334      187,139
-------------------------------------------------------------------------------------
      Total financial assets       $332,906     $335,374      $303,314     $304,784
-------------------------------------------------------------------------------------

Financial liabilities:
  Deposits                         $306,515     $292,885      $268,480     $254,836
  Other borrowings                    2,486        2,491         7,139        7,139
-------------------------------------------------------------------------------------
      Total financial liabilities  $309,001     $295,376      $275,619     $261,975
-------------------------------------------------------------------------------------

Note 20.  Regulatory Matters

    The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

    Virginia Commonwealth Financial Corporation    37    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's actual capital amounts and ratios are also presented in the table. No deduction was made from capital for interest rate risk.


----------------------------------------------------------------------------------------------
                                                                           To Be Well
                                                                        Capitalized Under
                                                       For Capital      Prompt Corrective
                                    Actual          Adequacy Purposes   Action Provisions
----------------------------------------------------------------------------------------------
(Amount in Thousands)           Amount    Ratio     Amount     Ratio    Amount   Ratio
----------------------------------------------------------------------------------------------
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated             $42,854    18.37%   >$18,660    >8.0%           N/A
      Second Bank & Trust      $28,446    17.79%   >$12,792    >8.0%   >$15,991   >10.0%
      Virginia Heartland Bank  $10,180    14.69%    >$5,543    >8.0%    >$6,929   >10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated             $40,568    17.39%    >$9,330    >4.0%           N/A
      Second Bank & Trust      $26,900    16.82%    >$6,396    >4.0%    >$9,594    >6.0%
      Virginia Heartland Bank  $ 9,440    13.62%    >$2,772    >4.0%    >$4,157    >6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated             $40,568    12.14%   >$13,370    >4.0%           N/A
      Second Bank & Trust      $26,900    11.30%    >$9,522    >4.0%   >$11,903    >5.0%
      Virginia Heartland Bank  $ 9,440     8.76%    >$4,311    >4.0%    >$5,398    >5.0%

As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated             $39,689    20.31%   >$15,633    >8.0%           N/A
      Second Bank & Trust      $26,694    20.07%   >$10,641    >8.0%   >$13,302    >10.0%
      Virginia Heartland Bank  $ 9,471    15.50%    >$4,954    >8.0%    >$6,192    >10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated             $37,679    19.28%    >$7,817    >4.0%           N/A
      Second Bank & Trust      $25,333    19.04%    >$5,321    >4.0%    >$7,981    >6.0%
      Virginia Heartland Bank  $ 8,890    14.55%    >$2,477    >4.0%    >$3,715    >6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated             $37,679    12.26%   >$12,294    >4.0%           N/A
      Second Bank & Trust      $25,333    11.64%    >$8,706    >4.0%   >$10,883    >5.0%
      Virginia Heartland Bank  $ 8,890     9.91%    >$3,588    >4.0%    >$4,486    >5.0%

    Virginia Commonwealth Financial Corporation    38    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  Parent Corporation Only Financial Statements

Virginia Commonwealth Financial Corporation (Parent Corporation Only) Balance Sheets
December 31, 1998 and 1997

----------------------------------------------------------------------------------
                                                         1998            1997
----------------------------------------------------------------------------------
Assets
Cash held in subsidiary banks                         $2,669,818     $ 1,520,833
Securities available for sale                          1,526,453       2,008,630
Investment in subsidiaries                            36,750,027      34,282,034
Income taxes receivable                                   64,000          45,535
Accrued interest receivable                               28,542          21,035
Due from subsidiaries                                    854,000       2,753,757
Other assets                                              10,317              --
----------------------------------------------------------------------------------
      Total assets                                   $41,903,157     $40,631,824
----------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Liabilities
  Short-term borrowings                               $  854,000     $ 2,838,000
  Other liabilities                                       53,993          10,000
----------------------------------------------------------------------------------
      Total liabilities                               $  907,993     $ 2,848,000
----------------------------------------------------------------------------------

Stockholders' Equity
  Preferred stock                                     $       --     $        --
  Common stock                                         5,104,411       5,085,613
  Capital surplus                                      7,738,492       7,467,554
  Retained earnings                                   27,724,435      25,125,926
  Accumulated other comprehensive income                 427,826         104,731
----------------------------------------------------------------------------------
      Total stockholders' equity                     $40,995,164     $37,783,824
----------------------------------------------------------------------------------
      Total liabilities and stockholders' equity     $41,903,157     $40,631,824
----------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    39    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Virginia Commonwealth Financial Corporation (Parent Corporation Only) Statements of Income
Years Ended December 31, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------
                                                    1998             1997            1996
----------------------------------------------------------------------------------------------
Income
  Dividends from subsidiaries                     $2,200,000      $4,853,656      $1,185,209
  Interest and dividends on securities
    available for sale:
      Taxable                                         12,015            --                --
      Nontaxable                                      78,551            --                --
      Dividends                                        6,250            --                --
  Interest from subsidiaries                         148,209         150,281         127,083
  Gain on sale of securities                          10,924            --                --
----------------------------------------------------------------------------------------------
                                                  $2,455,949      $5,003,937      $1,312,292
----------------------------------------------------------------------------------------------
Expenses
  Interest                                        $  109,431      $  101,530      $   84,846
  Merger expenses                                    189,808            --                --
  Miscellaneous                                      146,309          68,396          57,737
----------------------------------------------------------------------------------------------
                                                  $  445,548      $  169,926      $  142,583
----------------------------------------------------------------------------------------------
        Net income before income tax
            benefit and undistributed
            equity in subsidiaries                $2,010,401      $4,834,011      $1,169,709
Income tax benefit                                    64,000          45,535          36,238
----------------------------------------------------------------------------------------------
        Net income before undistributed
          (distributed) equity in subsidiaries    $2,074,401      $4,879,546      $1,205,947
Undistributed (distributed) equity
  in subsidiaries                                  2,116,119        (729,255)      2,503,885
----------------------------------------------------------------------------------------------
        Net income                                $4,190,520      $4,150,291      $3,709,832
----------------------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    40    1998 Annual Report

                                     [logo]
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Virginia Commonwealth Financial Corporation (Parent Corporation Only) Statements of Cash Flows
Years Ended December 31, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------
                                                    1998             1997            1996
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                     $ 4,190,520      $4,150,291      $3,709,832
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Accretion of discounts on securities
        purchased, net                                 2,800             --               --
      Gain on sale of securities                     (10,924)            --               --
      Distributed (undistributed) earnings
        of subsidiaries                           (2,116,119)        729,255      (2,503,885)
      (Increase) in income taxes receivable          (18,465)         (9,297)         (3,861)
      (Increase) decrease in due from subsidiaries 1,854,222        (105,985)       (203,216)
      (Increase) in interest receivable               (7,507)        (21,035)             --
      (Increase) in other assets                     (10,317)             --              --
      Increase in other liabilities                   35,364          10,000              --
----------------------------------------------------------------------------------------------
        Net cash provided by operating activities $3,919,574      $4,753,229       $ 998,870
----------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
  Purchase of securities available for sale      $(2,266,470)    $(2,008,630)      $     --
  Proceeds from sale of securities available
    for sale                                       1,782,156             --              --
  Proceeds from calls of securities available
    for sale                                       1,000,000             --              --
----------------------------------------------------------------------------------------------
         Net cash provided by (used in)
           investing activities                  $   515,686     $(2,008,630)      $     --
----------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
  Cash dividends paid                            $(1,592,011)     $(1,343,595)    $(1,185,209)
  Net increase (decrease) in
    short-term borrowings                         (1,984,000)        (32,000)         359,000
  Issuance of common stock - dividend
    reinvestment plan                                289,736         329,738          290,033
  Acquisition of common stock                           --          (177,909)        (462,694)
----------------------------------------------------------------------------------------------
        Net cash (used in) financing activities  $(3,286,275)    $(1,223,766)      $ (998,870)
----------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents    $ 1,148,985     $ 1,520,833       $     --

Cash and Cash Equivalents
  Beginning                                        1,520,833             --              --
----------------------------------------------------------------------------------------------
  Ending                                         $ 2,669,818      $1,520,833       $     --
----------------------------------------------------------------------------------------------

Supplemental Schedule of Noncash
  Investing Activities, unrealized gain
  on securities available for sale               $    25,382      $      --        $     --
----------------------------------------------------------------------------------------------

    Virginia Commonwealth Financial Corporation    41    1998 Annual Report

                                     [logo]
                          INDEPENDENT AUDITOR'S REPORT

 [logo]
Yount, Hyde & Barbour, P.C.
Certified Public Accountants
     and Consultants


To the Stockholders and Directors
Virginia Commonwealth Financial Corporation
Culpeper, Virginia


    We have audited the accompanying consolidated balance sheets of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of Virginia Heartland Bank which was pooled with Virginia Commonwealth Financial Corporation in 1998, as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1997 and 1996 financial statements and reflect total assets and revenue constituting 29.7% and 21.8%, respectively in 1997 and 29.6% and 22.9% respectively, in 1996 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1997 and 1996 insofar as it relates to the amounts included for Virginia Heartland Bank, is based solely upon the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
---------------------------------
Winchester, Virginia
January 15, 1999

    Virginia Commonwealth Financial Corporation    42    1998 Annual Report

                                     [logo]
                   Virginia Commonwealth Financial Corporation

OFFICERS

William B. Young, Chairman & Chief Executive Officer
Jeffrey W. Farrar, Senior Vice President & Chief Financial Officer O.R. Barham, Jr., President
Edward V. Allison, Jr., Senior Vice President & Secretary

DIRECTORS

O.R. Barham, Jr.              W. Robert Jebson, Jr.     Gregory L. Fisher
Marshall D. Gayheart, Jr.     Thomas F. Williams, Jr.   Taylor E. Gore

H. Wayne Parrish
William B. Young

SECOND BANK & TRUST

OFFICERS
Taylor E. Gore, Chairman of the Board
O.R. Barham, Jr., President & Chief Executive Officer
Jeffrey W. Farrar, Senior Vice President & Chief Financial Officer
Richard G. Frank, Senior Vice President & Senior Lender
J. Quintin Mullins, Senior Vice President & Trust Officer
George L. Pulliam, Senior Vice President & Marketing & Products Director Georgia M. Willis, Senior Vice President & Manager of Branch Administration Ann E.C. Homan, Vice President
Charles A. Martorana, Vice President
David  W. Meadows, Vice President
John E. Meyer, Vice President
Jerry L. Raines, Vice President
Donna H. Rosson, Vice President
George J. Sutorka, Vice President
Edward M. Woodward, Vice President
Kathleen A. Brew, Assistant Vice President
William T. "Tripp" Butler, III, Assistant Vice President
Katie S. Gardner, Assistant Vice President & Controller
Richard T. Harrington, Assistant Vice President
Joseph K. Leake, Consumer Loan Officer
Peggy P. Mocarski, Assistant Vice President
Timothy B. Morris, Investment Representative
G. William Morton, IV, Assistant Vice President
William L. Pierce, Jr., Assistant Vice President & Trust Officer
C. M. Ponton, Assistant Vice President
Sallie E. Slaughter, Assistant Vice President
W. Scott Thompson, Assistant Vice President & Trust Officer
Connie M. Aylor, Branch Officer
Patricia A. Banks, Branch Officer
Joanna G. Cook, Branch Officer
Karen C. Ingram, Branch Officer
Leslie A. Whalen, Branch Officer
Steve A. Grayson, Assistant Cashier
Julia E. McMann, Assistant Cashier
Denise L. Whetzel, Assistant Cashier

DIRECTORS

Alan W. Myers
Taylor E. Gore, Chairman of the Board
Harlean Smoot
Joseph A. Troilo, Jr.
Lewis P. Armstrong
Robert Y. Button, Jr.
O. R. Barham, Jr., President and CEO
Charles K. Gyory
Christopher J. Honenberger

MADISON ADVISORY BOARD

James W. Aylor
Thomas J. Weaver
Lucian W. Clore
James C. Graves
Donald R. Eddins

HARRISONBURG ADVISORY BOARD

Donald L. Lemish
Janet T. Wendelken
Dean M. Nichols
Karen W. Wigginton
D. Kenneth Patterson
Edward M. Young

VIRGINIA HEARTLAND BANK

OFFICERS

William B. Young, Chairman & Chief Executive Officer
Edward V. Allison, Jr., President
Joyce H. Bledsoe, Assistant Secretary & Branch Officer
Gordon R. (Pete) Humes, Commercial Banking Officer
Margie L. Markham, Commercial Loan Officer
Christy F. Quesenbery, Operations & Compliance Officer
Darrell G. Swanigan, Commercial Loan Officer

DIRECTORS

William B. Young, Chairman
Edward V. Allison, Jr.
Mark S. Gardner
Christopher M. Hallberg
Jerry W. Leonard
H. Wayne Parrish


    Virginia Commonwealth Financial Corporation    43    1998 Annual Report

                                     [logo]
                                     [photo]

Virginia Heartland Bank
4700 Harrison Road
Fredericksburg, Virginia 22408
540-898-1110

1016 Charles Street
Fredericksburg, Virginia 22401
540-373-9700

5996 Plank Road
Fredericksburg, Virginia 22407
540-768-6065

Second Bank & Trust

Culpeper:
102 South Main Street
Culpeper, Virginia 22701
540-825-4800

231 Southgate Shopping Center
Culpeper, Virginia 22701
540-825-4890

717 James Madison Highway
Culpeper, Virginia 22701
540-825-4897

Madison:
U.S. Business Rt. 29 North
Madison, Virginia 22727
540-948-6811

Locust Grove:
36801 Goodwin Drive
Locust Grove, Virginia 22801
540-972-0642

Harrisonburg:
390 University Boulevard
Harrisonburg, Virginia 22801
540-434-8495

Orange:
134-136 West Main Street
Orange, Virginia 22960
540-672-7860


           [photo]
Harrisonburg Branch -- Opened in 1998


           [photo]
Chancellor Branch -- Opened in 1997

    Virginia Commonwealth Financial Corporation    44    1998 Annual Report