Form 10-K405, Exhibit 13
period 1999-12-31
VIRGINIA COMMONWEALTH FINANCIAL CORP
filed 2000-03-30
CIK 862077

                                BUSINESS PROFILE

Virginia Commonwealth Financial Corporation (VCFC) is a bank holding company headquartered in Culpeper, Virginia, 40 miles north of Charlottesville and 60 miles south of Washington, DC. Virginia Commonwealth serves communities in north central Virginia through its two affiliate banks and trust company, Second Bank & Trust, Virginia Heartland Bank and Virginia Commonwealth Trust Company. The banks offer full banking and mortgage services, while Virginia Commonwealth Trust Company offers asset management and traditional trust services. A third banking affiliate, Caroline Savings Bank, was added in early 2000 giving VCFC a 15% marketshare in the contiguous Caroline County market. As of December 31, 1999, VCFC had approximately $372 million in assets, $42 million in stockholders' equity and 155 employees.

                            NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 3:00 P.M. on Wednesday, May 10, 2000 at the Lake of the Woods Clubhouse, Locust Grove, Virginia. All stockholders are cordially invited to attend.

                                  IN MEMORIAM

      [PHOTO]                                             [PHOTO]
J. Carlton (Zeus) Clore                          Edwin G. (Eddy) Adair, Jr.

[LOGO OF VIRGINIA COMMONWEALTH FINANCIAL CORPORATION]

        -----------------------------------------------------
        TABLE OF CONTENTS
        -----------------------------------------------------

        Message to Stockholders ..........................  2

        Financial Highlights .............................  4

        Management's Discussion and Analysis .............  6

        Consolidated Financial Statements ................ 20

        Notes to Consolidated Financial  Statements ...... 25

        Independent Auditor's Report ..................... 42

        Directors and Officers ........................... 44

        Branch Locations ................................. 45

                            MESSAGE TO SHAREHOLDERS

 To our Shareholders, Customers and Friends,

     We are pleased to report on behalf of the Board of Directors and staff our annual report for 1999. It was a year in which your Company saw continued growth in profitability and market presence. Strategically, your Company continued its efforts to diversify and develop a stronger regional presence. On May 1, 1999, the Company established Virginia Commonwealth Trust Company, with offices in Culpeper, Fredericksburg and Harrisonburg. On February 14, 2000, balance sheet growth and market share were enhanced through the affiliation of Caroline Savings Bank, a $47 million savings bank headquartered in Bowling Green with two offices in Caroline County and one office in the greater Fredericksburg area. Internally, much effort was made to develop a multi-company operating structure that would maximize efficiencies and reduce overlapping functions within the organization. While our Year 2000 event came and went with little impact, many man-hours were expended in preparation. We thank our staff for this effort and our customers for your support during this period.

     From a financial perspective, we are pleased to report that VCFC achieved continued growth in earnings during 1999, with earnings of $4.487 million or $2.19 per share, compared to $4.191 million or $2.06 per share in 1998. Recurring earnings, adjusted to exclude the effect of nonrecurring items principally related to merger and acquisition costs, were $4.620 million or $2.26 per share, compared to $4.524 or $2.22 per share. Such recurring earnings produced a return on average assets of 1.28% and return on average equity of 11.12%, compared to 1998 results of 1.35% and 11.44%, respectively. The Company ended 1999 with assets of $371.7 million, compared to $352.8 million in 1998.

[GRAPH]

     Improvements in net interest income (8.3%) and recurring noninterest income (10.9%) offset an 11.2% increase in infrastructure costs associated with new retail branches, technology development, trust company formation and officer hirings. Net interest income improvement was driven by a 14.5% improvement in average loans outstanding. Our second retail branch in Orange County allowed the Company to increase its marketshare to approximately 15% of commercial bank deposits in that County. Identification and site planning for a new Stafford County branch for Virginia Heartland Bank was completed. Newly established trust company offices in Harrisonburg and Fredericksburg completed their first full year of operation with positive results.

[GRAPH]


2                                    VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                            MESSAGE TO SHAREHOLDERS

     After extensive analysis and planning, the first quarter of 2000 will see certain backoffice operations and systems merged or converted to reduce overlapping functions and improve efficiency. Employee benefit plans have been consolidated and moved to the holding company level. Plans are underway to transition certain key personnel and functions to the holding company to improve efficiency, including finance, human resources, internal audit, compliance and credit review.

     The Company will begin to introduce its internet banking service in the spring. We are excited to bring our customers the ability to transact with us over the internet, and will also offer bill pay functions, cash management services for our commercial accounts and a community website for business to business services.

     While the internet has and will continue to provide vast potential, the appeal of internet and technology companies in general continue to place pressure on value stocks like the financial services industry. For all the accomplishments in 1999, the performance of our stock and financial stocks in general was disappointing. Financial stocks also tend to underperform in periods of rising short term rates, as we saw for most of 1999. We remain confident that our business will continue to thrive, and our focus will remain on customer service, earnings and shareholder value.

     We have learned from recent studies that customer profitability can vary dramatically. Through the efforts of our marketing personnel, we are implementing strategies to ensure that our best customers receive the highest level of service. We have redoubled our efforts to ensure that our tellers and client service representatives greet our customers in a courteous and professional manner. We want our people to match the product or service with the need.

     1999 saw the passing of two of our esteemed Directors Emeritus. Messrs. Edwin G. Adair, Jr. and J. Carlton Clore contributed greatly to the success of this organization and our community. We also saw the passing of Lucian W. Clore, a member of our Madison Advisory Board. We are truly blessed and grateful to have served with each of these gentlemen.

[GRAPH]

     The financial industry continues to be very competitive and change will no doubt continue. Our local economies continue to grow, and we are confident that VCFC can be a competitive long-term player in an ever changing financial landscape. We are most appreciative of the support of our shareholders, customers, directors, officers and staff. We await the challenges and opportunities of 2000 with great anticipation and enthusiasm.

                                /s/ William B. Young
                                William B. Young
                                Chairman and CEO

                                /s/ O.R. Barham, Jr.
                                O.R. Barham, Jr.
                                    President

1999 ANNUAL REPORT                                                             3

                             FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
                                                              Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except per share data)         1999             1998              1997             1996               1995
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
DATA:
Total Interest Income
  and Fees on Loans                             $    26,593       $    25,405       $    23,350       $    21,673       $    19,851
Total Interest Expense                               11,602            11,446            10,510            10,223             9,395
Net Interest Income                                  14,991            13,959            12,840            11,451            10,457
Provision for Loan Losses                               673               831               491               490               341
Total Noninterest Income                              2,758             2,684             1,791             1,453             1,353
Total Noninterest Expense                            10,974             9,871             8,230             7,255             6,667
Net Income                                            4,487             4,191             4,150             3,710             3,386

PERFORMANCE RATIOS:
Return on Average Assets                               1.24%             1.26%             1.38%             1.30%             1.27%
Return on Average Equity                              10.81%            10.60%            11.50%            11.06%            11.14%
Net Interest Margin                                    4.66%             4.65%             4.68%             4.39%             4.21%
Efficiency Ratio (1)                                  58.46%            55.61%            54.67%            54.52%            54.60%

PER SHARE DATA:
Net Income                                      $      2.19       $      2.06       $      2.05       $      1.82       $      1.69
Cash Dividends                                         1.00              0.78              0.77              0.69              0.52
Book Value                                            20.46             20.08             18.57             17.14             16.09
Market Price Per Share                                24.50             33.50             33.00             20.00             19.00
Cash Dividend Payout Ratio                            45.58%            47.16%            43.95%            43.31%            42.09%

PERFORMANCE HIGHLIGHTS
BASED ON RECURRING
EARNINGS (2):
Net Income                                      $     4,620       $     4,524       $     4,150       $     3,710       $     3,386
Earnings per share                                     2.26              2.22              2.05              1.82              1.69
Return on Average Assets                               1.28%             1.35%             1.38%             1.30%             1.27%
Return on Average Equity                              11.12%            11.44%            11.50%            11.06%            11.14%

BALANCE SHEET DATA:
Assets                                          $   371,657       $   352,813       $   315,707       $   294,654       $   274,417
Deposits                                            325,541           306,515           268,480           253,233           234,347
Loans                                               240,457           217,682           189,377           164,341           147,191
Stockholders' Equity                                 41,869            40,995            37,784            34,768            32,768

ASSET QUALITY RATIOS:
Total allowance for loan losses to
  total loans outstanding                              1.13%             1.04%             1.05%             1.13%             1.32%
Non-performing assets to year-end
  loans and other property owned                       0.41%             0.65%             0.61%              .72%              .93%


1) Efficiency ratio is computed by dividing non-interest expense, net of nonrecurring merger costs, by the sum of net interest income on a tax-equivalent basis and non-interest income, net of securities gains and losses.

2) Excludes the effects of nonrecurring items principally related to completing mergers and acquisitions totalling $133,000, net of tax, in 1999 and $334,000, net of tax, in 1998.

4                                    VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

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

     In addition to historical information, statements contained in this report that are not historical facts may be construed as forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. The risks and uncertainties that may affect the Corporation include, but are not limited to: the growth in the economy, interest rate movements, timely development by the Corporation of technology enhancements for its products and operating systems, the impact of competitive products and the internet, services and pricing, customer needs and banking legislation. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof.

Corporate Highlights

     Virginia Commonwealth Financial Corporation ended 1999 with assets of $371.7 million, $240.5 million in net loans and $41.9 million in stockholders' equity. The Corporation achieved earnings of $4.487 million or $2.19 per share. Strategic initiatives during 1999 included the spin-off of Virginia Commonwealth Trust Company, a newly formed subsidiary of the Corporation, which contributed gross fees of $664 thousand on assets under management of $116.9 million. On February 14, 2000, the Corporation acquired Caroline Savings Bank, a $47 million savings bank headquartered in Caroline County with two offices in Caroline County and one office in Spotsylvania County adjacent to the City of Fredericksburg. Caroline stockholders received .7959 shares of VCFC common stock for each share of Caroline in a tax-free pooling-of-interests transaction. Caroline's financial statements have not been reflected in the Corporation's 1999 results.

     During 1999, much effort was placed on reengineering the corporate structure of VCFC to better align the Corporation as a multi-bank holding company. The Board of Directors and management of the resultant organization are of the belief that the larger enterprise will be more diversified, better positioned and more competitive. The Corporation was able to realize some benefits in both revenue enhancements and operating efficiencies related to its 1998 affiliation with Virginia Heartland Bank, and expects more bottom line improvement in 2000.

Results of Operations

     VCFC was able to grow earnings in 1999, with earnings of $4.487 million, or $2.19 per share, representing a 7.1% increase over $4.191 million or $2.06 per share in 1998. Earnings for the year ended December 31, 1999 produced a return on average assets of 1.24% and return on average equity of 10.81%, compared to prior year ratios of 1.26% and 10.60%, respectively.

     After excluding nonrecurring items principally related to acquisitions, net income was $4.620 million or $2.26 per share, representing an 2.1% increase over $4.524 million or $2.22 per share for 1998. Recurring earnings for the year ended December 31, 1999 produced a return on average assets of 1.28% and return on average equity of 11.12%, compared to prior year ratios of 1.35% and 11.44%, respectively.

     The improvement in net income in 1999 was the result of improvements in net interest income and recurring noninterest income. Net interest income, on a taxable equivalent basis, increased $1.2 million or 8.3% to $15.7 million for 1999, compared to $14.5 million for 1998 and $13.2 million for 1997. Noninterest income, excluding nonrecurring gains and losses on other real estate and securities available for sale, increased 10.9% to $2.8 million for the year ended December 31, 1999 compared to $2.5 million in 1998 and $1.8 million in 1997.

[GRAPH]

1999 ANNUAL REPORT                                                             5

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Balance sheet growth was stable for the corporation in 1999, with loan growth providing the greatest impact on operations. Total assets were $371.7 million at December 31, 1999, an increase of 5.3%. Average loans outstanding in 1999 amounted to $227.1 million, an increase of 14.5% over $198.4 million in 1998. Average deposits were $315.4 million, an increase of 9.8% over $287.3 million in 1998. An expanding economy, a broader branch network, and increased loan participations among the affiliate banks were contributing factors to this growth. New offices in Harrisonburg, Lake of the Woods, and the Town of Orange were significant contributors to deposit growth.

     VCFC's efficiency ratio, a measure of the organization's ability to control its operating (noninterest) expenses, increased to 58.46% in 1999, compared to 55.61% in 1998 and 54.67% in 1997. Expenses of the merger are excluded from the computation of this ratio due to their nonrecurring nature. The increase in the efficiency ratio for 1999 was attributable to investments in infrastructure consisting of: (1) Start-up costs associated with one new full service branch and two trust offices, (2) professional fees associated with personnel recruitment and the spin-off of Virginia Commonwealth Trust Company, and (3) compensation and benefits associated with hirings of corporate officers. It is anticipated that the Corporation will continue to see some economic efficiency in noninterest expenses as certain back office functions are consolidated in 2000.

     The following table presents a quarterly summary of earnings components for the last two years. In 1999, quarterly income was very stable, with increases noted in each successive quarter. In 1998, quarterly income declined in the third and fourth quarters, primarily due to increased expenses associated with the merger. The fourth quarter also reflects an increase in loan loss provisions and gains on sale of securities available for sale.

[GRAPH]
[GRAPH]

6                                    VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                                    Three Months Ended 1999                            Three Months Ended 1998
(Dollars in thousands)                         Dec. 31    Sep. 30    June 30    Mar. 31    Dec. 31    Sep. 30    June 30    Mar. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                $6,843     $6,732     $6,595     $6,422     $6,577     $6,475     $6,306     $6,049
Interest expense                                2,981      2,949      2,869      2,803      2,942      2,946      2,814      2,744
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             3,862      3,783      3,726      3,619      3,635      3,529      3,492      3,305
Provision for loan losses                         189        152        162        170        351        170        175        135
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                     3,673      3,631      3,564      3,449      3,284      3,359      3,317      3,170
Other income                                      695        629        712        722        796        671        676        540
Other expense                                   2,868      2,710      2,765      2,631      2,737      2,546      2,372      2,218
------------------------------------------------------------------------------------------------------------------------------------
Income before
  income taxes                                  1,500      1,550      1,511      1,540      1,343      1,484      1,621      1,492
Applicable income taxes                           359        421        391        443        395        426        498        431
------------------------------------------------------------------------------------------------------------------------------------
Net income                                     $1,141     $1,129     $1,120     $1,097     $  948     $1,058     $1,123     $1,061
====================================================================================================================================
Net income per share,
  basic and diluted                            $ 0.56     $ 0.55     $ 0.54     $ 0.54     $ 0.46     $ 0.53     $ 0.55     $ 0.52
====================================================================================================================================


Net Interest Income and Net Interest Margin

     The most significant component of the Corporation's statement of operations is net interest income. Net interest income is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of income on earning assets are loans and securities while interest on deposits and short term borrowings represent the significant cost of funds.

     Net interest income, on a taxable equivalent basis, increased $1.3 million or 9.9% to $14.5 million for the year ended December 31, 1998. Net interest income, on a taxable equivalent basis, increased $1.2 million or 8.3% to $15.7 million for 1999, compared to $14.5 million for 1998 and $13.2 million for 1997. This improvement can be attributed to balance sheet growth and a stable net interest margin. Average earning assets increased $25.2 million to $337.5 million at December 31, 1999, an increase of 8.1% over $312.3 million in 1998. Average earning assets in 1998 increased 10.8% from $281.8 million in 1997.

     The increase in average earning assets can be attributed to loan growth funded with retail deposit growth. Average loans outstanding in 1999 amounted to $227.1 million, an increase of 14.5% over $198.4 million in 1998. Average loans increased $20.9 million (11.8%) to $198.4 million in 1998 from $177.4 in 1997. Average deposits for 1999 were $315.4 million, an increase of 9.8% over $287.3 million in 1998. Average deposits increased $30.1 million (11.7%) to $287.3 million in 1998 from $257.2 million in 1997.

     The net interest margin is calculated as tax equivalent net interest income divided by average earning assets, and represents the Corporation's net yield on its earning assets. The Corporation's net interest margin remained essentially flat in 1999 at 4.66%, compared to 4.65% in 1998 and 4.68% in 1997. The following table sets forth interest income on average earning assets, and related average yields, as well as interest expense on average interest bearing liabilities and average rates paid for the periods indicated.

1999 ANNUAL REPORT                                                             7

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                              Year ended December 31, 1999                   Year ended December 31, 1998
                                              ----------------------------                   ----------------------------
                                                           Interest                                      Interest
                                          Average         Income/         Average        Average        Income/       Average
Dollars in thousands                      Balance         Expense         Rates          Balance        Expense       Rates
------------------------------------------------------------------------------------------------------------------------------------
Assets
Loans receivable, net                   $ 227,127        $  20,436        9.00%         $ 198,426      $  18,748      9.45%
Investment securities
  Taxable                                  76,812            4,671        6.08%            82,182          5,068      6.17%
  Tax exempt                               24,674            1,785        7.23%            18,891          1,449      7.67%
------------------------------------------------------------------------------------------------------------------------------------
Total Investments                         101,486            6,456        6.36%           101,073          6,517      6.45%

Federal funds sold                          8,845              422        4.77%            12,809            691      5.39%
------------------------------------------------------------------------------------------------------------------------------------
Total Earning Assets                      337,458           27,314        8.09% Tax Eql.   312,308        25,956      8.31% Tax Eql.

Allowance for loan losses                  (2,512)                                         (2,143)
Cash and due from banks                     9,588                                           8,190
Bank premises and equipment                 9,339                                           8,333
Other assets                                7,385                                           7,357
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                            $ 361,258                                       $ 334,045
====================================================================================================================================

Liabilities and Stockholders' Equity
Time and savings deposits
  Interest-bearing transaction
    accounts                            $ 38,252         $     743        1.94%         $  33,366      $     745      2.23%
Money market deposit accounts              43,443            1,420        3.27%            36,564          1,270      3.47%
Passbook savings accounts                  31,195              941        3.02%            28,978            886      3.06%
Certificates of deposit (>$100K)           32,053            1,689        5.27%            28,598          1,642      5.74%
Other certificates of deposit             127,712            6,742        5.28%           120,671          6,697      5.55%
------------------------------------------------------------------------------------------------------------------------------------
Total Time and Savings Deposits           272,655           11,535        4.23%           248,177         11,240      4.53%

Federal funds purchased and
  securities under agreement
  to repurchase                               860               40        4.65%             1,359             73      5.37%
Note payable                                   51                3        5.88%                34              2      5.88%
Other borrowings                              433               21        4.85%               416             21      5.05%
Master notes                                   93                3        3.23%             2,798            109      3.90%
------------------------------------------------------------------------------------------------------------------------------------
Total Interest- Bearing Liabilities       274,092           11,602        4.23%           252,784         11,445      4.53%

Demand deposits                            42,711                                          39,158
Other liabilities                           2,910                                           2,546
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                         319,713                                         294,488
Stockholders' equity                       41,545                                          39,557
====================================================================================================================================
Total Liabilities and
Stockholders' Equity                    $ 361,258                                       $ 334,045
====================================================================================================================================
Net interest income
  (tax equivalent)                                       $  15,712                                     $  14,511
Average interest rate spread                                              3.86%                                       3.78%
Interest expense as percentage
  of average earning assets                                               3.44%                                       3.66%
Net interest margin                                                       4.66%                                       4.65%
====================================================================================================================================


1) Income and yields are computed on a tax-equivalent basis using statutory federal income tax rates, exclusive of the nondeductible interest expense. The tax equivalent adjustment was $721,000, $551,000 and $422,000 in 1999, 1998 and 1997, respectively.

8                                    VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                         Year ended December 31, 1997
                                         ----------------------------
                                                       Interest
                                       Average         Income/   Average
Dollars in thousands                   Balance         Expense    Rates
--------------------------------------------------------------------------------
Assets
Loans(net of unearned)                $ 177,433      $  17,008    9.59%
Investment securities
  Taxable                                83,851          5,226    6.23%
  Tax exempt                             13,443          1,074    7.99%
--------------------------------------------------------------------------------
Total Investments                        97,294          6,300    6.48%

Interest - bearing deposits in
  other banks                              --             --      --
Federal funds sold                        7,116            396    5.56%
--------------------------------------------------------------------------------
Total Earning Assets                    281,843         23,704    8.41% Tax Eql.

Allowance for loan losses                (1,927)
Cash and due from banks                   7,945
Bank premises and equipment               7,540
Other assets                              5,272
--------------------------------------------------------------------------------
Total Assets                          $ 300,673
================================================================================

Liabilities and Stockholders' Equity
Time and savings deposits
  Interest-bearing transaction
    accounts                          $  30,724      $     741    2.41%
  Money market deposit
    accounts                             33,981          1,227    3.61%
  Passbook savings accounts              28,143            818    2.91%
  Certificates of deposit ($100K)        23,363          1,338    5.73%
  Other certificates of deposit         110,491          6,153    5.57%
--------------------------------------------------------------------------------
Total Time and Savings Deposits         226,702         10,277    4.53%

Federal funds purchased and
  securities under agreement
  to repurchase                           1,867            106    5.68%
Note payable                               --             --      --
Other borrowings                            558             25    4.00%
Master notes                              2,764            102    3.69%
--------------------------------------------------------------------------------
Total Interest- Bearing Liabilities     231,891         10,510    4.53%
Demand deposits                          30,522
Other liabilities                         2,157
--------------------------------------------------------------------------------
Total Liabilities                       264,570
Stockholders' equity                     36,103
--------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity                  $ 300,673
================================================================================
Net interest income
  (tax equivalent)                    $  13,194
Average interest rate spread                                      3.88%
Interest expense as percentage of
  average earning assets                                          3.73%
Net interest margin                                               4.68%
================================================================================

1999 ANNUAL REPORT                                                             9

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

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

                                                                        Years ended December 31
                                                       1999 vs 1998                               1998 vs 1997
                                                    Increase (Decrease)                         Increase (Decrease)
Dollars in thousands                                Due to changes in:                          Due to changes in:
------------------------------------------------------------------------------------------------------------------------------------
                                                Volume         Rate             Total        Volume          Rate           Total
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets: (1)
  Loans                                          $ 2,501        $  (853)       $ 1,648        $ 1,949        $  (207)       $ 1,742
  Securities:
    Taxable                                         (327)           (87)          (414)          (107)          (119)          (226)
    Tax-exempt                                       272            (50)           222            272            (26)           246
------------------------------------------------------------------------------------------------------------------------------------
    Total securities                                 (55)          (137)          (192)           165           (145)            20
  Federal funds sold                                (196)           (72)          (268)           307            (14)           293
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                         $ 2,250        $(1,062)       $ 1,188        $ 2,421        $  (366)       $ 2,055
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
  Time and savings deposits:
    Interest-bearing deposits                    $   (29)       $    26        $    (3)       $   125        $  (120)       $     5
    Money market deposits                            216            (66)           150            113            (70)            43
    Savings deposits                                  67            (12)            55             28             40             68
    Certificates of deposit:
      Certificates of $100,000
        or more                                      147           (100)            47            298              6            304
      Certificates of less
        than $100,000                                274           (229)            45            562            (18)           544
------------------------------------------------------------------------------------------------------------------------------------
    Total time and
      savings deposits                           $   675        $  (381)       $   294        $ 1,126        $  (162)       $   964
  Federal funds purchased &
    under agreements
    to repurchase                                    (24)            (9)           (33)           (28)            (5)           (33)
  Notes payable                                       --             --             --              2             --              2
  Other short term borrowings                       (125)            19           (106)            (4)             7              3
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing
          liabilities                            $   526        $  (371)       $   155        $ 1,096        $  (160)       $   936
------------------------------------------------------------------------------------------------------------------------------------
  Change in net interest income                  $ 1,724        $  (691)       $ 1,033        $ 1,325        $  (206)       $ 1,119
====================================================================================================================================


Note: The combined effect on interest due to changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and the change due to rate.

10                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

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

     The Corporation monitors exposure to gradual change in rates of up to 200 basis points up or down over a rolling 12-month period. The Corporation's policy limit for the maximum negative impact on net interest income, gap analysis and change in equity from a gradual change in interest rates of 200 basis points over 12 months is 15%. Management has maintained a risk position well within these guideline levels during 1999.

     The following table presents the Corporation's present value change in equity under various rate scenarios as of December 31, 1999.

                                                                                     Current
1999                                          Minus 200 pts.    Minus 100 pts.      Fair Value        Plus 100 pts.    Plus 200 pts.
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Securities                                      $ 100,958         $  98,982         $  96,491         $  93,997          $  91,594
  Market value change                               4,467             2,491              --              (2,494)            (4,897)
Loans receivable                                  248,365           245,309           241,865           238,299            234,761
  Market value change                               6,500             3,444              --              (3,566)            (7,104)
Total rate sensitive assets                       349,323           344,291           338,356           332,296            326,365
Other assets                                       29,339            29,339            29,339            29,339             29,339
Total assets                                      378,662           373,630           367,695           361,635            355,694
------------------------------------------------------------------------------------------------------------------------------------

Deposits
Rate sensitive                                    278,210           274,208           270,314           266,524            262,833
  Market value change                               7,896             3,894              --              (3,791)            (7,481)
Non rate sensitive                                 40,136            39,067            38,046            37,068             36,132
  Market value change                               2,090             1,021              --                (977)            (1,913)
Total liabilities                                 318,346           313,275           308,360           303,592            298,965
------------------------------------------------------------------------------------------------------------------------------------


Present Value Equity                            $  60,316         $  60,355         $  59,335         $  58,043          $  56,729
====================================================================================================================================
Market Value Change                             $     981         $   1,020         $    --           $  (1,292)         $  (2,596)
====================================================================================================================================
Percentage Change                                    1.65%             1.72%                0%            (2.18%)             4.38%
====================================================================================================================================

1999 ANNUAL REPORT

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Noninterest Income

     Noninterest income consists of earnings generated primarily from service charges on deposit accounts, fiduciary income from trust operations, commissions on investment sales and gains on the sale of mortgage loans in the secondary market. Noninterest income, excluding nonrecurring gains and losses on other real estate and securities available for sale, increased 10.9% to $2.8 million for the year ended December 31, 1999 compared to $2.5 million in 1998 and $1.8 million in 1997. Increases in service charges and fees from trust operations more than offset declines in fees from mortgage and brokerage activities.

     The mortgage division generated fees of $442.1 thousand on gross originations of $35.2 million, compared to fees of $553.7 thousand on originations of $48.4 million in 1998, and fees of $128 thousand on originations of $20.3 million in 1997. Rising mortgage rates significantly impacted refinance activity resulting in decreased volume.

Noninterest Expense

     Noninterest expenses for 1999 were $11.0 million, compared to $9.9 million in 1998 and $8.2 million in 1997, respectively. Adjusting for nonrecurring merger costs associated with acquisitions, noninterest expenses increased $1.4 million or 13.2%. This increase was attributable to infrastructure costs including startup costs associated with one new full service branch and two trust offices, professional fees associated with personnel recruitment and the spin-off of Virginia Commonwealth Trust Company, and compensation and benefits associated with hiring corporate officers. The increase in recurring expenses in 1998 compared to 1997 of $1.2 million or 14.6% was primarily attributable to personnel costs associated with personnel increases and commissions paid for loan production and occupancy expense associated with new branches.

Provision for Loan Losses

     Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of the Corporation based on such factors as historical experience, the volume and type of lending conducted and the amount of nonperforming assets for each member bank. Other considerations include regulatory policies and general economic conditions.

     The provision for loan losses for 1999 amounted to $673 thousand, a decrease of $158 thousand or 23.8% compared to $831 thousand in 1998. The decrease in provisions in 1999 can be attributed to lower charge-offs. The increase in 1998 as compared to $491 thousand in 1997 was attributable to greater charge-offs and loan growth in 1998. Provisions continue to exceed charge-offs, reflecting a conscious effort to maintain the allowance on an increasing loan portfolio. The Company had net charge-offs of $219 thousand in 1999, compared to $555 thousand in 1998 and $354 thousand for 1997. The ratio of charge-offs to average loans outstanding decreased to .10% in 1999 compared to
 .28% in 1998 and .20% in 1997.

     Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. With anticipated additional growth in the loan portfolio, management anticipates a continuation of allowance provisions to maintain the level of the allowance account as a percentage of gross loans receivable. The Corporation does not anticipate that such provisions will have a material adverse impact on the results of operations in future periods.

12                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF FINANCIAL CONDITION

Loan Portfolio
     Gross loans as of December 31, 1999, were $239.3 million, increasing 11.4% from $214.8 million in 1998. The increase in loans was due principally to growth in our commercial lending market, particularly through our Harrisonburg and Fredericksburg markets. The Corporation's member banks provide funds for business expansion, equipment, receivables, inventory, working capital and other financing needs in various aspects of commercial and agricultural operations. In its lending activities, the Banks' utilize lines of credit and commercial term loans in its portfolio. At December 31, 1999, off balance sheet unused loan commitments and standby letters of credit amounted to $39.5 million. These commitments may be secured or unsecured. On December 31, 1999, VCFC had no concentration of loans to any one industry in excess of 10% of its loan portfolio.

     VCFC's combined loan portfolio at December 31, 1999 was comprised of $186.9 million of loans secured by real estate. Residential real estate loans consist of fixed rate loans that have contractual maturities of one, three, or five years with balloon payments, and are secured by first liens on real estate, and adjustable rate mortgages are also offered. The Banks' historically have limited their real estate lending to their market area and has applied conservative loan standards, which, management believes, have insured the quality of the loan portfolio. VCFC also makes real estate construction loans generally for residential and commercial construction purposes and for local construction projects with acceptable take out commitments. Real estate construction loans currently offered by the Banks generally have six month to nine-month terms. Construction loans outstanding total $18.5 million at December 31, 1999. VCFC also offers various types of installment loans including automobile, home improvement, equipment and personal loans.

     The following table set forth the makeup of the loan portfolio at December 31, 1999.

------------------------------------------------------------------------------------------------------------------------------------
                                                                          December 31
------------------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)                               1999              1998              1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans
  Construction                                    $  18,506         $  20,330         $  20,892         $   9,737         $   9,240
  Mortgage                                          168,439           150,268           126,566           116,534           102,759
Commercial loans                                     23,152            17,680            17,779            18,202            16,360
Installment loans                                    25,864            22,504            19,980            18,189            17,129
Other loans                                           3,360             3,981             3,256             3,685             3,862
------------------------------------------------------------------------------------------------------------------------------------
Total loans before deduction of
  unearned income                                   239,321           214,763           188,473           166,347           149,350
Less: unearned income                                  (361)             (195)             (129)             (134)             (185)
------------------------------------------------------------------------------------------------------------------------------------
Total loans before allowance
  for loan losses                                   238,960           214,568           188,344           166,213           149,165
Less: allowance for loan losses                      (2,740)           (2,286)           (2,010)           (1,873)           (1,974)
------------------------------------------------------------------------------------------------------------------------------------
Net loans                                           236,220           212,282           186,334           164,340           147,191
Loans held for sale                                   4,237             5,400             3,044              --                --
------------------------------------------------------------------------------------------------------------------------------------
  Total loans                                     $ 240,457         $ 217,682         $ 189,378         $ 164,340         $ 147,191
====================================================================================================================================

1999 ANNUAL REPORT                                                            13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Information regarding the interest sensitivity of the loan portfolio at December 31, 1999 is presented below:

--------------------------------------------------------------------------------
                                       After one but
                            One year    but less than      After         Total
(Dollars in thousands)       or less     five years     five years
--------------------------------------------------------------------------------
Real estate loans          $  44,270    $   83,729    $   58,687     $  186,686
Commercial loans               9,495         6,742         6,878         23,115
Installment loans              3,334        20,902         1,525         25,761
Other loans                      676         1,481         1,203          3,360
Net loans (1)                 57,775       112,854        68,293        238,922
Loans held for sale            4,237                                      4,237
--------------------------------------------------------------------------------
Total loans                $  62,012    $  112,854    $   68,293     $  243,159
================================================================================

(1) Excluding nonaccrual loans and before deduction of unearned income or the allowance for loan losses. Includes loans classified as impaired under FASB 114.

--------------------------------------------------------------------------------
                                                   December 31, 1999
                                       Commercial, financial     Real estate -
(Dollars in thousands)                   and agricultural        construction
--------------------------------------------------------------------------------
Within 1 year                               $   10,168            $   14,529
Variable rate:
   Over one year through five years         $       --            $      918
   Over five years                          $       --            $       --
Fixed rate:
   Over one year through five years         $    8,097            $    1,306
   Over five years                          $    4,850            $    1,753

Asset Quality

  Each of VCFC's member banks have a formal loan review program that regularly reviews loans and assigns credit ratings or classifications based on estimated risk. Activities of the loan review program are reviewed with the Board of Directors monthly.

  VCFC generally places loans on nonaccrual status when a loan becomes 90 days past due as to principal and interest, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Real estate acquired by the member banks as a result of foreclosure or in-substance foreclosure is classified as other real estate owned
(OREO). Such real estate is initially recorded at the lower of cost or fair value less estimated selling costs. Further losses are recorded as charges to operations if management determines value of the OREO has deteriorated, or expenses associated with maintaining such property have been incurred. VCFC's OREO at December 31, 1999 amounted to $599 thousand, and consisted primarily of residential real estate properties and building lots.

  Nonperforming assets amounted to $999 thousand or .41% of loans and other assets at December 31, 1999, compared to $1.4 million or .65% of loans and other assets at December 31, 1998.

  The allowance for loan losses at December 31, 1999 amounted to $2.7 million compared to $2.3 million for 1998. The allowance for loan losses as a percentage of net loans amounted to 1. 13% at December 31, 1999 compared to 1.04% at December 31, 1998.

  The following table provides an analysis of the allowance for loan losses for the past five years.




14                                   Virginia Commonwealth Financial Corporation

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                                                               December 31
--------------------------------------------------------------------------------------------------------------------
(In thousands)                                       1999        1998          1997           1996          1995
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1             $   2,286      $  2,010     $   1,873      $   1,974     $  1,952
Loans charged off:
   Commercial                                          152           286            97            203          185
   Real estate                                          --             7            --             --           --
   Installment                                         139           354           338            449          180
--------------------------------------------------------------------------------------------------------------------
   Total loans charged off                             291           647           435            652          365
--------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial                                           --             2            18              9           13
   Real estate                                          --            --            --             --           --
   Installment                                          72            90            63             52           33
--------------------------------------------------------------------------------------------------------------------
   Total recoveries                                     72            92            81             61           46
--------------------------------------------------------------------------------------------------------------------
   Net charge offs                                     219           555           354            591          319
   Provision for loan losses                           673           831           491            490          341
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31           $   2,740      $  2,286     $   2,010      $   1,873     $  1,974
--------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to
   total loans outstanding at end of year            1.13%         1.04%         1.05%          1.13%        1.32%
--------------------------------------------------------------------------------------------------------------------
Ratio of net charge offs (recoveries)
   to average loans outstanding
   during the year                                   0.10%         0.28%         0.20%          0.37%        0.23%
--------------------------------------------------------------------------------------------------------------------

  The following table reflects the composition of nonperforming assets for the past five years.

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31
--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                               1999        1998          1997           1996          1995
--------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                $     399      $    673     $     719      $     783     $  1,262
Other property owned                                   600           759           460            411          129
--------------------------------------------------------------------------------------------------------------------
Total non-performing assets                      $     999      $  1,432     $   1,179      $   1,194     $  1,391
--------------------------------------------------------------------------------------------------------------------
Loans past due 90 days
   accruing interest                             $      98      $    349     $     229      $   1,112     $    963
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
   non-accrual loans                                686.72%       339.67%       279.55%        239.21%      156.42%
--------------------------------------------------------------------------------------------------------------------
Non-performing assets to year-end
   loans and other property owned                     0.41%          0.65%        0.61%          0.72%        0.93%
--------------------------------------------------------------------------------------------------------------------

1999 Annual Report                                                            15


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Securities

  Investment securities and securities available for sale totaled $100.2 million and comprised 27.0% of total assets at December 31, 1999, as compared with $104.9 million and 29.7% of assets at December 31, 1998. The decrease can be attributable to a greater allocation of assets to the loan portfolio.

  Reflecting market conditions, the Corporation's yield on its securities portfolio declined in 1999 and 1998, with the portfolio yielding 6.36% in 1999 compared to 6.45% in 1998 and 6.47% in 1997. The Corporation attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management and hold a significant allocation of securities in states and political subdivisions that provide tax benefits.

  The following table includes information with respect to the Corporation's securities portfolio and yields at December 31, 1999.

--------------------------------------------------------------------------------------------------------------------
                                                                  December 31, 1999 (1)
                                        1 Year              1-5           5-10           Over 10
(In thousands)                          or Less            Years          Years           Years            Total
--------------------------------------------------------------------------------------------------------------------
U. S. Agency Securities:
   Amortized cost                     $   3,003        $  23,538       $   6,992       $       --       $ 33,533
   Fair value                             2,997           22,919           6,660               --         32,576
   Weighted average yield                 5.50%            5.78%           6.05%            0.00%          5.81%
Mortgage-backed Securities:
   Amortized cost                     $      --        $   5,916       $  11,535       $    1,026       $ 18,477
   Fair value                                --            5,786          11,297              982         18,065
   Weighted average yield                 0.00%            6.05%           6.34%            6.05%          6.23%

U. S. Treasury Securities:
   Amortized cost                     $   5,987        $   4,548       $      --       $       --       $ 10,535
   Fair value                             5,990            4,496                                          10,486
   Weighted average yield                 6.28%            5.66%           0.00%            0.00%          6.01%
Corporate Bonds:
   Amortized cost                     $   1,499        $   7,044       $   1,024       $       --       $  9,567
   Fair value                             1,496            6,802             956               --          9,254
   Weighted average yield                 6.26%            5.92%           6.17%            0.00%          6.00%
Municipal Bonds:
   Amortized cost                     $   2,111        $   8,660       $  15,844       $    1,542       $ 28,157
   Fair value                             2,115            8,585          15,568            1,502         27,770
   Weighted average yield                 6.66%            6.67%           7.13%            7.64%          6.98%
Equity Securities:
   Amortized cost                     $      --        $     495       $      --       $       --       $    495
   Fair value                                --              390              --               --            390
   Weighted average yield                 0.00%            8.59%           0.00%            0.00%          8.59%
Other Investments:
   Amortized cost                     $      --        $   1,365       $      --       $       --       $  1,365
   Fair value                                              1,365                                           1,365
   Weighted average yield                 0.00%            2.85%           0.00%            0.00%          2.85%
Total Securities:
   Amortized cost                     $  12,600        $  51,566       $  35,395       $    2,568       $102,129
   Fair value                            12,598           50,343          34,481            2,484         99,906
   Weighted average yield                 6.16%            5.92%           6.63%            7.00%          6.22%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

16                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Deposits

  Deposits at December 31, 1999 amounted to $325.5 million, an increase of $19.0 million or 6.2% over $306.5 million in 1998. Funds provided by the increase in deposits allowed the Corporation to fund its loan growth with retail deposits, limit the use of higher cost borrowings and better leverage its capital base in 1999. Noninterest bearing deposits decreased $3.5 million or 7.8% in 1999. The over all cost of deposit funds decreased to 4.23% in 1999 compared to 4.53% in both 1998 and 1997, reflecting a lower rate environment during 1999. Deposit rates increased during the fourth quarter of 1999, and cost of funds are expected to be higher in 2000.

  The following table illustrates average outstanding deposits and rates paid.

                                                              Years Ended December 31,
                                               1999                     1998                       1997
(Dollars in thousands)                  Amount     Rate          Amount      Rate          Amount       Rate
----------------------------------------------------------------------------------------------------------------
Non-interest-bearing
   demand accounts                    $   42,711       --       $  39,158        --       $  30,522        --
Interest-bearing accounts:
   Interest checking                      38,252      1.94%        33,366       2.23%        30,724       2.41%
   Money market                           43,443      3.27%        36,564       3.47%        33,981       3.61%
   Regular savings                        31,195      3.02%        28,978       3.06%        28,143       2.91%
   Time deposits:
     Less than $100,000                  127,712      5.28%       120,671       5.55%       110,491       5.57%
     $100,000 and over                    32,053      5.27%        28,598       5.74%        23,363       5.73%
----------------------------------------------------------------------------------------------------------------
Total interest-bearing                   272,655      4.23%       248,177       4.53%       226,702       4.53%
================================================================================================================
Total average deposits                $  315,366               $  287,335                $  257,224
================================================================================================================

Maturities of Time Deposits of $100,000 and Over

----------------------------------------------------------------------------------------------------------------
                                         Within                3-6                  6-12               Over 12
(Dollars in thousands)                  3 Months              Months                Months             Months
----------------------------------------------------------------------------------------------------------------
At December 31, 1999                    $  6,752              $ 5,003               $ 11,177            $10,750


1999 Annual Report                                                            17

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS

GENERAL

Capital Adequacy

  Management seeks to maintain a level of capital that ensures the Corporation will meet regulatory requirements for a "well-capitalized" institution and absorb potential losses. In achieving this goal, management recognizes the need to obtain proper leveraging of its capital base to maximize shareholder value.

  Stockholders' equity as of December 31, 1999 of $41.9 million increased $874 thousand or approximately 2.1% from $41.0 million in 1998. The Corporation had a ratio of risk-weighted assets to total capital of 18.22% and 18.37% at December 31, 1999 and 1998, and a ratio of risk-weighted assets to Tier I capital of 17.13% and 17.39% in 1999 and 1998, respectively.

Liquidity

  Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and the Corporation's overall financial condition. The Corporation's primary source of liquidity is cash, due from banks, fed funds sold and securities in our available for sale portfolio. In addition, the Bank has substantial lines of credit from its correspondent banks and access to the Federal Reserve discount window and Federal Home Loan Bank of Atlanta to support liquidity as conditions dictate. The Corporation has no brokered deposits. Certificates of deposit in denominations of $100 thousand or more represent 10.35% of total deposits primarily from established core depositors.

  In the judgment of management, the Company maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs, which may arise, within realistic limitations.

18                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

New Accounting Pronouncements

  In June, 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. Because the Corporation does not use these derivative instruments and strategies, management does not expect the adoption of the Statement to have any effect on earnings or financial position.

  In October 1998, the FASB issue Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", an amendment of FASB Statement No. 65. Statement 65, as amended requires that, after securitization of a mortgage loan as held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement further amends Statement 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on ability and intent to sell or hold those investments. This statement was effective for 1999.

  Because the Corporation does participate in securitization as defined, the statement does not have a significant effect on VCFC's earnings or financial position.

Year 2000

  The Corporation incurred a successful Year 2000 event with no system failures or disruption in service. Costs incurred in 1999 for Year 2000 preparedness were not material to the Corporation's business, operations, liquidity, capital resources, or financial condition.



1999 Annual Report                                                            19



CONSOLIDATED BALANCE SHEETS
               December 31, 1999 and 1998

                                                                                                    1999                      1998
Assets
Cash and due from banks                                                                       $  12,792,670            $   9,764,707
Federal funds sold                                                                                2,122,638                5,916,598
Securities (market value: 1999, $99,906,116;
  1998, $105,678,025)                                                                           100,181,003              104,943,459
Loans held for sale                                                                               4,236,949                5,399,884
Loans, net of allowance for loan losses of $2,739,524 in
1999 and $2,285,727 in 1998                                                                     236,219,664              212,281,978
Bank premises and equipment, net                                                                  9,401,436                9,232,997
Interest receivable                                                                               2,669,638                2,536,007
Other real estate owned                                                                             599,829                  758,901
Other assets                                                                                      3,433,074                1,978,513

       Total assets                                                                           $ 371,656,901            $ 352,813,044

Liabilities and Stockholders' Equity
Liabilities
  Deposits:
    Noninterest-bearing                                                                       $  41,819,524            $  45,366,791
    Interest-bearing                                                                            283,721,874              261,147,970
    Total deposits                                                                            $ 325,541,398            $ 306,514,761
    Federal funds purchased and securities sold under
      agreement to repurchase                                                                       396,000                1,305,031
    Short-term borrowings                                                                           907,620                1,081,406
    Interest payable                                                                              1,315,704                1,206,833
    Other liabilities                                                                             1,627,237                1,609,849
    Note payable                                                                                       --                    100,000
    Commitments and contingent liabilities                                                             --                       --
        Total liabilities                                                                     $ 329,787,959            $ 311,817,880

Stockholders' Equity
  Preferred stock, no par value, 1,000,000 shares authorized,
    no shares issued and outstanding                                                          $        --              $        --
  Common stock, par value $2.50 per share; 1999, 5,000,000 shares authorized; 1998, 3,000,000 shares authorized; 1999, 2,046,487 shares issued and outstanding; 1998, 2,041,764 shares issued
    and outstanding                                                                               5,116,218                5,104,411
  Capital surplus                                                                                 7,872,488                7,738,492
  Retained earnings                                                                              30,166,151               27,724,435
  Accumulated other comprehensive income (loss), net                                             (1,285,915)                 427,826
        Total stockholders' equity                                                            $  41,868,942            $  40,995,164

        Total liabilities and stockholders' equity                                            $ 371,656,901            $ 352,813,044

See Notes to Consolidated Financial Statements.

                                     VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------
                                                          1999             1998             1997
------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                          $ 20,338,835     $ 18,690,900     $ 16,951,013
  Interest and dividends on investment securities:
    Taxable                                                144,715        1,035,189        1,118,820
    Nontaxable                                           1,077,680          866,066          709,316
  Interest and dividends on securities available
    for sale:
      Taxable                                            4,386,291        3,940,833        4,105,621
      Nontaxable                                            99,948           89,550               --
      Dividends                                            123,547           92,330           68,532
  Interest income on federal funds sold                    421,933          690,528          396,453
------------------------------------------------------------------------------------------------------
        Total interest income                         $ 26,592,949     $ 25,405,396     $ 23,349,755
------------------------------------------------------------------------------------------------------

Interest Expense
  Interest on deposits                                $ 11,535,543     $ 11,241,167     $ 10,276,990
  Interest on federal funds purchased and
    securities sold under agreement to repurchase           39,580           73,077          106,317
  Interest on short-term borrowings                         24,234          130,062          126,737
  Interest on note payable                                   3,000            2,088               --
------------------------------------------------------------------------------------------------------
        Total interest expense                        $ 11,602,357     $ 11,446,394     $ 10,510,044
------------------------------------------------------------------------------------------------------
        Net interest income                           $ 14,990,592     $ 13,959,002     $ 12,839,711
Provision for loan losses                                  673,409          831,107          491,000
------------------------------------------------------------------------------------------------------
        Net interest income after
          provision for loan losses                   $ 14,317,183     $ 13,127,895     $ 12,348,711
------------------------------------------------------------------------------------------------------

Noninterest Income
  Service charges on deposit accounts                 $  1,220,860     $  1,077,828     $  1,012,899
  Fees for trust services                                  663,650          519,818          408,620
  Investment fee income                                    102,461          148,019           77,065
  Other operating income                                   374,315          229,462          197,519
  Gains (losses) on sales of securities available
    for sale                                                   858          237,094           (3,741)
  (Losses) on sale of other real estate owned              (46,508)         (82,342)         (28,669)
  Fees on loans sold                                       442,120          553,697          128,083
------------------------------------------------------------------------------------------------------
        Total noninterest income                      $  2,757,756     $  2,683,576     $  1,791,776
------------------------------------------------------------------------------------------------------

Noninterest Expenses
  Compensation and employee benefits                  $  6,157,990     $  5,262,828     $  4,529,167
  Net occupancy expense                                    741,493          718,299          593,537
  Supplies and equipment expenses                        1,442,319        1,205,439        1,106,543
  Merger and merger related expenses                        99,106          443,000               --
  Other operating expenses                               2,532,625        2,241,557        2,000,828
------------------------------------------------------------------------------------------------------
        Total noninterest expenses                    $ 10,973,533     $  9,871,123     $  8,230,075
------------------------------------------------------------------------------------------------------
Income before income taxes                            $  6,101,406     $  5,940,348     $  5,910,412
Income tax expense                                       1,614,386        1,749,828        1,760,121
------------------------------------------------------------------------------------------------------

Net income                                            $  4,487,020     $  4,190,520     $  4,150,291
======================================================================================================

Earnings per Share, basic and assuming dilution       $       2.19     $       2.06     $       2.05
======================================================================================================

See Notes to Consolidated Financial Statements.

1999 ANNUAL REPORT                                                           21

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                             STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Accumulated Other
                                           Common         Capital         Retained     Comprehensive   Comprehensive
                                           Stock          Surplus         Earnings     Income (Loss)       Income          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996             $  5,071,427    $  6,329,911     $23,528,075    $   (161,688)                  $ 34,767,725
  Net income                                     --              --       4,150,291              --    $  4,150,291   $  4,150,291
  Other comprehensive income
    net of tax:
    Unrealized holding gains
      arising during the period,
      net of tax of $135,975                     --              --              --              --         263,950             --
    Add reclassification adjustment,
      net of tax of $1,272                       --              --              --              --           2,469             --
------------------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                   --              --              --         266,419    $    266,419        266,419
------------------------------------------------------------------------------------------------------------------------------------
    Comprehensive income                         --              --              --              --    $  4,416,710             --
====================================================================================================================================
  Cash dividends                                 --              --      (1,552,440)             --                     (1,552,440)
  Issuance of common stock under
    dividend reinvestment plan               36,425         293,313              --              --                        329,738
  Acquisition of common stock               (22,239)       (155,670)             --              --                       (177,909)
  Discretionary transfer                         --       1,000,000      (1,000,000)             --                             --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997             $  5,085,613    $  7,467,554    $ 25,125,926    $    104,731                    $37,783,824
  Net income                                     --              --       4,190,520              --    $  4,190,520      4,190,520
  Other comprehensive income
    net of tax:
    Unrealized holding gains
      arising during the period,
      net of tax of $247,055                     --              --              --              --         479,577             --
    Less reclassification adjustment,
      net of tax of $(80,612)                    --              --              --              --        (156,482)            --
------------------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                   --              --              --         323,095    $    323,095        323,095
------------------------------------------------------------------------------------------------------------------------------------
    Comprehensive income                         --              --              --              --    $  4,513,615             --
====================================================================================================================================
  Cash dividends                                 --              --      (1,592,011)             --                     (1,592,011)
  Issuance of common stock under
    dividend reinvestment plan               18,798         270,938              --              --                        289,736
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998             $  5,104,411    $  7,738,492    $ 27,724,435    $    427,826                    $40,995,164
  Net income                                     --              --       4,487,020              --    $  4,487,020      4,487,020
  Other comprehensive (loss)
    net of tax:
    Unrealized holding losses
      arising during the period,
      net of tax benefit of $(882,545)           --              --              --              --      (1,713,175)            --
    Less reclassification adjustment,
      net of tax of $(292)                       --              --              --              --            (566)            --
------------------------------------------------------------------------------------------------------------------------------------
    Other comprehensive (loss)                   --              --              --      (1,713,741)   $ (1,713,741)    (1,713,741)
------------------------------------------------------------------------------------------------------------------------------------
    Comprehensive income                         --              --              --              --    $  2,773,279             --
====================================================================================================================================
  Cash dividends                                 --              --      (2,045,304)             --                     (2,045,304)
  Issuance of common stock under
    dividend reinvestment plan               11,807         133,996              --              --                        145,803
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999             $  5,116,218    $  7,872,488    $ 30,166,151    $ (1,285,915)                   $41,868,942
====================================================================================================================================

See Notes to Consolidated Financial Statements.

22                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                                              1999                  1998                   1997
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                                              $  4,487,020           $  4,190,520           $  4,150,291
 Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                              878,774                778,514                696,008
    Provision for loan losses                                                 673,409                831,107                491,000
    Deferred tax expense (benefit)                                           (218,931)              (139,573)               (76,769)
    Pension (income) expense                                                  (15,498)                    --                 33,291
    Loss on other real estate owned                                            46,508                 82,342                 28,669
    (Gain) on sale of equipment                                                    --                     --                (12,988)
    (Gain) loss on sale of securities available
      for sale                                                                   (858)              (237,094)                 3,741
    Fees on loans sold                                                       (442,120)              (553,697)              (128,083)
    Proceeds from sale of loans                                            35,596,438             48,928,802             20,449,244
    Purchase of loans for sale                                            (35,154,318)           (48,375,105)           (20,321,161)
    Amortization of security premiums and
       accretion of discounts, net                                             59,562                 65,006                (20,438)
    Amortization of organization expenses                                          --                 14,400                  2,800
    Changes in assets and liabilities:
       (Increase) decrease in interest receivable                            (133,631)                 2,448                 54,760
       (Increase) decrease in other assets                                   (358,879)              (436,123)               411,387
       Increase in interest payable                                           108,871                103,249                 61,328
       Increase in other liabilities                                           17,388                409,489                161,951
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                         $  5,543,735           $  5,664,285           $  5,985,031
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
 Proceeds from sale of securities available
  for sale                                                               $  7,031,345           $ 12,030,105           $  5,497,656
 Proceeds from maturities and principal
  payments of investment securities                                         1,051,600              5,157,187              8,925,000
 Proceeds from maturities and principal
  payments of securities available for sale                                19,088,771             37,838,957             18,353,449
 Purchase of investment securities                                         (2,522,375)           (11,483,544)           (12,111,542)
 Purchase of securities available for sale                                (22,542,164)           (48,861,539)           (19,329,415)
 Proceeds from sale of fixed assets                                                --                     --                 16,903
 Purchase of premises and equipment                                        (1,047,213)            (2,185,646)            (1,305,231)
 Additions to other real estate                                                    --                (65,001)                    --
 (Increase) decrease in cash surrender value
    of life insurance                                                          21,581                (15,295)               (92,354)
 Proceeds from sale of other real estate                                      751,731                431,777                137,900
 Net (increase) in loans                                                  (24,087,327)           (29,883,464)           (25,742,908)
------------------------------------------------------------------------------------------------------------------------------------
 Net cash (used in) investing activities                                 $(22,254,051)          $(37,036,463)          $(25,650,542)
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

1999 ANNUAL REPORT                                                            23

                 Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                                                1999               1998                     1997
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net increase in demand, money market
 and savings deposits                                                      $  8,571,337          $ 24,972,100          $  6,355,625
 Net increase in certificates of deposit                                     10,455,300            13,062,792             8,890,981
 Net increase (decrease) in federal funds
 purchased and securities sold under
 agreement to repurchase                                                       (909,031)           (1,996,006)            2,101,037
 Net increase (decrease) in short-term borrowings                              (173,786)           (2,756,594)              389,146
 Principal payments on note payable                                            (100,000)                   --                    --
 Issuance of note payable                                                            --               100,000                    --
 Issuance of common stock - dividend
 reinvestment plan                                                              145,803               289,736               329,738
 Acquisition of common stock                                                         --                    --              (177,909)

 Cash dividends paid                                                         (2,045,304)           (1,592,011)           (1,552,440)
------------------------------------------------------------------------------------------------------------------------------------

      Net cash provided by financing activities                            $ 15,944,319          $ 32,080,017          $ 16,336,178
------------------------------------------------------------------------------------------------------------------------------------

  Increase (decrease) in cash and
  cash equivalents                                                         $   (765,997)         $    707,839          $ (3,329,333)

Cash and Cash Equivalents
       Beginning                                                             15,681,305            14,973,466            18,302,799
------------------------------------------------------------------------------------------------------------------------------------

       Ending                                                              $ 14,915,308          $ 15,681,305          $ 14,973,466
====================================================================================================================================

Supplemental Disclosures of Cash
Flow Information
       Cash payments for:
       Interest                                                            $ 11,468,726          $ 11,343,145          $ 10,453,157
====================================================================================================================================
 Income taxes                                                              $  1,825,000          $  2,034,540          $  1,448,693
====================================================================================================================================

Supplemental Schedule of Noncash
Investing Activities
      Other real estate acquired in settlement of loans                    $    676,600          $    747,942          $    215,297
====================================================================================================================================

      Unrealized gain (loss) on securities available
      for sale                                                             $ (2,596,578)         $    489,538          $    403,666
====================================================================================================================================

      Transfer of securities from held to maturity to
      available for sale                                                   $         --          $ 19,504,568          $         --
====================================================================================================================================

See Notes to Consolidated Financial Statements.

24                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

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

     The Corporation, through its member banks, provides a full array of banking services through ten retail offices serving the counties of Culpeper, Orange, Madison, Rockingham, Spotsylvania and the City of Fredericksburg. Among such services are those traditionally offered by banks including commercial and consumer demand and time deposit accounts, mortgage, commercial and consumer loans and a network of automated transaction locations including a network of ATM's and phone banking. Nontraditional banking services include a full array of trust and investment services.

     During 1999, the trust division of Second Bank & Trust was capitalized as a stand alone entity under the name of Virginia Commonwealth Trust Company. This entity is a wholly owned subsidiary of the Corporation.

Basis of Presentation

     The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to accepted practice within the banking industry. The following is a description of the more significant of those policies and practices.

Risks and Uncertainties

     In its normal course of business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Corporation's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, securities and the valuation of real estate held by the Corporation.

     The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1999, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

     The Corporation is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Corporation undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examinations.

Securities

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

1999 ANNUAL REPORT                                                            25

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

     The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation's market area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

26                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Income Taxes

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Retirement Plans

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

     Weighted average shares were 2,045,763, 2,038,186 and 2,027,193 for the years ended 1999, 1998 and 1997, respectively. The Corporation had no potential common stock as of December 31, 1999, 1998 and 1997.

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Trust Assets

     Securities and other property held by the Virginia Commonwealth Trust Company in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

Other Real Estate

     Real estate acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at the lower of loan balance or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

Advertising

     The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense of $154,606, $189,735 and $190,890 were incurred in 1999, 1998 and 1997, respectively.

1999 ANNUAL REPORT                                                            27

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Reclassifications

     Certain reclassifications have been made to prior period balances to conform to the current year provisions.

Use of Estimates

     In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.


Note 2.  Business Combinations

     On February 14, 2000, the Corporation acquired Caroline Savings Bank, for approximately 310,246 common shares in a transaction to be accounted for as a pooling-of-interests. If the transaction had been consummated prior to December 31, 1999, the accompanying financial statements would have included the financial position and results of operations of Caroline Savings Bank. Total assets and results of operations for 1999 would have been as follows:

        Total assets                                $ 418,341,977
        Total income                                $  33,339,950
        Net income                                  $   4,647,133

     On October 9, 1998, Second National Financial Corporation (SNFC) effected a business combination with Virginia Heartland Bank (VHB) by exchanging 533,716 shares of its common stock for all of the stock of VHB. The principal business of VHB is community banking. On the effective date of the business combination, SNFC changed its name to Virginia Commonwealth Financial Corporation. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include VHB. The results of operations of the separate companies for periods prior to the combination are summarized as follows:

--------------------------------------------------------------------------------
                                                 Total       Total          Net
(thousands)                                      Assets      Income       Income
--------------------------------------------------------------------------------
Nine months ended September 30, 1998:
 SNFC                                           $239,437    $ 14,283    $  2,586
 VHB                                             104,480       6,353         664
Year ended December 31, 1997:
 SNFC                                           $222,070    $ 17,136    $  3,245
 VHB                                              93,740       7,938         906

Note 3.  Cash and Due From Banks

     The Corporation is required to maintain reserve balances with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $1,490,000 and $1,581,000, respectively.

28                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Securities

     The amortized cost and fair value of securities being held to maturity as of December 31, 1999 and 1998, are as follows:

--------------------------------------------------------------------------------------
                                                    Gross        Gross
                                     Amortized    Unrealized   Unrealized       Fair
                                        Cost        Gains       (Losses)       Value
--------------------------------------------------------------------------------------
1999
Obligations of states and
 political subdivisions            $ 23,516,412  $ 140,299   $ (415,186)  $ 23,241,525
======================================================================================

1998
Obligations of states and
 political subdivisions            $ 22,057,578  $ 739,706   $   (5,139)  $ 22,792,145
======================================================================================

     The amortized cost and market value of securities being held to maturity as of December 31, 1999, by contractual maturity are shown below.

--------------------------------------------------------------------------------------
                                                     Amortized           Fair
                                                        Cost            Value
--------------------------------------------------------------------------------------
Due in one year or less                             $ 2,011,108      $ 2,015,141
Due after one year through five years                 6,401,158        6,347,915
Due after five years through ten years               13,874,182       13,678,363
Due after ten years                                   1,229,964        1,200,106
--------------------------------------------------------------------------------------
                                                    $23,516,412      $23,241,525
======================================================================================

     The amortized cost and fair value of securities available for sale as of December 31, 1999 and 1998, are as follows:

---------------------------------------------------------------------------------------------------
                                                         Gross            Gross
                                       Amortized       Unrealized       Unrealized       Fair
                                         Cost            Gains           (Losses)        Value
---------------------------------------------------------------------------------------------------
1999
U.S. Treasury securities            $ 10,535,666    $      7,571     $    (56,517)    $ 10,486,720
U.S. Government agencies              33,533,038              --         (956,693)      32,576,345
State and political subdivisions       4,640,589           2,812         (115,240)       4,528,161
Corporate bonds                        9,566,772              --         (312,753)       9,254,019
Mortgage-backed securities            18,477,307           2,197         (414,734)      18,064,770
Equity securities                        495,000              --         (105,000)         390,000
Other                                  1,364,576              --               --        1,364,576
---------------------------------------------------------------------------------------------------
                                    $ 78,612,948    $     12,580     $ (1,960,937)    $ 76,664,591
===================================================================================================

1998
U.S. Treasury securities            $ 21,021,627    $    296,032          $    --     $ 21,317,659
U.S. Government agencies              29,050,265         188,057          (48,030)      29,190,292
State and political subdivisions       3,391,123          65,699               --        3,456,822
Corporate bonds                        9,598,522          76,374          (46,849)       9,628,047
Mortgage-backed securities            17,323,949         155,133          (38,197)      17,440,885
Equity securities                        495,000              --               --          495,000
Other                                  1,357,176              --               --        1,357,176
---------------------------------------------------------------------------------------------------
                                    $ 82,237,662    $    781,295     $   (133,076)    $ 82,885,881
===================================================================================================

1999 ANNUAL REPORT                                                            29

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The amortized cost and fair value of securities available for sale as of December 31, 1999, by contractual maturity are shown below.
--------------------------------------------------------------------------------
                                                      Amortized         Fair
                                                         Cost           Value
--------------------------------------------------------------------------------
Due in one year or less                             $10,588,732      $10,583,668
Due after one year through five years                37,884,373       36,843,965
Due after five years through ten years                9,985,525        9,506,053
Due after ten years                                     312,435          301,559
Other                                                 1,364,576        1,364,576
Mortgage-backed securities                           18,477,307       18,064,770
--------------------------------------------------------------------------------
                                                    $78,612,948      $76,664,591
================================================================================

     As a result of the business combination explained in Note 2, Virginia Heartland Bank transferred securities from the held to maturity category to the available for sale category in 1998. These securities had an amortized cost of $19,504,568 and resulting in an unrealized gain of $225,557.

     Proceeds from sales of securities available for sale during 1999, 1998, and 1997 were $7,031,345, $12,030,105, and $5,497,656. Gross realized gains of
$3,100, $239,828, and $-0- and gross realized losses of $2,242, $2,734, and
$3,741 were recognized on those sales. The tax provision (benefit) applicable to these net realized gains and losses amounted to $292, $80,612 and $(1,272), respectively.

     Securities with amortized cost of $13,307,149 and $17,619,198 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Note 5.  Loans

     Major classifications of loans are as follows:
--------------------------------------------------------------------------------
                                                                 December 31,
(thousands)                                                   1999        1998
--------------------------------------------------------------------------------
Real estate loans:
 Construction and land development                         $ 18,506     $ 20,330
 Farm land                                                    1,600        1,143
 1-4 family residential                                      81,825       85,086
 Multifamily, nonresidential and junior liens                85,014       64,039
Loans to farmers (except secured by real estate)                156          144
Commercial loans (except secured by real estate)             22,996       17,536
Consumer and installment loans                               25,864       22,504
All other loans                                               3,360        3,981
--------------------------------------------------------------------------------
     Total loans                                           $239,321     $214,763
Less: Allowance for loan losses                               2,740        2,286
      Unearned loan fees                                        361          195
--------------------------------------------------------------------------------
     Loans, net                                            $236,220     $212,282
================================================================================

30                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                      Note 6.  Allowance for Loan Losses

     Changes in the allowance for loan losses were as follows:

--------------------------------------------------------------------------------
                                                        December 31,
(thousands)                                 1999           1998           1997
--------------------------------------------------------------------------------
Balance at beginning of year              $ 2,286        $ 2,010        $ 1,873
Recoveries                                     72             92             81
Provision for loan losses                     673            831            491
Charge-offs                                  (291)          (647)          (435)
--------------------------------------------------------------------------------
Balance at end of year                    $ 2,740        $ 2,286        $ 2,010
================================================================================

     Information about impaired loans is as follows:
--------------------------------------------------------------------------------
                                                                December 31,
                                                            1999          1998
--------------------------------------------------------------------------------
Impaired loans for which an
 allowance has been provided                              $175,964      $378,117
Impaired loans for which no
 allowance has been provided                                37,101       233,792
--------------------------------------------------------------------------------
  Total impaired loans                                    $213,065      $611,909
================================================================================
Allowance provided for impaired loans,
 included in the allowance for loan losses                $ 45,136      $ 85,626
================================================================================
--------------------------------------------------------------------------------
                                                     Years Ended December 31,
                                                   1999       1998        1997
--------------------------------------------------------------------------------
Average balance in impaired loans               $288,953    $530,559    $986,275
================================================================================
Interest income recognized on impaired loans    $ 18,381    $ 41,371    $ 74,551
================================================================================
Interest income recognized on a
 cash basis on impaired loans                   $ 18,154    $ 41,371    $ 74,551
================================================================================

     No additional funds are committed to be advanced in connection with impaired loans.

     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $294,647 and $386,618 at December 31, 1999 and 1998. If interest on these loans had been accrued, such income would have approximated $19,913 and $85,235, respectively.

Note 7.  Related Party Transactions

     The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to Executive Officers and Directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1999 and 1998, these loans totaled $5,366,188 and $3,327,019, respectively. During 1999, total principal additions were $13,829,041 and total principal payments were $11,789,872.

1999 ANNUAL REPORT                                                            31

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8.  Bank Premises and Equipment, Net

     Assummary of the cost and accumulated depreciation of bank premises and equipment follows:

--------------------------------------------------------------------------------
                                                          December 31,
                                                      1999            1998
--------------------------------------------------------------------------------
Bank premises                                     $ 7,692,076    $ 6,659,649
Leasehold improvements                                970,248        970,248
Furniture and equipment                             5,940,620      5,212,623
Construction in progress                               17,768        829,574
--------------------------------------------------------------------------------
                                                  $14,620,712    $13,672,094
Less accumulated depreciation and amortization      5,219,276      4,439,097
--------------------------------------------------------------------------------
                                                  $ 9,401,436    $ 9,232,997
================================================================================

     Depreciation and amortization expense amounted to $878,774, $778,514 and $696,008 for 1999, 1998 and 1997, respectively.

Note 9.  Deposits

     The aggregate amount of time deposits in denominations of $100,000 or more, was $33,682,055 and $29,032,739 at December 31, 1999 and 1998, respectively.

     At December 31, 1999, the scheduled maturities of time deposits are as follows:

                       2000                   $109,158,799
                       2001                     29,770,690
                       2002                      9,895,478
                       2003                     11,752,585
                       2004                      3,296,407
                       -----------------------------------
                                              $163,873,959
                       ===================================

Note 10.  Other Borrowings

     Short-term borrowings consist of Master Promissory Notes with Corporate customers and borrowings with the Federal Reserve Bank. These Master Promissory Notes bear a variable interest rate and are payable on demand. There were no borrowings on these notes at December 31, 1999 and they had a balance outstanding of $854,001 at December 31, 1998. Second Bank & Trust has an agreement with the Federal Reserve Bank where it can borrow funds deposited by customers. This agreement calls for variable interest and is payable on demand. U.S. Government securities and U.S. Treasury notes are pledged as collateral. The maximum amount available under this agreement is $1,000,000. The balance outstanding as of December 31, 1999 and 1998 was $907,620 and $227,405, respectively.

     Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date.

Note 11.  Stock-Based Compensation

     In 1998, the Corporation adopted an incentive stock option plan under which options may be granted to key employees for purchase of the Corporation's common stock. The plan reserves for issuance 100,000 shares of the Corporation's common stock with a ten year term. The plan requires that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of the grant. Such options are generally not exercisable until six months after the award date. The options will expire in no more than ten years after the date of grant. As of December 31, 1999, no options had been granted under the plan.

32                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Employee Benefit Plans

     The Corporation and its two banking subsidiaries maintain several tax qualified and non-qualified employee benefit plans for employees. Such benefit plans are described below. Effective January 1, 2000, the noncontributory defined benefit pension plan and the 401(k) plan of each affiliate have been combined at the Corporation level.

     Second Bank & Trust maintains a profit sharing plan for all eligible employees. Amounts charged to operations were $219,000, $225,000 and $205,000 in 1999, 1998 and 1997, respectively.

     Eligible employees of Second Bank & Trust also participate in an Employee Stock Ownership Plan (ESOP) and 401(k) Plan. Contributions to these plans are determined by the Board of Directors in accordance with Internal Revenue Service regulations. Such contributions are limited to a percentage of the annual compensation of all employees covered by the plans. The Bank's cash contribution to the ESOP was $68,506, $63,027 and $64,420 in 1999, 1998 and 1997,
respectively. Effective January 1, 2000, the ESOP plan assets were frozen and no future contributions are anticipated. The Bank's cash contribution to the 401(k) Plan was $75,494, $62,973 and $45,980 in 1999, 1998 and 1997, respectively.

     Eligible employees of Virginia Heartland Bank participate in a 401(k) plan. Contributions to the plan are determined by the Bank's Board of Directors in accordance with Internal Revenue Service regulations. The Bank's contribution to the 401(k) plan was $63,694, $49,185 and $46,663 in 1999, 1998 and 1997,
respectively.

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

1999 ANNUAL REPORT                                                            33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Information about the plan follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           1999                   1998                     1997
-----------------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
 Benefit obligation, beginning                                         $ 2,789,715             $ 2,494,895             $ 2,429,721
 Service cost                                                              108,706                  64,747                  55,962
 Interest cost                                                             188,812                 167,832                 162,952
 Actuarial loss                                                            295,777                 260,261                  53,377
 Benefits paid                                                            (184,578)               (198,020)               (207,117)
-----------------------------------------------------------------------------------------------------------------------------------
 Benefit obligation, ending                                            $ 3,198,432             $ 2,789,715             $ 2,494,895
===================================================================================================================================

Change in Plan Assets
 Fair value of plan assets, beginning                                  $ 4,010,985             $ 3,309,339             $ 2,821,152
 Actual return on plan assets                                              283,445                 899,666                 695,304
 Benefits paid                                                            (184,578)               (198,020)               (207,117)
-----------------------------------------------------------------------------------------------------------------------------------
 Fair value of plan assets, ending                                     $ 4,109,852             $ 4,010,985             $ 3,309,339
===================================================================================================================================

 Funded status                                                         $   911,420             $ 1,221,270             $   814,444
 Unrecognized net actual gain                                             (665,781)               (991,794)               (593,652)
 Unrecognized net obligation at
  transition                                                              (172,010)               (215,013)               (258,016)
 Unrecognized prior service cost                                           471,391                 519,123                 566,855
-----------------------------------------------------------------------------------------------------------------------------------
 Accrued benefit cost included in
  other liabilities                                                    $   545,020             $   533,586             $   529,631
===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           1999                    1998                    1997
-----------------------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
 Service cost                                                          $   108,706             $    64,747             $    55,962
 Interest cost                                                             188,812                 167,832                 162,952
 Expected return on plan assets                                           (274,301)               (224,843)               (190,352)
 Amortization of prior service cost                                         47,732                  47,732                  47,732
 Amortization of net obligation
  at transition                                                            (43,003)                (43,003)                (43,003)
 Recognized net actuarial gain                                             (39,380)                (16,420)                     --
-----------------------------------------------------------------------------------------------------------------------------------
 Net periodic benefit cost (income)                                    $   (11,434)            $    (3,955)            $    33,291
===================================================================================================================================

Weighted-Average Assumptions
 as of December 31
 Discount rate                                                                7.00%                   7.00%                   7.00%
 Expected return on plan assets                                               7.00%                   7.00%                   7.00%
 Rate of compensation increase                                                5.00%                   5.00%                   5.00%

     Virginia Heartland Bank has entered into a deferred compensation agreement with the Corporation's Chairman which provides benefits payable at age sixty, or upon his later retirement from the Corporation. The Bank also has a deferred compensation agreement with the President which provides benefits payable at age sixty-five. Under both agreements, circumstances may permit payments to be made to surviving spouses. The present value of the estimated liability under the agreements is being accrued using a discount rate of 10% and 7.5%, respectively, ratably over the remaining years to the date when the employees are first eligible for the benefits. The deferred compensation charged to expense totaled $39,048, $150,682 and $39,128 for the three years ended December 31, 1999, respectively.

34                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Second Bank and Trust has a deferred compensation plan whereby certain senior officers as selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation. The Bank provides a matched contribution of 5% of base salary for the President, and as determined from time to time by the Board for other executives. The deferred compensation charged to expense totaled $10,217, $7,250 and $6,750 for the three years ended December 31, 1999, respectively.

Note 13. Income Taxes
  Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:
--------------------------------------------------------------------------------
                                                        1999              1998
--------------------------------------------------------------------------------
Deferred tax assets:
 Reserve for loan losses                            $  635,077        $  483,497
 Securities available for sale                         662,441                --
 Nonaccrual loan interest                               28,794            18,667
 Deferred compensation                                 276,767           205,706
 Prepaid insurance commission                               --            17,067
 Other                                                  37,530            28,159
--------------------------------------------------------------------------------
                                                    $1,640,609        $  753,096
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Accrued pension asset                              $  185,307        $  180,037
 Premises and equipment                                185,523           185,311
 Securities available for sale                              --           220,393
 Other                                                  13,638            12,978
--------------------------------------------------------------------------------
                                                    $  384,468        $  598,719
--------------------------------------------------------------------------------
                                                    $1,256,141        $  154,377
================================================================================

  The income tax expense charged to operations for the years ended December 31, 1999, 1998 and 1997, consists of the following:
--------------------------------------------------------------------------------
                                       1999            1998             1997
--------------------------------------------------------------------------------
Current tax expense               $ 1,833,317      $ 1,889,401      $ 1,836,890
Deferred tax (benefit)               (218,931)        (139,573)         (76,769)
--------------------------------------------------------------------------------
                                  $ 1,614,386      $ 1,749,828      $ 1,760,121
================================================================================

  The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997, due to the following:
--------------------------------------------------------------------------------
                                        1999            1998             1997
--------------------------------------------------------------------------------
Computed "expected" tax expense   $ 2,074,478      $ 2,019,718      $ 2,009,540
 Increase (decrease) in income
  taxes resulting from:
   Tax exempt interest income        (413,377)        (323,852)        (251,519)
   Merger costs                        33,696          108,970               --
   Other, net                         (80,411)         (55,008)           2,100
--------------------------------------------------------------------------------
                                  $ 1,614,386      $ 1,749,828      $ 1,760,121
================================================================================

Note 14. Commitments and Contingent Liabilities

     Second Bank and Trust has entered into two long-term banking facility leases. The first lease was entered into on September 18, 1985. The lease provides for an original twenty year term with renewal options of four additional periods of five years. Annual rent currently is $31,104 with an adjustment at renewal based on the Consumer Price Index.

1999 ANNUAL REPORT                                                          35

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The second lease for a future branch site was entered into on February 1, 1999. The lease provides for an original ten-year term with the right to renew for an additional five-year period. Annual rent will be $21,060 until branch renovations are complete and will increase to an amount not to exceed $42,000. At the time of renewal the rental amount will increase by 5%. Branch renovations were not complete at December 31, 1999.

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

     Total rent expense was $96,970, $91,558 and $76,700 for 1999, 1998 and
1997, respectively, and was included in occupancy expense.

     The following is a schedule by year of future minimum lease requirements required under the long-term noncancellable lease agreements:

                2000                                $     161,574
                2001                                      176,968
                2002                                      179,168
                2003                                      181,151
                2004                                      183,194
                Thereafter                              1,287,857
                -------------------------------------------------
                Total                               $   2,169,912
                =================================================

     Virginia Heartland Bank entered into a long-term lease for a future branch site on November15, 1999. The term of the lease is twenty-five years commencing on the earlier of 90 days after the signing of the lease or the date the branch opens for business with the general public. Annual rent will be $60,000 for the first five years and will increase by 10% each five years thereafter. Branch construction was not complete at December 31, 1999.

     In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

     See Note 17 with respect to financial instruments with off-balance-sheet risk.


Note 15.   Restrictions on Transfers to Parent

     Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

     Transfers of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. During 1999, the banking subsidiaries transferred $2,250,000 to the Parent Corporation as working capital. As of December 31, 1999 the aggregate amount of additional unrestricted funds which could be transferred from the banking subsidiaries to the Parent Corporation without prior regulatory approval totalled $3,777,303 or 9.02% of the consolidated net assets.

     In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

36                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 16. Dividend Reinvestment Plan

     The Corporation has in effect a Dividend Reinvestment Plan, which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock's fair market value on each dividend record date, and allows for voluntary contributions to purchase stock.

Note 17. Financial Instruments With Off-Balance-Sheet Risk

     The Corporation is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amounts represent credit risk:

--------------------------------------------------------------------------------
                                                           Contract Amount
                                                       1999           1998
--------------------------------------------------------------------------------
Commitments to grant loans and unfunded
 commitments under lines of credit                $ 36,764,528    $ 42,543,440
Standby letters of credit                          $ 2,695,540    $  2,280,097

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

     Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

     The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 1999 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $2,899,726.

Note 18. Disclosures About Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Short-Term Investments

     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

1999 ANNUAL REPORT                                                           37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Accrued Interest
     The carrying amounts of accrued interest approximate fair value.

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

     The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     At December 31, 1999 and 1998, the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

38                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The estimated fair values of the Corporation's financial instruments are as follows:

--------------------------------------------------------------------------------
                                          1999                     1998
                                  Carrying     Fair       Carrying     Fair
(thousands)                       Amount       Value      Amount       Value
--------------------------------------------------------------------------------
Financial assets:
 Cash and short-term
  investments                    $ 14,915    $ 14,915    $ 15,681    $ 15,681
 Securities                       100,181      99,906     104,943     105,678
 Loans held for sale                4,237       4,237       5,400       5,400
 Loans, net                       236,220     235,163     212,282     214,015
 Accrued interest receivable        2,670       2,670       2,536       2,536
--------------------------------------------------------------------------------
  Total financial assets         $358,223    $356,891    $340,842    $343,310
================================================================================

Financial liabilities:
 Deposits                        $325,541    $302,467    $306,515    $292,885
 Other borrowings                   1,304       1,303       2,486       2,491
 Accrued interest payable           1,316       1,316       1,207       1,207
--------------------------------------------------------------------------------
  Total financial liabilities    $328,161    $305,086    $310,208    $296,583
================================================================================

Note 19. Regulatory Matters

     The Corporation (on a consolidated basis) and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and subsidiary banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December31, 1999 and 1998, that the Corporation and subsidiary banks met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the institutions must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the institution's category.

1999 ANNUAL REPORT                                                           39

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Corporation's actual capital amounts and ratios are also presented in the table.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                            For Capital
                                                  Actual                                 Adequacy Purposes
---------------------------------------------------------------------------------------------------------------------------------
(Amount in Thousands)                     Amount        Ratio                               Amount                         Ratio
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                          $45,825         18.22%   Greater than or equal to $ 20,123  Greater than or equal to 8.0%
   Second Bank & Trust                   $31,117         17.78%   Greater than or equal to $ 14,000  Greater than or equal to 8.0%
   Virginia Heartland Bank               $11,280         14.58%   Greater than or equal to $  6,191  Greater than or equal to 8.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                          $43,085         17.13%   Greater than or equal to $ 10,062  Greater than or equal to 4.0%
   Second Bank & Trust                   $29,258         16.72%   Greater than or equal to $  7,000  Greater than or equal to 4.0%
   Virginia Heartland Bank               $10,399         13.44%   Greater than or equal to $  3,095  Greater than or equal to 4.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                          $43,085         11.59%   Greater than or equal to $ 14,869  Greater than or equal to 4.0%
   Second Bank & Trust                   $29,258         11.58%   Greater than or equal to $ 10,106  Greater than or equal to 4.0%
   Virginia Heartland Bank               $10,399          9.19%   Greater than or equal to $  4,526  Greater than or equal to 4.0%
As of December 31, 1998:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                          $42,854         18.37%   Greater than or equal to $ 18,660  Greater than or equal to 8.0%
   Second Bank & Trust                   $28,446         17.79%   Greater than or equal to $ 12,792  Greater than or equal to 8.0%
   Virginia Heartland Bank               $10,180         14.69%   Greater than or equal to $  5,543  Greater than or equal to 8.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                          $40,568         17.39%   Greater than or equal to $  9,330  Greater than or equal to 4.0%
   Second Bank & Trust                   $26,900         16.82%   Greater than or equal to $  6,396  Greater than or equal to 4.0%
   Virginia Heartland Bank               $ 9,440         13.62%   Greater than or equal to $  2,772  Greater than or equal to 4.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                          $40,568         12.14%   Greater than or equal to $ 13,370  Greater than or equal to 4.0%
   Second Bank & Trust                   $26,900         11.30%   Greater than or equal to $  9,522  Greater than or equal to 4.0%
   Virginia Heartland Bank               $ 9,440          8.76%   Greater than or equal to $  4,311  Greater than or equal to 4.0%
---------------------------------------------------------------------------------------------------------------------
                                                                                  To Be Well
                                                                                Capitalized Under
                                                                                Prompt Corrective
                                                                                Action Provisions
---------------------------------------------------------------------------------------------------------------------
(Amount in Thousands)                                             Amount                               Ratio
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $ 17,500     Greater than or equal to 10.0%
   Virginia Heartland Bank              Greater than or equal to $  7,738     Greater than or equal to 10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $  9,500     Greater than or equal to  6.0%
   Virginia Heartland Bank              Greater than or equal to $  4,643     Greater than or equal to  6.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $ 15,160     Greater than or equal to  5.0%
   Virginia Heartland Bank              Greater than or equal to $  5,658     Greater than or equal to  5.0%
As of December 31, 1998:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $ 15,991     Greater than or equal to 10.0%
   Virginia Heartland Bank              Greater than or equal to $  6,929     Greater than or equal to 10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $  9,594     Greater than or equal to  6.0%
   Virginia Heartland Bank              Greater than or equal to $  4,157     Greater than or equal to  6.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                                                        N/A
   Second Bank & Trust                  Greater than or equal to $ 11,903     Greater than or equal to  5.0%
   Virginia Heartland Bank              Greater than or equal to $  5,398     Greater than or equal to  5.0%

40                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 20. Parent Corporation Only Financial Statements

Virginia Commonwealth Financial Corporation (Parent Corporation Only) Balance Sheets
December 31, 1999 and 1998

--------------------------------------------------------------------------------
                                                        1999             1998
--------------------------------------------------------------------------------
Assets
Cash and due from banks                            $  1,245,099     $  2,669,818
Securities available for sale                         1,789,367        1,526,453
Investment in subsidiaries                           39,435,086       36,750,027
Income taxes receivable                                 117,302           64,000
Accrued interest receivable                              34,259           28,542
Due from subsidiaries                                        --          854,000
Other assets                                            361,147           10,317
--------------------------------------------------------------------------------
        Total assets                               $ 42,982,260     $ 41,903,157
================================================================================

Liabilities and Stockholders' Equity
 Liabilities
  Short-term borrowings                            $         --     $    854,000
  Other liabilities                                   1,113,318           53,993
--------------------------------------------------------------------------------
        Total liabilities                          $  1,113,318     $    907,993
--------------------------------------------------------------------------------

 Stockholders' Equity
  Preferred stock                                  $         --     $         --
  Common stock                                        5,116,218        5,104,411
  Capital surplus                                     7,872,488        7,738,492
  Retained earnings                                  30,166,151       27,724,435
  Accumulated other comprehensive
   income (loss), net                                (1,285,915)         427,826
--------------------------------------------------------------------------------

        Total stockholders' equity                 $ 41,868,942     $ 40,995,164
--------------------------------------------------------------------------------
        Total liabilities and stockholders' equity $ 42,982,260     $ 41,903,157
================================================================================

1999 ANNUAL REPORT                                                            41

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Virginia Commonwealth Financial Corporation (Parent Corporation Only) Statements of Income
Years Ended December 31, 1999, 1998 and 1997

-------------------------------------------------------------------------------------
                                              1999          1998            1997
-------------------------------------------------------------------------------------
Income
 Dividends from subsidiaries              $ 2,250,000    $ 2,200,000    $ 4,853,656
 Interest and dividends on securities
  available for sale:
    Taxable                                        --         12,015             --
    Nontaxable                                 60,382         78,551             --
    Dividends                                  25,006          6,250             --
 Interest from subsidiaries                     4,460        148,209        150,281
 Gain on sale of securities                        --         10,924             --
-------------------------------------------------------------------------------------
                                          $ 2,339,848    $ 2,455,949    $ 5,003,937
-------------------------------------------------------------------------------------

Expenses
 Interest                                 $     5,184    $   109,431    $   101,530
 Merger expenses                               99,106        189,808             --
 Miscellaneous                                320,839        146,309         68,396
-------------------------------------------------------------------------------------
                                          $   425,129    $   445,548    $   169,926
-------------------------------------------------------------------------------------
    Net income before income tax
     benefit and undistributed
     equity in subsidiaries               $ 1,914,719    $ 2,010,401    $ 4,834,011

 Income tax benefit                           181,862         64,000         45,535
-------------------------------------------------------------------------------------

    Net income before undistributed
     equity in subsidiaries               $ 2,096,581    $ 2,074,401    $ 4,879,546

 Undistributed (distributed) equity in
  subsidiaries                              2,390,439      2,116,119       (729,255)
-------------------------------------------------------------------------------------

    Net income                            $ 4,487,020    $ 4,190,520    $ 4,150,291
=====================================================================================

42                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Virginia Commonwealth Financial Corporation (Parent Corporation Only) Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

---------------------------------------------------------------------------------------------------------
                                                                1999           1998             1997
---------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                                 $ 4,487,020     $ 4,190,520     $ 4,150,291
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Accretion of discounts on securities
    purchased, net                                                  861           2,800              --
   Deferred tax (benefit)                                       (52,560)             --              --
   Gain on sale of securities                                        --         (10,924)             --
   Loss on other real estate                                      5,547              --              --
   Distributed (undistributed) earnings
    of subsidiaries                                          (2,390,439)     (2,116,119)        729,255
   (Increase) in income taxes receivable                        (53,302)        (18,465)         (9,297)
   (Increase) decrease in due from subsidiaries                 854,000       1,854,222        (105,985)
   (Increase) in interest receivable                             (5,717)         (7,507)        (21,035)
   (Increase) in other assets                                  (249,264)        (10,317)             --
   Increase in other liabilities                                271,477          35,364          10,000
---------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities               $ 2,867,623     $ 3,919,574     $ 4,753,229
---------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
 Purchase of securities available for sale                  $  (433,295)    $(2,266,470)    $(2,008,630)
 Proceeds from sale of securities available for sale                 --       1,782,156              --
 Proceeds from calls of securities available for sale                --       1,000,000              --
 Capital investment in trust company subsidiary              (1,100,000)             --              --
 Purchase of other real estate                                 (133,355)             --              --
 Proceeds from sale of other real estate                        127,809              --              --
---------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing
   activities                                               $(1,538,841)    $   515,686     $(2,008,630)
---------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
 Cash dividends paid                                        $(2,045,304)    $(1,592,011)    $(1,343,595)
 Net (decrease) in short-term borrowings                       (854,000)     (1,984,000)        (32,000)
 Issuance of common stock - dividend
  reinvestment plan                                             145,803         289,736         329,738
 Acquisition of common stock                                         --              --        (177,909)
---------------------------------------------------------------------------------------------------------
  Net cash (used in) financing activities                   $(2,753,501)    $(3,286,275)    $(1,223,766)
---------------------------------------------------------------------------------------------------------

  Increase (decrease) in cash and cash
   equivalents                                              $(1,424,719)    $ 1,148,985     $ 1,520,833

Cash and Cash Equivalents
 Beginning                                                    2,669,818       1,520,833              --
---------------------------------------------------------------------------------------------------------

 Ending                                                     $ 1,245,099     $ 2,669,818     $ 1,520,833
=========================================================================================================
Supplemental Schedule of Noncash
 Investing Activities
 Unrealized gain (loss) on securities available for sale    $  (169,519)    $    25,382           $  --
=========================================================================================================

1999 ANNUAL REPORT                                                            43

                          INDEPENDENT AUDITOR'S REPORT

[LOGO OF YOUNT, HYDE & BARBOUR, P.C.]
Yount, Hyde & Barbour, P.C.
Certified Public Accountants
 and Consultants

To the Stockholders and Directors
Virginia Commonwealth Financial Corporation
Culpeper, Virginia


     We have audited the accompanying consolidated balance sheets of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of Virginia Heartland Bank which was pooled with Virginia Commonwealth Financial Corporation as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1997 financial statements and reflect total revenue constituting 21.8% in 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1997 insofar as it relates to the amounts included for Virginia Heartland Bank, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 14, 2000, except for the first paragraph in Note 2
as to which the date is February 14, 2000

44                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

OFFICERS
William B. Young, Chairman of the Board & Chief Executive Officer
O. R. Barham, Jr., President
Jeffrey W. Farrar, Executive Vice President & Chief Financial Officer Edward V. Allison, Jr., Senior Vice President & Secretary

DIRECTORS

O. R. Barham, Jr.
W. Robert Jebson, Jr.
Gregory L. Fisher
H. Wayne Parrish
Marshall D. Gayheart, Jr.
Thomas F. Williams, Jr.
Taylor E. Gore
William B. Young

Second Bank & Trust
OFFICERS

Taylor E. Gore, Chairman of the Board
Kathleen A. Brew, Assistant Vice President
O. R. Barham, Jr., President & Chief Executive Officer
Katie S. Gardner, Assistant Vice President & Controller
Jeffrey W. Farrar, Senior Vice President
Richard T. Harrington, Assistant Vice President
Richard G. Frank, Senior Vice President & Senior Lender
Joseph K. Leake, Consumer Loan Officer
J. Quintin Mullins, Senior Vice President
Peggy P. Mocarski, Assistant Vice President
George L. Pulliam, Senior Vice President & Marketing & Products Director
G. William Morton, IV, Assistant Vice President
C. M. Ponton, Assistant Vice President
Georgia M. Willis, Senior Vice President & Manager of Branch Administration Sallie E. Slaughter, Assistant Vice President
Connie M. Aylor, Branch Sales & Service Manager
Ann E. C. Homan, Vice President
Patricia A. Banks, Branch Sales & Service Manager
Charles A. Martorana, Vice President
Joanna G. Cook, Branch Sales & Service Manager
David W. Meadows, Vice President
Karen C. Ingram, Branch Sales & Service Manager
John E. Meyer, Vice President
Leslie A. Whalen, Branch Sales & Service Manager
Jerry L. Raines, Vice President
Steve A. Grayson, Assistant Cashier
Donna H. Rosson, Vice President
Julia E. McMann, Assistant Cashier
George J. Sutorka, Vice President
Denise L. Whetzel, Assistant Cashier

DIRECTORS
Alan W. Myers
Taylor E. Gore,
  Chairman of the Board
Harlean Smoot
Joseph A. Troilo, Jr.
Lewis P. Armstrong
Robert Y. Button, Jr.,
O. R. Barham, Jr.,
  President and CEO
Charles K. Gyory
Christopher J. Honenberger
John J. Davies, III

MADISON ADVISORY BOARD
James W. Aylor
Thomas J. Weaver
James C. Graves
Donald R. Eddins

HARRISONBURG ADVISORY BOARD
Donald L. Lemish
Karen W. Wigginton
Janet T. Wendelken
D. Kenneth Patterson
Dean M. Nichols
Edward M. Young


Virginia Commonwealth Trust Company
J. Quintin Mullins, President &
  Chief Executive Officer

Katie S. Gardner, Assistant Vice President &
Controller

William T. "Tripp" Butler, III,
Assistant Vice President

William L. Pierce Jr., Assistant Vice President &
Trust Officer

W. Scott Thompson, Assistant Vice President &
Trust Officer

Glenn F. Verity, Assistant Vice President &
Trust Officer

Virginia Heartland Bank
OFFICERS
William B. Young,
 Chairman of the Board
Edward V. Allison, Jr., President &
 Chief Executive Officer
Joyce H. Bledsoe, Financial Services
 Officer & Assistant Secretary
Diane B. Fitzgerald, Vice President &
 Branch Administrator
Gordon R. (Pete) Humes,
 Vice President of Commercial
 Banking & Business Development
Sonia Lloyd, Commercial Loan Officer
Christy F. Quesenbery, Vice President
 of Operations & Compliance Officer
Darrell G. Swanigan, Vice President
 of Loan Review & Collections

DIRECTORS
William B. Young, Chairman
Edward V. Allison, Jr.
 President and CEO
Mark S. Gardner
Christopher M. Hallberg
Jerry W. Leonard
H. Wayne Parrish
Thomas Y. Welsh

1999 ANNUAL REPORT                                                           45

                                     [MAP]
Second Bank & Trust

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

Orange:
134-136 West Main Street
Orange, Virginia 22960
540-672-7860

Virginia Heartland Bank
4700 Harrison Road
Fredericksburg, Virginia 22408
540-898-1110

1016 Charles Street
Fredericksburg, Virginia 22401
540-373-9700

5996 Plank Road
Fredericksburg, Virginia 22407
540-768-6065

*(New in 2000)
1001 Warrenton Road
Falmouth, Virginia 22406

Caroline Savings Bank (Effective 2/14/00)
Bowling Green:
268 North Main Street
P.O. Box 860
Bowling Green, Virginia 22427
804-633-9883

Ladysmith:
P.O. Box 211
Ladysmith, Virginia 22501
804-448-4345

Leavells:
11019 Leavells Road
Fredericksburg, Virginia 22407
540-898-8186


46                                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
Virginia Commonwealth Financial Corporation
P.O. Box 71
102 S. Main Street
Culpeper, Virginia 22701
(540) 825-4800
www.vcfc.com

ANNUAL MEETING
The Annual Meeting of Stockholders
will be held at 3:00 P.M. on Wednesday,
May 10, 2000 at the Lake of the Woods
Clubhouse, Locust Grove, Virginia. All
stockholders are cordially invited to attend.

NASDAQ SYMBOL: VCFC


LOCAL MARKET MAKERS:
BB&T Scott & Stringfellow
Davenport & Company LLC
Wheat First Union
Ferris, Baker & Watts
McKinnon & Co.


STOCK TRANSFER/
DIVIDEND PAYING AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

CORPORATE COUNSEL
Mays & Valentine, L.L.C.
1111 East Main Street
Richmond, Virginia 23208-1122


INVESTOR RELATIONS:
A copy of Virginia
Commonwealth Financial Corporation's
Form 10K will be furnished without charge to stockholders upon written request to:
 Mr. Jeffrey W. Farrar
 Executive Vice President and Chief Financial Officer
 Virginia Commonwealth Financial Corporation
 P.O. Box 71
 Culpeper, Virginia 22701
 (540) 825-4800
 Email: farrarj@secondbank.com

INDEPENDENT
AUDITOR
Yount, Hyde & Barbour, P.C.
50 South Cameron St.
Winchester, Virginia


STOCK AND DIVIDEND INFORMATION
     A total of 2,046,484 shares were outstanding on December 31, 1999 held by 2300 stockholders of record. The Corporation's stock trades on the Nasdaq Small Cap Market under the symbol VCFC. The Nasdaq Stock Market is a highly regulated electronic securities market whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. Listed below are the high and low prices for the common stock for the last eight quarters ended December 31, 1999.

1999             High     Low      1998            High       Low
--------------------------------------------------------------------------------
1st Quarter    $34.00    $29.00    1st Quarter    $35.50    $32.75
2nd Quarter     31.00     26.00    2nd Quarter     46.50     34.00
3rd Quarter     31.00     26.50    3rd Quarter     41.50     38.75
4th Quarter     28.75     24.50    4th Quarter     38.50     33.50

Dividend Reinvestment Plan
     Virginia Commonwealth Financial Corporation's Dividend Reinvestment Plan provides each registered stockholder with an economical method of investing cash dividends into additional shares of the Company's stock. Key advantages include reinvestment of dividends without commissions and the ability to make volun-tary contributions to purchase additional shares without commissions. For a prospectus on the Dividend Reinvestment Plan, contact Registrar and Transfer at
(800) 368-5948.

1999 ANNUAL REPORT                                                           47