Form 10-K405, Exhibit 13
period 2000-12-31
VIRGINIA COMMONWEALTH FINANCIAL CORP
filed 2001-03-16
CIK 862077

                              ==================




                              2000 ANNUAL REPORT



                              [LOGO APPEARS HERE]



                            VIRGINIA COMMONWEALTH
                             FINANCIAL CORPORATION



                Opening up a world of financial opportunities.




                              ==================

                               BUSINESS PROFILE

Virginia Commonwealth Financial Corporation (VCFC) is a bank holding company headquartered in Culpeper, Virginia, 40 miles north of Charlottesville and 60 miles south of Washington, DC. Virginia Commonwealth serves communities in north central Virginia through its three affiliate banks and trust company, Caroline Savings Bank, Second Bank & Trust, Virginia Heartland Bank and Virginia Commonwealth Trust Company. Through its affiliates, VCFC offers a full array of lending, deposit, trust and asset management services. As of December 31, 2000, VCFC had approximately $459 million in assets, $50 million in stockholders' equity and 189 employees.

                               ABOUT THE REPORT

The 2000 Annual Report herein is presented in a summary format to provide information about the performance of the Company in a manner that is useful and meaningful to the widest range of readers. The audited financial statements, management's discussion and analysis and other more analytic information is included in the Company's Form 10K filed with the Securities and Exchange Commission and included in the pocket insert in the back cover of this report.

                           NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of VCFC will be held at 3:00 P.M. on Wednesday, May 16, 2001 at the Lake of the Woods Clubhouse, Locust Grove, Virginia. All stockholders are cordially invited to attend.

                          FORWARD LOOKING STATEMENTS

The discussion that follows contains certain forward-looking statements (as defined in the Private Securities Reform Act of 1995). These statements may address issues that involve risks and uncertainties. Although we believe such representations to be reasonable actual results could be materially different. Please refer to VCFC's Annual Report on Form 10-K for a more thorough discussion of the types of risks and uncertainties that may affect management's forward looking statements.

                                  IN MEMORIUM

                             [PHOTO APPEARS HERE]

                             Robert Y. Button, Jr.



                               TABLE OF CONTENTS

Financial Highlights                                                  1

Letter to Shareholders                                                2

Shareholder and General Information                                   5

Affiliate Profiles                                                    6

Executive Officers and Directors                                      8

Form 10K                                                         Insert

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in  thousands, except for per share data)           2000          1999         % CHANGE
----------------------------------------------------------------------------------------------------
Annual Operating Results
Net income                                               $     4,911    $     4,623        6.23%
Net income per common share:
  Basic                                                         2.09           1.96        6.63%
  Diluted                                                       2.08           1.96        6.12%
Cash dividends per common share                                 1.01           1.00        1.00%
----------------------------------------------------------------------------------------------------

Annual Operating Results Excluding Nonrecurring Items(1)
Net income                                                     5,141          4,785        7.44%
Net income per common share:
  Basic                                                         2.19           2.03        7.88%
  Diluted                                                       2.18           2.03        7.39%
----------------------------------------------------------------------------------------------------

Year End Balances
Assets                                                       459,221        415,579       10.50%
Securities                                                   109,502        106,010        3.29%
Loans receivable net                                         304,917        274,604       11.04%
Deposits                                                     389,896        361,337        7.90%
Shareholder's equity                                          49,960         47,188        5.87%
Book value per common share                                    21.58          20.02        7.78%
----------------------------------------------------------------------------------------------------

Average  Balances
Assets                                                       436,851        408,965        6.82%
Securities                                                   105,357        107,499       (1.99)%
Loans receivable                                             291,903        264,952       10.17%
Deposits                                                     326,070        307,866        5.91%
Shareholder's equity                                          49,227         46,953        4.84%
----------------------------------------------------------------------------------------------------
Significant Operating Ratios
Return on average assets                                        1.12%          1.14%
Return on average equity                                        9.99%          9.87%
----------------------------------------------------------------------------------------------------

Significant Operating Ratios Excluding Nonrecurring Items(1)
Return on assets average                                        1.18%          1.18%
Return on average equity                                       10.44%         10.20%
Net Interest Margin                                             4.47%          4.58%
Efficiency Ratio                                               61.40%         60.52%

/(1)/ Computations after tax exclude the nonrecurring effects of items primarily associated with mergers, OREO gains/losses and back- office consolidations amounting to $230 thousand in 2000 and $162 thousand in 1999.

                                  Net Income
                                (in thousands)

                  $3,742    $4,449    $4,547    $4,623    $4,999
                   1996      1997      1998      1999      2000



                              Earnings Per Share

                  $1.60     $1.90     $1.93     $1.96     $2.08
                   1996      1997      1998      1999      2000



                              Recurring Earnings
                                (in thousands)


                  $3,742    $4,449    $4,881    $4,785    $5,141
                   1996      1997      1998      1999      2000

                               DEAR SHAREHOLDER:

[PICTURE APPEARS HERE]

O.R. Barham, Jr.
President & CEO

It is with great pride that I present our annual report to you for December 31, 2000. In short, VCFC was once again able to build upon its past earnings momentum and further grow what we believe to be an outstanding banking franchise. The old adage that "success breeds success," is alive and well at your Company. No better proof of this exists than our resulting record earnings, asset growth, asset quality measures, and our ability to continue to attract and maintain quality personnel in an extremely tight labor market. I see this momentum continuing as we enter our new year. Our goals and plans for 2001 have been well thought out and our prospects for another outstanding year are excellent. Our challenge for the new year will be the effective execution of our business plan.

     As you know, this past February, VCFC welcomed into its family, the Caroline Savings Bank organization. Caroline brings to us a further presence along the important I-95 corridor between Fredericksburg and Richmond. In combination with Virginia Heartland Bank, VCFC now has seven branch facilities operating in the market area of Fredericksburg, Spotsylvania County, Stafford County, Bowling Green, and Ladysmith. Virginia Heartland Bank's newest branch is scheduled to open January 2001 on Highway 17 next to GEICO. We believe this new facil- ity is well positioned to take advantage of some tremendous growth in this developing area and will further entrench Virginia Heartland as a significant and growing financial institution in the market.

     As seen on the chart below, VCFC ended the year with balance sheet growth of 10.5% and total assets of $459 million. Over the last five years, VCFC has had asset growth of over 45%. Additionally, VCFC achieved record earnings for the year of $4.911 million, or $2.08 per diluted share, compared to $4.623 million or $1.96 per diluted share in 1999. Adjusting for after tax non-recurring charges of $230 thousand primarily associated with the Caroline Savings Bank affiliation and the consolidation of our back office operations of all our banks, net income was $5.141 million or $2.18 per diluted share, representing a 7.4% increase over (in millions) $4.785 million or $2.03 per $459.2 $415.6 diluted share for 1999. $396.6 $357.7 Excluding non-recurring items $334.7 for the year just ended December 31, 2000, VCFC produced a return on assets of 1.18% and a return on average equity of 10.44%, compared to prior year ratios of 1.18% and 1996 1997 1998 1999 2000 10.20% respectively.


                                    ASSETS

                                 (in millions)

                 $334.7   $357.7    $396.6   $415.6    $459.2
                  1996     1997      1998     1999      2000

2                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

     Our improvement in net income in 2000 was a result of continuing growth in both net interest income and non-interest income. Net interest income, on a tax equivalent basis, increased $976 thousand or 5.6% to $18.372 million for the year ended December 31, 2000. Mortgage, trust, and investment services all were major contributors to a 4.1% increase in non-interest income to $3.462 million for the year ended December 31, 2000, compared to $3.327 million in 1999. As has been our focus in past years, we will continue to fine tune and develop new areas of non-interest income. We have implemented new initiatives in our Trust Company and are developing new bank products that should earn noticeable results. Furthermore, VCFC has become a member of a multi-bank consortium that has acquired four Virginia based insurance agencies. It is our plan to begin the initial offering of a full range of insurance products by mid-2001.

     Despite the excellent results for the year just ended, VCFC's stock price has been somewhat disappointing. In total, the financial sector of the stock market had a tough past year bringing most financial stocks, regardless of performance, to lower valuations. Given our belief that our stock was under valued, the Board of Directors in September authorized the repurchase of up to 225,000 shares of VCFC stock on the open market. As of year-end December 31, 2000, roughly 20% of the 225,000 shares had been acquired. Furthermore in November of this past year, your Company increased our annual dividend payment by 4%. Our current payment of $1.04 provides a yield of over 4.5% on a per share basis based on year end 2000 per share closing price.

     In less than one year, the often used phrases of "new economy" versus "old economy" have virtually disappeared. In its place, we have seen a general convergence of the best of both the old and new economies. VCFC has positioned itself to take advantage of this convergence. VCFC occupies some of the strongest growing markets in central Virginia. Our service area includes a population of roughly 400 thousand people with a combined FDIC insured deposits of $3.6 billion. Given our deposit level of $390 million at December 31, 2000, we controlled slightly more than 10% of the deposits in our markets. In an effort not just to maintain this market share, but to grow it, we are constantly evaluating our customers' needs and wants. During June 2000, Second Bank & Trust introduced a highly successful retail internet banking service. A commercial internet product followed in October. These internet services will be available at our other two affiliates by first quarter 2001. Our technology committee has begun the implementation of a check imaging program for 2001. This will not only provide possible cost savings to the Company but will enhance our offering of services. Additionally, all three banking affiliates are in the varying stages of evaluating and upgrading many of their retail and commercial products. New branch sites are under study, and we expect to be ready to provide excellent service to both our old and new customers by combining the best of tried business practices coupled with the new.

     As we look to the future, we believe 2001 will again mark an active year for mergers and acquisitions. The world of large banks versus small will continue to evolve with fewer and fewer surviving institutions. We plan to take advantage of our strong markets and their growth to be a long-term financial player. Technology will continue to level the playing field so that the product differentiation between the small banks and large banks will disappear.

2000 ANNUAL REPORT                                                             3

While VCFC is committed to stay innovative, we will, as always, continue to emphasize customer service above all. We believe that we enjoy a unique position of being large enough to offer outstanding products and services, while staying true to what has been the defining factor of our success--knowing our customers and listening to them.

     In January 2001, we lost a leader and dear friend with the passing of Robert Y. Button, Jr., who served as a Director of our Second Bank & Trust affiliate for 39 years. Bob was a great contributor to our organization's success and will be missed.

     Last of all, I want to acknowledge the contributions of William B. Young who retired December 31, 2000. Bill's banking career spanned a great number of years, but it is his contribution to VCFC that I am most grateful. Bill helped to form Virginia Heartland Bank in 1988 and by 2000 had helped grow it into a $127 million institution with a tremendous market presence and reputation. Bill was Virginia Heartland's first President & CEO and went on to become VCFC's first Chairman & CEO. VCFC, its shareholders, and all of our employees are thankful for Bill's integrity, work ethic, and leadership.

     Your Company looks forward to the coming year and the opportunities that it will bring with it. As always, we thank each of you for your continued support.


 /s/ Taylor E. Gore                              /s/ O.R. Barham, Jr.
 Taylor E. Gore                                  O.R. Barham, Jr
 Chairman of the Board                           President & CEO


                            [PICTURE APPEARS HERE]

VCFC Board of Directors-- Standing (left to right) William R. Southworth, Christopher M. Hallberg, Marshall D. Gayheart, Jr., H. Wayne Parrish, E. Page Butler, Thomas F. Williams, Jr. Seated (left to right) W. Robert Jebson, Jr., O.R. Barham, Jr., Taylor E. Gore, Gregory L. Fisher

4                                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                            SHAREHOLDER INFORMATION

STOCK AND DIVIDEND INFORMATION

     A total of 2,314,800 shares were outstanding on December 31, 2000 held by 2,300 stockholders of record. The Corporation's stock trades on the Nasdaq Small Cap Market under the symbol VCFC. The Nasdaq Stock Market is a highly regulated electronic securities market whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers., Inc. Listed below are the high and low prices for the common stock for the last eight quarters ended December 31, 2000.

2000             High    Low     Close     1999          High     Low      Close
--------------------------------------------------------------------------------
1st Quarter     $25.00  $20.00  $20.00     1st Quarter  $34.00   $29.00   $29.06
2nd Quarter      22.50   19.00   20.00     2nd Quarter   31.00    26.00    28.75
3rd Quarter      24.00   18.00   21.75     3rd Quarter   31.00    26.50    28.50
4th Quarter      24.00   20.63   22.88     4th Quarter   28.75    22.75    24.50

Dividend Reinvestment Plan

     Virginia Commowealth Financial Corporation's Dividend Reinvestment Plan provides each registered stockholder with an economical method of investing cash dividends into additional shares of the Company's stock. Key advantages include reinvestment of dividends without commissions and the ability to make voluntary contributions to purchase additional shares without commissions. For a prospectus on the Dividend Reinvestment Plan, contact Registrar and Transfer at
(800) 368-5948.

                              GENERAL INFORMATION

CORPORATE HEADQUARTERS
Virginia Commonwealth Financial Corporation
P.O. Box 71
102 S. Main Street
Culpeper, Virginia 22701
(540) 825-4800
www.vcfc.com

STOCK TRANSFER/ DIVIDEND PAYING AGENT
Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016
(800) 368-5948

FORM 10K

A copy of Virginia Commonwealth Financial Corporation's Form 10K will be furnished without charge to shareholders upon written request to Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer, Virginia Commonwealth Financial Corporation, P.O. Box 71, Culpeper, Virginia 22701.

[PICTURE APPEARS HERE]

Jeffrey W. Farrar,
Executive Vice President and
Chief Financial Officer

2000 ANNUAL REPORT                                                             5

                      AFFILIATES OF VIRGINIA COMMONWEALTH
                       FINANCIAL CORPORATION - A PROFILE

                             CAROLINE SAVINGS BANK


[PICTURE APPEARS HERE]

W. R. Southworth,
President and CEO

Offices:                       3                      Spotsylvania
FTE Employees:                27
Assets:            $45.2 million                         Caroline
Gross Revenues:    $ 3.8 million


Caroline Savings Bank joined the organization in February, 2000. The state chartered savings bank has approximately 16% of commercial bank deposits in Caroline County. The Bank has historically been a mortgage lender, and also actively sells mortgage loans in the secondary market through a mortgage division. The year 2001 will bring both individual and commercial internet banking products via bankwithease.net, enhanced commercial and small business lending products, and additional deposit products for both the individual and commercial customer.

                      VIRGINIA COMMONWEALTH TRUST COMPANY

[PICTURE APPEARS HERE]

J. Quintin Mullins,
President and CEO

Offices:                     4
FTE Employees:              13        Rockingham             Culpeper
Assets under
Management:       $180 million                             Orange
Gross Revenues:     $1 million                                 Spotsylvania


Virginia Commonwealth Trust Company was organized in 1999 as an independent trust company through the spin-off of trust operations from Second Bank & Trust. VCTC was created to provide professional investment management and fiduciary services for individuals, small businesses, and nonprofit organizations. VCTC's mission is to provide comprehensive financial planning and wealth management services to its clients. Virginia Commonwealth Financial Services (VCFS) is a full service investment management division of VCTC, and offers investment services with a hometown personal touch. Whether the interest is stocks or bonds, mutual funds, annuities or financial planning, VCFS has investment advisors capable of assisting clients in making decisions and planning their financial future.

6                                    VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                            VIRGINIA HEARTLAND BANK

[PICTURE APPEARS HERE]

Edward V. Allison, Jr.
President and CEO

                                                                  VHB
Offices:                           4                            Stafford
FTE Employees:                    50                                   VHB
Assets:               $127.2 million                           VHB
Gross Revenues:       $ 10.2 million                                VHB
                                                          Spotsylvania

Virginia Heartland Bank joined the organization in 1998, and has experienced annualized balance sheet growth of 14% since that time. The Bank is one of the largest community banks headquartered in the greater Fredericksburg area, with a market share of approximately 21% of commercial bank deposits in Spotsylvania County. The Bank offers a full range of traditional banking services with convenient locations and business hours. The Bank prides itself in the ability to offer responsive financial solutions for its customers with a personal touch. The Year 2001 will bring greater convenience via it's fourth retail branch office opened in January in Stafford County adjacent to the Geico Insurance Campus. Internet banking services via bankwithease.net will also soon be available.

                              SECOND BANK & TRUST

[PICTURE APPEARS HERE]

Christopher J. Honenberger,
President and CEO

Offices:                         7       Rockingham
FTE Employees:                  96                             Culpeper
Assets:             $283.1 million                       Madison
Gross Revenues:     $ 21.6 million                          Orange

Second Bank and Trust is the founding company, and celebrated its 100th year anniversary during 2000. The Bank is the largest community bank headquartered in the greater Culpeper/Madison/Orange County area, with a market share of approximately 39%, 20% and 11% of commercial bank deposits in those respective Counties. The Bank also has an active lending presence in Rockingham County including the City of Harrisonburg. The Bank offers a wide array of general banking services to individuals and small businesses through its convenient retail locations. The Bank offers relationship-based deposit products, including the "Commonwealth" and "Combination" accounts. Delivery of services has improved through the offering of individual and commercial internet banking services at bankwithease.net. The year 2001 will see the introduction of the "Century Investment Account", a market indexed deposit account with greater yield potential and improved flexibility.

2000 ANNUAL REPORT                                                             7

                       EXECUTIVE OFFICERS AND DIRECTORS

VIRGINIA COMMONWEALTH                  OFFICERS                                      VIRGINIA HEARTLAND BANK
FINANCIAL CORPORATION                  Charles K. Gyory
                                         Chairman of the Board                       DIRECTORS
DIRECTORS                              Christopher J. Honenberger                    Jerry W. Leonard
O. R. Barham, Jr.                        President & CEO                             Edward V. Allison, Jr.
E. Page Butler                         Richard G. Frank                              Mark S. Gardner
Gregory L. Fisher                        Senior Vice President & Senior Lender       Christopher M. Hallberg
Marshall D. Gayheart, Jr.              George L. Pulliam                             Jerry W. Leonard
Taylor E. Gore                           Senior Vice President & Marketing &         H. Wayne Parrish
Christopher M. Hallberg                  Products Director                           Thomas Y. Welsh
W. Robert Jebson, Jr.                  Ann E. C. Homan                               Kenneth L. Butzner
H. Wayne Parrish                         Vice President                              William J. Howell
William R. Southworth                  Charles A. Martorana                          Adam M. Fried
Thomas F. Williams, Jr.                  Vice President                              O. R. Barham, Jr.
                                       David W. Meadows
OFFICERS                                 Vice President
O. R. Barham, Jr.                      John E. Meyer                                 OFFICERS
  President & CEO                        Vice President                              Jerry W. Leonard
Jeffrey W. Farrar                      Jerry L. Raines                                 Chairman of the Board
  Executive Vice President & CFO         Vice President                              Edward V. Allison, Jr.
Edward V. Allison, Jr.                 Donna H. Rosson                                 President & CEO Senior Vice President &
  Secretary                              Vice President                              Christy F. Quesenbery
Robert E. Clary                        Sallie E. Slaughter                             Vice President of Operations
  General Auditor                        Vice President & Administration Assistant     & Compliance Officer
Katie S. Gardner                       George J. Sutorka                             Diane B. Fitzgerald
  Controller                             Vice President                                Vice President & Branch Administrator
Robert G. McCarthy                                                                   Gordon R. Humes
  Director of Human Resources                                                          Vice President of Commercial Banking
Darrell G. Swanigan                    VIRGINIA COMMONWEALTH                           & Business Development
Senior Loan Review Officer             TRUST COMPANY
George L. Pulliam
  Marketing & Products Director        DIRECTORS                                     CAROLINE SAVINGS BANK
                                       W. Robert Jebson, Jr.
                                         Chairman                                    DIRECTORS
SECOND BANK & TRUST                    O. R. Barham, Jr.                             James S. Day, Jr.
                                       Marshall D. Gayheart, Jr.                       Chairman of the Board
DIRECTORS                              Christopher M. Hallberg                       Wilson M. Blatt
Charles K. Gyory                       H. Wayne Parrish                                Vice Chairman of the Board
Lewis K. Armstrong                     William R. Southworth                         W. R. Southworth
O.R. Barham, Jr.                                                                     Dr. Arthur J. Martin
Willie A. Coppage                      OFFICERS                                      John F. Davis
John J. Davies, III                    J. Quintin Mullins                            Clyde M. Flagg
Christopher J. Honenberger               President & CEO                             Wayne V. Allen
Alan W. Myers                          Kimberley J. Ramey                            E. Page Butler
Harlean Smoot                            Secretary/Treasurer                         Harold L. Gardner
Joseph A. Troilo, Jr.                                                                J. Kemp Smith
                                       TRUST ADMINISTRATOR                           O. R. Barham, Jr.
MADISON ADVISORY BOARD                 B. Randolph Roller
James W. Aylor                           Vice President & Trust Officer              OFFICERS
Donald R. Eddins                       Donald R. Myers                               W. R. Southworth James C. Graves
Thomas J. Weaver                         Trust Officer                                 President & CEO
                                       William T. "Tripp" Butler, III                J. Kemp Smith
HARRISONBURG ADVISORY BOARD              Financial Advisor                             Executive Vice President
Donald L. Lemish                       Rhonda A. Carr                                Georgia M. Willis
Dean M. Nichols                          Financial Advisor                             Executive Vice President & COO
D. Kenneth Patterson                   Richard T. Harrington                         Vicki L. Satterwhite
Janet T. Wendelken                       Financial Advisor                             Vice President
Karen W. Wigginton                     Glenn F. Verity
Edward M. Young                          Assistant Vice President & Trust Officer
                                       Cindy A. Tusing
                                         Trust Administrator

                                     VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                            [ARTWORK APEPARS HERE]

                                [LOGO] Virginia
                                       Commonwealth
                                       Financial
                                       Corporation

                                       102 South Main Street
                                       P.O. Box 71
                                       Culpeper, Virginia 22701

                                       www.vcfc.com